As filed with the Securities and Exchange Commission on April 7, 2006
                                                    Registration No. 333-130873
================================================================================
================================================================================

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                 Amendment No. 1

                                 to Form SB-2 on

                                    Form S-1
             Registration Statement under the Securities Act of 1933

                            Premier Exhibitions, Inc.
             (Exact name of registrant as specified in its charter)



             Florida                        7900                  20-1424922
  (State or other jurisdiction   (Primary Standard Industrial (I.R.S. employer
of incorporation or organization) Classification Code Number)  identification number)

                       3340 Peachtree Road, NE, Suite 2250
                             Atlanta, Georgia 30326
                                 (404) 842-2600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Arnie Geller, Chief Executive Officer
                            Premier Exhibitions, Inc.
                       3340 Peachtree Road, NE, Suite 2250
                             Atlanta, Georgia 30326
                               Tel: (404) 842-2600
                               Fax: (404) 842-2626

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
         Brian Wainger, Esq.                      James M. Jenkins, Esq.
Vice President and Chief Legal Counsel            Daniel R. Kinel, Esq.
 3340 Peachtree Road, NE, Suite 2250           Harter, Secrest & Emery LLP
       Atlanta, Georgia 30326                   1600 Bausch & Lomb Place
        Tel: (404) 842-2600                     Rochester, New York 16604
        Fax: (404) 842-2626                        Tel: (585) 232-6500
                                                   Fax: (585) 232-2152

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to completion, dated April 7, 2006

Preliminary Prospectus

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            Premier Exhibitions, Inc.

                        4,956,577 Shares of Common Stock

         This prospectus relates to the resale of up to 4,956,577 shares of our common stock, from time to time, by some of our shareholders:

         o who purchased shares of our common stock during a private placement that we completed in October 2005; or

         o who may purchase shares of our common stock by exercising warrants that we granted to them in connection with the October 2005 private placement.

         These shareholders are referred to throughout this prospectus as the "selling shareholders." The selling shareholders may sell the common stock covered by this prospectus, from time to time, directly or through agents or dealers, on terms to be determined at the time of sale. The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.

         The selling shareholders will receive all of the proceeds from any sales of our common stock made pursuant to this prospectus. Accordingly, we will receive no proceeds from sales of our common stock made pursuant to this prospectus. We are paying the expenses of registering the shares covered by this prospectus and preparing this prospectus, but the selling shareholders will pay any selling expenses incurred by them in connection with the shares of common stock covered by this prospectus.

         Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "PXHB.OB." On April 5, 2006, the closing price of our common stock on the OTC Bulletin Board was $4.30 per share.

         Investing in our common stock involves a high degree of risk. Please see the section entitled "Risk Factors" beginning on page 9 of this prospectus to read about risks you should consider before buying our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April ___, 2006.


                                TABLE OF CONTENTS

Prospectus Summary................................................................................................4
------------------
Risk Factors......................................................................................................9
------------
Special Note Regarding Forward-Looking Statements................................................................16
-------------------------------------------------
Use of Proceeds..................................................................................................17
---------------
Market for our Common Stock and Related Shareholder Matters......................................................17
-----------------------------------------------------------
Selected Financial Data..........................................................................................18
-----------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations............................20
-------------------------------------------------------------------------------------
Quantitative and Qualitative Disclosures about Market Risk.......................................................31
----------------------------------------------------------
Business.........................................................................................................33
--------
Description of Properties........................................................................................40
-------------------------
Legal Proceedings................................................................................................40
-----------------
Directors, Executive Officers and Significant Employees..........................................................44
-------------------------------------------------------
Summary Compensation Table.......................................................................................47
--------------------------
Option Grants in Fiscal Year 2005................................................................................49
---------------------------------
Certain Relationships and Related Transactions...................................................................52
----------------------------------------------
Performance Graph................................................................................................52
-----------------
Compensation Committee Interlocks and Insider Participation......................................................53
-----------------------------------------------------------
Security Ownership of Certain Beneficial Owners and Management...................................................53
--------------------------------------------------------------
Description of Common Stock......................................................................................55
---------------------------
Indemnification for Securities Act Liabilities...................................................................55
----------------------------------------------
Selling Shareholders.............................................................................................56
--------------------
Plan of Distribution.............................................................................................59
--------------------
Legal Opinion....................................................................................................60
-------------
Experts..........................................................................................................60
-------
Additional Information...........................................................................................60
----------------------
Index to Consolidated Financial Statements..................................................................... F-1


             ------------------------------------------------------
         We have not authorized any dealer, salesperson or other person to give you any information or to make any representations to you, other than those contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus and, if given or made, you should not rely on such information or representations as having been authorized by us.

             ------------------------------------------------------

         This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

             ------------------------------------------------------

         This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. In addition, this prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of the documents that we discuss in this prospectus. In making a decision to invest in our common stock, you must rely on your own examination of our company and the terms of the offering and the common stock, including the merits and risks involved.

         We are not making any representation to you regarding the legality of an investment in the common stock by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

             ------------------------------------------------------

         In this prospectus, "Premier Exhibitions," "the company," "we," "us" and "our" refer to Premier Exhibitions, Inc., a Florida corporation, and its subsidiaries, taken as a whole, unless the context otherwise requires. In this prospectus, the "Securities Act" refers to the Securities Act of 1933, as amended. We reorganized our corporate structure on October 14, 2004. As a result, the name of our company changed from "RMS Titanic, Inc." to "Premier Exhibitions, Inc."

             ------------------------------------------------------

         The following summary highlights important information about the offering of common stock covered by this prospectus, but it may not contain all of the information that is important to you. You should read this summary only in conjunction with the more detailed information regarding this offering, our company, our common stock and our financial statements appearing elsewhere in this prospectus, including the section entitled "Risk Factors" beginning on page 9 of this prospectus.


                               PROSPECTUS SUMMARY

Our Company

         We have been developing and touring museum quality exhibitions since 1993. We are a holding company, and we operate our business through wholly-owned subsidiaries. Prior to October 14, 2004, before we adopted our holding company structure, we conducted our business directly through RMS Titanic, Inc., which is now our wholly-owned subsidiary. Presently our business consists of touring exhibitions based on the ocean liner RMS Titanic and touring separate exhibitions based on human anatomy. We intend to present additional exhibitions in the future, which we expect will be unrelated to the Titanic or to human anatomy.

         Titanic Exhibitions

         To date, we have derived most of our revenue from our Titanic exhibitions. Our subsidiary, RMS Titanic, Inc., operates our Titanic exhibitions. It is presently the only company permitted by law to recover objects from the wreck of the Titanic. The ocean liner Titanic sank approximately 400 miles off the southern coast of Newfoundland on April 15, 1912. The wreck lies more than 12,500 feet below the surface of the Atlantic Ocean. We have obtained oceanic material and scientific data available in various forms, including still photography, videotape and artifacts from the wreck site and are utilizing this data and the artifacts for historical verification, scientific education and public awareness. These activities generate revenue for us via ticket sales for our multiple museum quality exhibitions that tour the world, our participation in television programs about the Titanic, and the sale of Titanic merchandise.

         Our Titanic exhibitions have been exhibited in more than forty venues throughout the world, including the United States, France, Greece, Japan, Switzerland, Chile, Argentina, China and England. The table below lists our Titanic exhibition locations and dates during our current fiscal year:

         o Whitaker Center, Harrisburg, Pennsylvania (June 4 to September 18, 2005);

         o Maryland Science Center, Baltimore, Maryland (February 12 to September 11, 2005);

         o        COSI Columbus, Columbus, Ohio (March 12 to September 5, 2005);

         o Tropicana Resort & Casino, Las Vegas, Nevada (March 25, 2005 to January 31, 2006);

         o        The  Zappion,  Athens,  Greece  (October  8,  2005 to March 1,
                  2006);

         o St. Louis Science Center, St. Louis, Missouri (November 11, 2005 to April 15, 2006);

         o        The AT Center,  Seoul,  South Korea (December 3, 2005 to March
                  1, 2006);

         o Queen Mary, Long Beach, California (December 17, 2005 to September 4, 2006);

         o OshKosh Public Museum, OshKosh, Wisconsin (February 4, 2006 to April 30, 2006);

         o Miami Museum of Science and Planetarium, Miami, Florida (March 25, 2006 to October 15, 2006).

         We currently anticipate opening an additional Titanic exhibition at the Science Center of Iowa in Des Moines, which is expected to run from May 20, 2006 to August 20, 2006. The opening date is tentative, however. Due to the uncertainties involved in the development and setup of exhibitions, the opening date may be delayed and the exhibit location may be changed.

         "Bodies...The Exhibition" and "Bodies Revealed" Exhibitions

         We have recently begun using our experience in the exhibition business to conduct human anatomy exhibitions that are not related to the Titanic. We have acquired multi-year license and exhibition rights to five separate human anatomy exhibitions, each of which contains a collection of at least twenty whole human body specimens plus at least one hundred and fifty single human organs. We are already in possession of five of these sets of specimens, one of which we call the "Bodies Revealed" exhibition, and four of which we call "Bodies...The Exhibition." We expect to acquire additional collection of specimens in fiscal 2007 and to expand the number of human anatomy exhibitions we conduct.

         The specimens are assembled into anatomy-based educational exhibitions featuring preserved human bodies, and offer the public an opportunity to explore the human body. The exhibitions include displays of dissected human bodies kept from decaying through a process called polymer preservation, also known as plastination. The bodies are drained of all fat and fluids, which are replaced with polymers such as silicone rubber, epoxy and polyester. This keeps the flesh from decaying and maintains its natural look. Skin from the bodies is removed, or partially removed, to reveal muscular, nervous, circulatory or digestive systems. The full body specimens are complemented by presentation cases of related individual organs, both healthy and diseased, that provide a detailed look into the elements that comprise each system.

         "Bodies Revealed" debuted in August 2004 in Blackpool, England and was the first non-Titanic exhibition that we produced. We expanded our human anatomy exhibition business by creating two additional exhibitions known as "Bodies...The Exhibition." The first opened in Tampa, Florida in August 2005 and the second in New York City in November 2005. The table below lists our "Bodies...The Exhibition" and "Bodies Revealed" exhibition locations during our current fiscal year:

         o "Bodies Revealed," Samsung's Everland Theme Park, Seoul, South Korea (March 2005 to November 2005);

         o "Bodies...The Exhibition," Museum of Science and Industry, Tampa, Florida (August 18, 2005 to February 26, 2006, extended to September 4, 2006);

         o "Bodies...The Exhibition," South Street Seaport, New York, New York (November 19, 2005 to an as yet undetermined date);

         o "Bodies...The Exhibition," Atlanta Civic Center, Atlanta, Georgia (March 4, 2006 to September 4, 2006);

         o "Bodies Revealed," Ocesa, Mexico City, Mexico (March 11, 2006 to September 11, 2006).

         We currently anticipate opening an additional "Bodies . . . The Exhibition " at Earls Court Exhibition Centre, London, England, which is expected to run from April 12, 2006 to July 30, 2006.

Our Contact Information and Websites

         Our principal executive offices are located at 3340 Peachtree Road, N.E, Suite 2250, Atlanta, Georgia 30326. Our telephone number is (404) 842-2600. Our web site addresses are: www.prxi.com; www.rmstitanic.net;
www.titanicscience.com; www.bodiesrevealed.com; and www.bodiestheexhibition.com. Information on our web sites is not part of this prospectus.

The October 2005 Private Placement

         We completed a private placement of securities on October 17, 2005, in which we sold units consisting of shares of our common stock and warrants to purchase shares of our common stock to the selling shareholders. Each unit consisted of 20,000 shares of our common stock at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends and recapitalizations. The warrants do not confer any voting or other shareholder rights.

         We offered and sold the units in reliance on the exemption from the registration requirements of Section 5 of the Securities Act contained in
Section 4(2) of the Securities Act. In connection with the sale, the selling shareholders represented to us that they were "accredited investors" within the meaning of Regulation D promulgated under the Securities Act.

         We sold units representing an aggregate of 2,975,136 shares of common stock and warrants to purchase an aggregate of 1,981,441 shares of common stock in the October 2005 private placement. The net proceeds to us were $4,968,478 and are being used by us for general working capital purposes.

         In connection with the October 2005 private placement, we entered into registration rights agreements with the selling shareholders. Pursuant to such agreements, we are obligated to file a registration statement under the Securities Act to register the resale of the common stock underlying the units issued to the selling shareholders. This prospectus is part of the registration statement that we have filed to fulfill our obligations under the registration rights agreement.


Summary of this Offering

------------------------------------- ------------------------------------------------------------------------------

Issuer:                               Premier Exhibitions, Inc.

Securities Offered:                   The selling shareholders are offering up to 4,956,577 shares of our common stock.  The shares consist of:

                                      o        2,975,136 outstanding shares of common stock that we sold in the
                                               October 2005 private placement; and

                                      o        1,981,441 shares of common stock
                                               that are issuable upon the
                                               exercise of the warrants we sold
                                               to the investors in the October
                                               2005 private placement.

OTC Symbol:                           "PXHB.OB."

Securities Outstanding:               As of February 28 2006, 26,062,089 shares of our common stock were issued and outstanding.

Use of Proceeds:                      We will not receive any
                                      proceeds from sales of our common stock
                                      covered by this prospectus. The selling
                                      shareholders will receive all proceeds
                                      from sales of common stock covered by this
                                      prospectus.

Offering Price:                       The offering price for the shares
                                      of common stock covered by this prospectus
                                      will be determined by the prevailing
                                      market price for the shares at the time of
                                      their sale or in negotiated transactions.

Risk Factors:                         An investment in our common stock
                                      is highly speculative. You should read the
                                      "Risk Factors" section beginning on page 9
                                      of this prospectus (along with other
                                      matters referred to and incorporated by
                                      reference in this prospectus) to ensure
                                      that you understand the risks associated
                                      with a purchase of our common stock.

Terms of Sale:                        The terms of sale for the shares
                                      of our common stock covered by this
                                      prospectus will be determined at the time
                                      of their sale.

------------------------------------- ------------------------------------------------------------------------------

Summary Consolidated Financial Data

         You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

         The consolidated statements of operations data for the year ended February 28, 2005, and the balance sheet data at February 28, 2005 have been derived from our financial statements that have been audited by independent certified public accountants. The financial statements as of February 28, 2005 and for the year ended February 28, 2005 are included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended November 30, 2005, and our balance sheet data at November 30, 2005, are derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth in such financial statements.


                                                                    Year Ended          Nine Months Ended
                                                                February 28, 2005       November 30, 2005
                                                            -----------------------------------------------
Consolidated Statements of Operations Data:                       (audited)                (unaudited)
   Revenues............................................          $    6,857,000          $    9,038,000
   Expenses............................................               7,932,000               7,028,000
   Net income (loss) ..................................              (1,475,000)              2,381,000
   Basic income (loss) per common share ...............                   (0.07)                   0.10
   Diluted income (loss) per common share .............                   (0.07)                    .09

                                                             At February 28, 2005    At November 30, 2005
                                                            ----------------------- -----------------------
 Consolidated Balance Sheet:                                      (audited)                (unaudited)
   Cash and cash equivalents...........................          $    1,258,000          $    5,428,000
   Total assets........................................              10,764,000              22,314,000
   Total liabilities...................................               3,085,000               5,197,000
   Total shareholders' equity..........................               7,679,000              17,117,000

                                  RISK FACTORS

         You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.

Risks Related to Our Business

         Until recently, we have had a history of operating losses, and there is no assurance that we will achieve profitability in the future.

         We have a history of operating losses. For our fiscal year ended February 28, 2005, referred to as fiscal year 2005, we experienced a net loss from continuing operations of $1,475,000. Only recently have we begun to achieve profitability. We cannot predict if we will continue to be profitable. It is uncertain if our future prospects will result in profitable operations and, if we experience future losses, the value of an investment in our common stock could decline significantly.

         Our future operating results will depend on our ability to successfully implement our new business strategy, which in turn depends on many factors, some of which are beyond our control.

         We are in the process of changing our business strategy in order to become a general exhibition company. Previously, we relied on third parties to produce our exhibitions, and we limited our exhibition to displays of Titanic artifacts. However, we are now the sole producers of our Titanic exhibitions, and we no longer rely on third parties for the production of these exhibitions. Moreover, we have in the past year expanded our exhibitions beyond those related to the Titanic to include human anatomy exhibitions. Our future operating results will depend on our ability to successfully implement our new business strategy. We believe that our ability to do so will depend on many factors, some of which we believe are beyond our control, including:

o        our ability to continue to exhibit Titanic artifacts;

o        our ability to develop new exhibitions that the public will attend;

o        our ability to operate our exhibitions profitably;

o        the continued  popularity of and public demand for Titanic exhibitions;
         and

o        continued public demand for historical and scientific exhibitions.

         We may be unable to raise additional capital when needed, which would have a material adverse effect on our financial condition and our ability to conduct our operations.

         We will not receive any proceeds from the sale of the common stock covered by this prospectus. If we are unable to generate sufficient revenue for our planned operations, or if we encounter unforeseen costs, we will need to raise additional capital. We can give no assurances that additional capital will be available to us on favorable terms, or at all. Our inability to obtain additional capital, if and when needed, would have a material adverse effect upon our financial condition and our ability to continue to conduct our operations.

         Developments in international law could deprive us of our salvor-in-possession rights to the Titanic wreck site.

         Historically, we have earned most of our revenue from Titanic-related exhibitions. At the present time, we are recognized under U.S. law as possessing salvor-in-possession rights to the Titanic wreck site. Salvor-in-possession rights are important because they afford us a number of exclusive rights to make use of the Titanic wreck site. These rights include the rights to explore the wreck site, claim possession of and title to artifacts recovered from the site, restore and display recovered artifacts, and make other use of the wreck. The U.S. government is working with the governments of the United Kingdom, France and Canada to adopt an international treaty concerning the Titanic wreck site. This treaty could adversely affect our salvor-in-possession rights. The United Kingdom signed the treaty in November 2003, and the U.S. signed the treaty in June 2004. For the treaty to take effect, the U.S. must enact implementing legislation. As no implementing legislation has been proposed, the treaty currently has no binding legal effect. We have initiated legal action to protect our salvor-in-possession rights to the Titanic wreck site, but there can be no assurances that our efforts will be effective. As a result, we may lose our salvor-in-possession rights if the treaty goes into effect, which would have a material adverse effect on our business.

         We may not be granted a salvage award that is commensurate with the efforts we have expended to recover items from the Titanic wreck site or may be prohibited from exhibiting Titanic artifacts already under our control.

         At a future date, a trial may be held in the U.S. District Court for the Eastern District of Virginia to determine a salvage award to compensate us for our efforts in recovering items from the wreck of the Titanic. Although the trial to determine the salvage award has been delayed indefinitely, the court has already ruled that it would likely not give us title to certain of the artifacts. As a result, at this time, the outcome of the salvage award trial is uncertain. It is possible that we may not be granted a salvage award that is commensurate with our recovery efforts. It is also possible that the court will take possession of certain of the Titanic artifacts, which may prevent us from conducting future Titanic exhibitions. These outcomes would have a material adverse effect on our operations, which, in turn, would likely reduce the value of an investment in our common stock.

         If we are unable to maintain our salvor-in-possession rights to the Titanic wreck and wreck site, our Titanic exhibitions could face increased competition and we could lose the right to exhibit Titanic artifacts.

         As recently as January 31, 2006, the U.S. Court of Appeals for the Fourth Circuit recognized that we are the exclusive salvor-in-possession of the Titanic wreck and wreck site. Salvor-in-possession status enables us to prevent third parties from salvaging the Titanic wreck and wreck site and from interfering with our rights to salvage the wreck and wreck site. To maintain our salvor-in-possession rights, we must maintain a presence at the wreck by making periodic expeditions to the wreck site. In addition, we may have to commence legal proceedings against third parties who attempt to violate our rights as salvor-in-possession, which may be expensive and time-consuming. Moreover, there are no assurances that the court will continue to recognize us as the sole and exclusive salvor-in-possession of the Titanic wreck and wreck site. If we were to lose our salvor-in-possession rights, our Titanic exhibitions could be exposed to competition and we could lose the right to exhibit Titanic artifacts. Either of these outcomes would have a material adverse effect on our operations.

         Our exhibitions are becoming subject to increasing competition.

         We believe that our Titanic exhibition business is changing. For example, an adverse ruling by the U.S. Court of Appeals for the Fourth Circuit stripped us of our exclusive right to photograph and film the Titanic wreck site. Because of this ruling, other companies can now photograph and film the Titanic wreck site, which exposes us to new competition that could, for example, result in our losing documentary opportunities. Moreover, it is possible that other companies may attempt to explore the Titanic wreck site in the future. If these companies were successful, we would face increased competition. Additionally, the availability of remote operated vehicles for charter from third parties to conduct expeditions may make it easier for others to gain access to the Titanic site in violation of our salvor-in-possession rights. These changes, as well as others, such as new laws and treaties or new interpretations of existing laws or treaties, could have a material adverse affect on our business.

         In addition, our "Bodies...The Exhibition" and "Bodies Revealed" exhibitions are subject to competition from other exhibition vendors. To the extent other exhibition companies are successful at marketing and promoting competing exhibitions that are perceived more favorably than our exhibitions by the public, there could be a material adverse affect on our business.

         We depend upon third parties to provide us with access to the Titanic wreck site, as well as to assist us with our recovery and restoration activities. If we become unable to obtain these services from such third parties, we would not be able to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed.

         We do not own the equipment necessary to access the Titanic wreck site. Instead, each time we desire to undertake an expedition to the Titanic wreck site, we charter the necessary equipment and personnel for the expedition from third parties. Similarly, we utilize the services of third parties for recovery, restoration and preservation services. Because we lack the direct capability to independently access the Titanic wreck site, we contract with providers of these services. We therefore face the risk of being unable to access the Titanic wreck site or being unable to obtain necessary services when needed. These circumstances could arise if our third party providers charge more for their services, exit the business of providing the services, or are unable to, or refuse to, provide the services to us at prices that we are willing to pay. If we were unable to obtain necessary services from third parties, we would be unable to conduct future expeditions to the Titanic wreck site and consequently our ability to produce new Titanic exhibitions would be severely curtailed.

         Because we depend on discretionary spending by consumers to generate revenue, if consumers have less discretionary income to spend or decide to attend competing exhibitions rather than ours, our results of operations would be adversely affected.

         The amount spent by consumers on discretionary items, such as entertainment activities and the purchase of merchandise, depends on their level of discretionary income, which may be adversely affected by general or local economic conditions. We believe the consumers primarily attend our exhibitions for entertainment. Accordingly, if consumers have less discretionary income to spend because of poor economic conditions, we believe they will be less likely to attend our exhibitions and purchase our merchandise.

         Consumers may decide that competing exhibitions are more appealing and, consequently, they may not attend our exhibitions. To date, we have had success exhibiting Titanic artifacts. There can be no assurance, however, that consumers will continue to be interested in viewing the Titanic or human anatomy exhibitions that we conduct, or that we will be able to present new, alternative exhibitions that consumers will find appealing.

         We are subject to currency exchange rate fluctuations, which negatively affect our results of operations.

         Our exhibitions tour outside the U.S. from time to time and our financial arrangements with our foreign vendors have historically been based upon foreign currencies. As a result, we are exposed to the risk of currency fluctuations between the U.S. dollar and the currencies of the countries in which our exhibitions are touring. If the value of the U.S. dollar increases in relation to these foreign currencies, our potential revenues from exhibition and merchandising activities outside the U.S. would be lowered and our results of operations could be harmed.

         Our success depends on the services of our executive officers and key employees and the loss of their services could have a material adverse effect on our business.

         We believe that our future success depends to a significant degree on the skills and efforts of Arnie Geller, our chief executive officer; Stephen Couture, our chief financial officer; Tom Zaller, our vice president of exhibitions; and Brian Wainger, our chief legal counsel and vice president of business affairs. If we lose the services of Messrs. Geller, Couture, Zaller or Wainger, our business and operating results could be adversely affected.

         We may be unable to hire and retain the skilled personnel we need to expand our operations and, as a result, could lose our competitive position.

         To meet our growth objectives and become a general exhibition company, we must attract and retain skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in revenues. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

         New corporate governance requirements have increased our costs and make it more difficult to attract qualified directors.

         We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as rules adopted by the Securities and Exchange Commission. These laws, rules and regulations have increased our legal and financial compliance costs and make some activities more difficult, time-consuming and costly. These new requirements also make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. These new requirements are also likely to make it more difficult for us to attract and retain qualified individuals to serve as members of our board of directors or committees of the board. Furthermore, as a result of the settlement agreements in connection with the lawsuits Lawrence D'Addario v. Arnie Geller, Gerald Couture, Joe Marsh and R.M.S. Titanic, Inc. and Dave Shuttle and Barbara Shuttle v. Arnie Geller, G. Michael Harris, Gerald Couture, and R.M.S. Titanic, Inc., as discussed under "Legal Proceedings - Settled Litigation and Other Concluded Matters" in this prospectus, we will also be required to incur significant additional costs to comply with the corporate governance standards upon which we have agreed to settle those cases. Those costs could also have an adverse effect on our results of operations.

Risks Related to Owning Our Common Stock

         Because of the limited liquidity of shares traded on the OTC Bulletin Board and limits on the OTC Bulletin Board's ability to deliver accurate quote information, there is a risk that our common stock may be difficult to sell at published prices.

         When fewer shares of a security are being traded on the OTC Bulletin Board, price volatility may increase and price movement may outpace the ability of the OTC Bulletin Board to deliver accurate quote information. Due to lower trading volumes in our common stock, there may be a lower likelihood of orders for shares of our common stock being executed, and current prices may differ significantly from prices quoted by the OTC Bulletin Board at the time of order entry.

         Our common stock is subject to the penny stock rules for broker-dealers, and as a result the market liquidity of our common stock may be adversely affected.

         The term "penny stock" generally refers to low-priced, speculative securities of very small companies. Before a broker-dealer can sell a penny stock, Securities and Exchange Commission rules require the broker-dealer to first approve the customer for the transaction and receive from the customer a written agreement for the transaction. The broker-dealer must furnish the customer with a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the broker-dealer and its broker will receive for the trade. Finally, the broker-dealer must send monthly account statements showing the market value of each penny stock held in the customer's account. These requirements make penny stocks more difficult to trade. Since our common stock is subject to the penny stock rules, the market liquidity of our common stock may be adversely affected.

         There may be a greater risk of fraud on the OTC Bulletin Board that could cause the price of our common stock to drop.

         OTC Bulletin Board securities are frequently targets for fraud or market manipulation. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of market prices. If this should occur, the value of an investment in our common stock could decline significantly.

         You could suffer substantial dilution and our stock price could decline if we issue additional securities in the future or if current holders of our securities choose to sell a large portion of their holdings at the same time.

         In addition to the 26,062,089 outstanding shares of our common stock at February 28, 2006, approximately 3,700,000 shares of our common stock are issuable under currently outstanding stock options granted to our officers, directors and employees under our employee stock option plan. Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital. We may need additional capital in the future, and we may issue additional securities in order to obtain capital. If we do issue additional securities in the future through one or more offerings, a substantially larger number of shares would be outstanding, which may dilute the ownership interest of our existing shareholders.

         Our common stock may not continue to be traded on the OTC Bulletin Board, which would make it more difficult to sell our common stock or to obtain accurate, current information concerning market prices of our common stock.

         We cannot provide any assurance that our common stock will continue to trade on the OTC Bulletin Board. Should our common stock cease to trade on the OTC Bulletin Board and fail to qualify for listing on another stock exchange or trading system, our common stock would be listed for trading only on the "Pink Sheets," which generally provide an even less liquid market than the OTC Bulletin Board. In such event, shareholders may find it more difficult to trade our common stock or to obtain accurate, current information concerning market prices for our common stock.

         The trading price of our common stock has been volatile, and its value may decline.

         The market price of shares of our common stock has been volatile. The price of our common stock may continue to fluctuate in response to a number of factors, such as:

         o developments and resolution of current litigation to which we are a party;

         o our cash resources and our ability to obtain additional funding;

         o announcements by us or our competitors of business development or exhibition projects;

         o        our decision to enter into strategic business relationships;

         o        changes in government regulations;

         o        changes in our revenue or expense levels; and

         o        negative reports on us by securities analysts.

         The occurrence of any of the above events may cause the price of our common stock to fall. In addition, the stock market in general and the market prices for other media or entertainment companies have experienced volatility that often has been unrelated to the operating performance or financial condition of such companies. Any broad market or industry fluctuations may adversely affect the trading price of our common stock, regardless of operating performance or prospects.

         Because we do not plan to pay dividends on our common stock, investors will only realize a gain on an investment in our common stock if such stock appreciates in value, which may never occur.

         We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on an investment in our common stock. There are no assurances that the price of our common stock will ever appreciate in value. Investors seeking cash dividends should not buy our common stock.

         It can be difficult to edit or cancel orders on the OTC Bulletin Board, which may impair your ability to sell our common stock at a favorable price.

         Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed. As a result, it may not be possible to edit orders. Consequently, it may not be possible to sell our common stock at a favorable price.

         Increased dealer compensation could adversely affect the price of our common stock.

         The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTC Bulletin Board if such stock must be sold immediately. Further, purchasers of our shares of common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for shares of our common stock on the OTC Bulletin Board. Due to the foregoing, demand for our shares of common stock on the OTC Bulletin Board may be decreased or eliminated.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

         We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.

                                 USE OF PROCEEDS

         The selling shareholders are selling the shares of common stock covered by this prospectus. We will not receive any proceeds from sales of the common stock covered by this prospectus.


                           MARKET FOR OUR COMMON STOCK
                         AND RELATED SHAREHOLDER MATTERS

Market Information

         Our common stock is quoted on the OTC Bulletin Board by The National Association of Securities Dealers, Inc. under the symbol "PXHB.OB." Prior to October 14, 2004, when we conducted our business through our wholly-owned subsidiary, RMS Titanic, Inc., our common stock was quoted on the OTC Bulletin Board under the symbol "SOST.OB."

         The following table provides the high and low closing prices for our common stock as reported on the OTC Bulletin Board for the periods indicated. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and they may not represent actual transactions.


                       Closing Prices of our Common Stock
                            on the OTC Bulletin Board

Fiscal Year 2006                                         High         Low
----------------                                         ----         ---
Fourth quarter ended February 28, 2006..................$4.52        $3.51
Third quarter ended November 30, 2005................... 4.39         1.78
Second quarter ended August 31, 2005.................... 2.05         1.50
First quarter ended May 31, 2005.........................2.39         1.14

Fiscal Year 2005
----------------
Fourth quarter ended February 28, 2005..................$1.25        $0.57
Third quarter ended November 30, 2004................... 1.18         0.77
Second quarter ended August 31, 2004.................... 1.48         1.02
First quarter ended May 31, 2004........................ 2.48         0.97


Holders

         On April 5, 2006, the closing price of our common stock, as reported on the OTC Bulletin Board, was $ 4.30 per share. On March 31, 2006, we had 2,482 holders of record of our common stock. This number does not include shareholders for whom shares were held in a "nominee" or "street" name.

Dividends

         We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and future growth.

                             SELECTED FINANCIAL DATA

         You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

         The statements of operations data for the years ended February 28(29) 2001, 2002, 2003, 2004 and 2005, and the balance sheet data at February 28(29) 2001, 2002, 2003, 2004 and 2005 have been derived from our financial statements that have been audited by independent certified public accountants. The financial statements as of February 28, 2005, February 29, 2004, and February 28, 2003 and for each of the three years in the period ended February 28, 2005 are included elsewhere in this prospectus. The statements of operations data for the nine months ended November 30, 2004 and 2005, and our balance sheet data at November 30, 2005, are derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth in such financial statements.


                                                                                                              Nine months ended
                                                           Year ended February 28 (29),                          November 30,
                                     -----------------------------------------------------------------    -------------------------
                                          2001          2002         2003         2004         2005           2004          2005
                                     ------------ ------------- ------------ ------------ ------------    ----------- -------------
                                                                                                                 (unaudited)
Statement of Operations Data:                (In thousands, except per share and diluted weighted average shares)


Revenues:
    Continuing operations.............. $5,699        $2,768       $2,861       $2,864       $6,857         $5,204        $9,038
    Discontinued operations............     --           644           --           --           --             --            --

Net income (loss)
    Continuing operations..............    (21)       (7,260)        (827)      (1,088)      (1,475)          (501)         2,381
    Discounted operations..............     --          (168)          --           --           --             --             --
    Gain on sale.......................     --           644           --           --           --             --             --

Income (loss) per share (basic):
    Continuing operations..............      0         (0.38)       (0.04)       (0.04)       (0.07)         (0.02)          0.10
    Discontinued operations............      0             0            0            0            0              0              0

Income (loss) per share (diluted):
    Continuing operations..............      0         (0.38)       (0.04)       (0.04)       (0.07)         (0.02)          0.09
    Discontinued operations............      0             0            0            0            0              0              0

Diluted weighted average
number of common
shares outstanding..................  16,732,991    18,058,573   18,615,294   18,960,047   20,818,898      20,818,898   26,760,048


                                                                                                             Nine months ended
                                                           At February 28 (29),                              November 30, 2005
                                   -----------------------------------------------------------------    -------------------------
                                       2001          2002         2003         2004         2005                (unaudited)
                                   -----------------------------------------------------------------    -------------------------
Balance Sheet Data:                                           (In thousands)

    Total Assets...................   $15,002        $8,839       $8,399       $7,253      $10,764              $22,314
    Long Term Obligations..........        --            --           --           --           --                   --
    Total Liabilities..............    $2,251         1,497        1,849        1,249        3,085                5,197
    Shareholders' Equity...........   $12,751         7,342        6,550        6,004        7,679               17,117


Selected Quarterly Financial Information
(unaudited) (In thousands, except per
share data)

                                            ----------------------------------------------------
                                              Period          5/31/05      8/31/05     11/30/05
                                               ended
                                            ------------ ------------- ------------ ------------

Revenues...............................                        $2,532       $3,734       $2,772
Expenses...............................                         1,980        2,197        2,852
Net income (loss)......................                           455        1,503          423
Net income (loss) per share............
     Basic.............................                          0.02         0.07         0.02
     Diluted...........................                          0.02         0.06         0.02


                                              Period
                                               ended          5/31/04      8/31/04     11/30/04      2/28/05
                                            ------------ ------------- ------------ ------------ ------------

Revenues...............................                          $391       $2,381       $2,432       $1,653
Expenses...............................                         1,263        2,232        2,178        2,263
Net income (loss)......................                         (875)          134          240        (974)
Net income (loss) per share............
     Basic.............................                         (.05)          .01          .01        (.04)
     Diluted...........................                         (.05)          .01          .01        (.04)

                                              Period
                                               ended          5/31/03      8/31/03     11/30/03      2/29/04
                                            ------------ ------------- ------------ ------------ ------------

Revenues...............................                          $836         $741         $735         $552
Expenses...............................                         1,113          822          806        1,220
Net income (loss)......................                         (273)         (78)         (69)        (668)
Net income (loss) per share............
     Basic.............................                         (.01)           --           --        (.05)
     Diluted...........................                         (.01)           --           --        (.05)

         We have declared no cash dividends. Basic per share amounts exclude dilution and are computed using the weighted average number of common shares outstanding for the period. Unless the effects are anti-dilutive, diluted per share amounts reflect the potential reduction in earnings per share that could occur if equity based awards were exercised or converted into common stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The discussion and analysis below should be read together with our financial statements and the notes related to those financial statements, as well as the other financial information included in this prospectus.

         Effective at the close of business on October 14, 2004, we reorganized into a holding company structure whereby we became the holding company of RMS Titanic, a wholly-owned subsidiary of ours which is the entity that conducts all of our Titanic expeditions. The reorganization was effected to generally provide for greater administrative and operational flexibilities and to broaden the alternatives available for future financings.

         The reorganization into a holding company structure was effected through the formation of Premier Exhibitions, Inc. as a wholly owned subsidiary of RMS Titanic, Inc. and the formation of RMST MergerSub, Inc., a Florida corporation as a wholly owned subsidiary of Premier Exhibitions, Inc. An agreement and plan of merger dated October 13, 2004 between RMS Titanic, Premier Exhibitions, and MergerSub provided for the merger of MergerSub with and into RMS Titanic, with RMS Titanic as the surviving corporation. As a result of the merger, RMS Titanic became a wholly owned subsidiary of ours, and each outstanding share of common stock of RMS Titanic issued and outstanding immediately prior to the merger was converted into one share of our common stock. Also pursuant to the merger agreement, each option to purchase RMS Titanic common stock was converted into an option to purchase, on the same terms and conditions, an identical number of shares of our common stock.

         As we begin to more efficiently manage our exhibitions, we expect our operations to become more profitable. In addition, as we have been able to devote less time to litigation, we have been able to focus on opportunities for future growth of our business. We believe that our plans to become a major exhibitor of premier exhibitions can continue to develop with our present strategy.

Results of Operations

         The Three and Nine Month Periods Ended November 30, 2005 compared to the Three and Nine Month Periods Ended November 30, 2004

         Three Months Ended November 30, 2005 and 2004

         During the quarter ended November 30, 2005, our revenues increased approximately 14% to $2,772,000 as compared to $2,432,000 in the quarter ended November 30, 2004. This change was principally attributable to an increase in exhibition and related merchandise sales of approximately 13% to $2,650,000 during the quarter ended November 30, 2005 as compared to $2,346,000 for the quarter ended November 30, 2004. This increase reflects our increase in the number of locations of directly managed Titanic Exhibitions from the prior year. In addition, our "Bodies...The Exhibition" and "Bodies Revealed" exhibitions contributed additional revenue for the quarter ended November 30, 2005.

         Merchandise and other revenue increased approximately 28% from $79,000 to $101,000, during the quarter ended November 30, 2004 as compared to the third quarter ended November 30, 2005, respectively. This increase is attributable to higher sales during the quarter ended November 30, 2005 of Titanic merchandise sold separately from the exhibitions.

         Our sale of coal recovered from the Titanic increased to $21,000 from $7,000, or approximately 200%, during the quarter ended November 30, 2005 as compared to the quarter ended November 30, 2004. This increase is attributed to higher exhibit sales of coal as well as coal sold separately. Coal related jewelry is included in general merchandise sales.

         We incurred exhibition costs of $895,000 and $792,000 for the quarters ended November 30, 2005 and 2004, respectively. Exhibition costs are reflective of us conducting our own exhibitions at museum venues, which means we directly incur costs for advertising, marketing, promotion and installation and de-installation of exhibitry and artifacts. We had an increase in exhibition costs during the quarter ended November 30, 2005 as compared to the prior year quarter resulting from higher installation and de-installation costs attributable to the movement of venues during the quarter ended November 30, 2005.

         Our general and administrative expenses increased to $1,677,000 from $1,243,000, or approximately 35% during the quarter ended November 30, 2005 as compared to the quarter ended November 30, 2004. This increase is attributable to increased personnel necessary to organize, administer, and manage our exhibitions. We also recorded additional non-cash charges for the fair value of employee options and consultant warrants during the quarter ended November 30, 2005.

         Our depreciation and amortization expenses increased $143,000 or 108% to $275,000 during the quarter ended November 30, 2005 as compared to $132,000 for the quarter ended November 30, 2004. These increases primarily reflect additional investments made in fixed assets for our exhibitions. In addition, there was an increase in amortization expense associated with amortization of exhibition licenses of $172,000, which was not present in the quarter ended November 30, 2004.

         We realized a loss of $80,000 from operations during the quarter ended November 30, 2005 as compared to income of $254,000 from operations in the same prior year period. Management attributes this loss from operations to an increase in general and administrative costs which is primarily the result of increased personnel necessary to organize, administer, and manage our exhibitions. In addition, our exhibition revenues and installation and de-installation costs were both negatively affected by the movement of venues during the current period, which is typical in our business. We also recorded additional non-cash charges for the fair value of employee options and consultant warrants during the quarter ended November 30, 2005. Furthermore, there were a number of Titanic exhibitions that ended in the beginning of the quarter ended November 30, 2005 and were deployed to new venues, therefore, there was limited revenue generated by these sets of artifacts during the current quarter.

         Interest income of $33,000 was primarily associated with interest earned on our bank cash balances during the quarter ended November 30, 2005. We incurred interest expense of $14,000 for the quarters ended November 30, 2005 and 2004. Interest expense during the quarters ended November 30, 2005 and 2004 primarily pertains to a shareholder loan of $500,000 that was made in 2004 in anticipation of our capital needs as we transitioned to the direct management of our exhibitions. Forgiveness of interest of $25,000 was related to our joint venture exhibition guarantee amounts being used against principal and interest payment obligations on our $1,000,000 credit facility in 2005.

         On November 30, 2005, we sold a 3% ownership interest in the RMS Carpathia to Legal Access Technologies, Inc., a Nevada corporation, for $500,000, which is reflected as a gain on the sale of the Carpathia interest of $459,000 during the quarter ended November 30, 2005. In addition, we granted a twenty-five year license to conduct joint expeditions with this partner to the RMS Carpathia for the purpose of exploring and salvaging the RMS Carpathia. The purchase price of the license was $200,000. Under the terms of this agreement, Legal Access Technologies, Inc. is obligated to make payments under a payment schedule. The gain on the 3% ownership interest in the RMS Carpathia is recorded as a gain on the sale of the Carpathia interest in our financial statements.

         We realized net income of $423,000 for the quarter ended November 30, 2005 as compared to net income of $240,000 in the same prior year period. Basic income per common share for the three months ended November 30, 2005 and 2004 was $0.02 and $0.01, respectively. The basic weighted average shares outstanding for the quarters ended November 30, 2005 and 2004 was 24,517,620 and 22,299,939, respectively. Diluted income per common share for the quarters ended November 30, 2005 and 2004 was $0.02 and $0.01, respectively. The diluted weighted average shares outstanding for the quarters ended November 30, 2005 and 2004 was 27,824,242 and 22,299,939, respectively.

         Nine Months Ended November 30, 2005 and 2004

         During the nine months ended November 30, 2005, our revenues increased approximately 74% to $9,038,000 as compared to $5,204,000 for the nine months ended November 30, 2004. These changes were principally attributable to increases in exhibition and related merchandise sales of approximately 69% to $8,539,000 during the nine months ended November 30, 2005 as compared to $5,045,000 for the nine months ended November 30, 2004. The increase in revenues for 2005 reflects our increase in the number of locations of directly managed Titanic Exhibitions that began in our fiscal year ended February 28, 2005. Our "Bodies...The Exhibition" and "Bodies Revealed" exhibitions contributed additional revenue for the nine months ended November 30, 2005.

         Merchandise and other revenue increased approximately 214% from $131,000 to $411,000 during the nine months ended November 30, 2004 as compared to the nine months ended November 30, 2005. This increase is attributable to higher sales during 2005 of Titanic merchandise sold separately from our exhibitions.

         Our sale of coal recovered from the Titanic increased to $88,000 from $28,000, or approximately 214% during the nine months ended November 30, 2005 as compared to the nine months ended November 30, 2004. This increase is attributed to higher exhibit sales of coal as well as sold separately. Coal related jewelry is included in general merchandise sales.

         We incurred exhibition costs of $2,317,000 and $2,040,000, respectively, for the nine months ended November 30, 2005 and 2004. Exhibition costs are reflective of us conducting our own exhibitions, usually presented at museum venues for which we incur costs for advertising, marketing, promotion and installation and de-installation of exhibitry and artifacts. Prior to our fiscal year 2005, those costs were borne by our licensee that conducted our Titanic exhibitions. Exhibition costs as a percentage of exhibition revenues were 27% and 40%, respectively, for the nine months ended November 30, 2005 and 2004.

         Our general and administrative expenses increased to $4,077,000 during the nine months ended November 30, 2005 as compared to $3,294,000 for the nine months ended November 30, 2004. This increase is attributable to increased personnel necessary to organize, administer, and manage our exhibitions. We also recorded additional non-cash charges for the fair value of employee options and consultant warrants during the nine months ended November 30, 2005.

         Our depreciation and amortization expenses increased $296,000 or 96% to $604,000 during the nine months ended November 30, 2005 as compared to $308,000 for the nine months ended November 30, 2004. The increase primarily reflects additional investments made in fixed assets for our exhibitions. In addition, in the nine months ended November 30, 2005, there was an increase in amortization expense associated with amortization of exhibition licenses of $344,000, which was not present in the nine months ended November 30, 2004.

         We realized income of $2,010,000 from operations during the nine months ended November 30, 2005 as compared to a loss of $469,000 from operations in the same prior year period. Management attributes this increase in income from operations to higher revenues we generated by conducting our own exhibitions, despite related increases in operating and general and administrative expenses, as well as to revenue contributions from our newest exhibitions, "Bodies Revealed" and "Bodies...The Exhibition."

         We incurred interest income of $36,000 and $1,000 for the nine months ended November 30, 2005 and 2004, respectively. We incurred interest expense of $33,000 and $65,000 for the nine months ended November 30, 2004 and 2005, respectively. Interest expense during the nine months ended November 30, 2005 and 2004 primarily pertains to a shareholder loan of $500,000 that was made in 2004 in anticipation of our capital needs as we transitioned to the direct management of our exhibitions. Forgiveness of interest of $25,000 was related to our joint venture exhibition guarantee amounts being used against principal and interest payment obligations on our $1,000,000 credit facility in 2005.

         We realized net income of $2,381,000 for the nine months ended November 30, 2005 as compared to a net loss of $501,000 in the same prior year period. Basic income (loss) per common share for the nine months ended November 30, 2005 and 2004 was $0.10 and ($0.02), respectively. The basic weighted average shares outstanding for the nine months ended November 30, 2005 and 2004 was 23,453,426 and 20,818,898, respectively. Diluted income (loss) per common share for the nine months ended November 30, 2005 and 2004 was $0.09 and ($0.02), respectively. The diluted weighted average shares outstanding for the nine months ended November 30, 2005 and 2004 was 26,760,048 and 20,818,898,
respectively.

         Year Ended  February  28, 2005 as Compared to Year Ended  February  29,
2004

         During fiscal year 2005, our revenues increased to $6,857,000 from $2,864,000 in the fiscal year ended February 29, 2004, referred to as fiscal year 2004. This increase of approximately 139% is primarily a result of an increase of $3,643,000 in our exhibition and related merchandise sales. We believe that these significant increases in revenues reflect our direct management of our Titanic exhibitions, which began during the first quarter of fiscal year 2005.

         Merchandise and other revenue increased approximately 326% from $119,000 to $507,000, during the fiscal year 2005 as compared to the fiscal year 2004. These increases are attributable to higher sales of Titanic merchandise sold separately from the exhibitions during fiscal year 2005. Our revenue from the sale of coal-related items decreased from $68,000 to $30,000 or approximately 56% during the 2005 fiscal year as compared to the 2004 fiscal year. This decrease is attributable to lower exhibit sales of coal sold separately. Coal-related jewelry is included in general merchandise sales.

         The cost of sales of merchandise sold increased 134% to $257,000 from $110,000 in fiscal year 2005 as compared to fiscal year 2004. This increase was the result of higher revenues of merchandise during the 2005 fiscal year.

         We incurred exhibition costs of $2,891,000 for the fiscal year 2005 as we now conduct our own exhibitions with museum venues and thereby incur costs for advertising, marketing and promotion, as well as installation and de-installation of exhibitry and artifacts. There were no similar costs incurred in fiscal year 2004 as those costs were borne by our licensee who conducted our Titanic exhibitions.

         Our general and administrative expenses increased $995,000, or approximately 23%, from $3,402,000 in fiscal year 2004 to $4,397,000 in fiscal year 2005. During fiscal year 2005, we hired personnel to organize, administer, and manage our exhibitions. Increases in expenses for legal, insurance, conservation and occupancy for fiscal year 2005 represented the largest portion of the remaining increase in general and administrative expenses.

         Our depreciation and amortization expenses increased to $378,000 from $253,000, or 49%, during fiscal year 2005 as compared to fiscal year 2004. These increases primarily reflect the acquisition of fixed assets during fiscal year 2005, including the five sets of exhibition exhibitry acquired from our former licensee, as well as additional investments made in fixed assets for our exhibitions.

         Our loss from operations decreased to $1,075,000 in fiscal year 2005 as compared to $1,097,000 in fiscal year 2004, a decrease of approximately 2%. This operating loss is primarily attributable to the losses incurred from our transition from being a licensor of Titanic artifacts to a direct operator of Titanic exhibitions.

         Interest income for fiscal year 2005 amounted to $2,000 as compared to $9,000 in the prior fiscal year. This decrease in interest income is a consequence of maintaining lower cash balances and the minimal interest earned on our bank accounts. We incurred interest expense of $46,000 for fiscal year 2005 on a shareholder loan of $500,000 that was made in anticipation of our capital needs during our transition to the direct management of our exhibitions. There was no interest expense incurred during fiscal year 2004, as we had no debt.

         Our loss from continuing operations before provision for income taxes was $1,475,000 in fiscal year 2005 as compared to a loss from continuing operations before taxes of $827,000 in fiscal year 2004. There was no provision for income taxes in either fiscal year. We incurred a loss of $(.07) per share for fiscal year 2005, compared to a loss of $(.02) per share for fiscal year 2004. The weighted average common shares outstanding were 20,818,898 and 18,960,047 for fiscal years 2005 and 2004, respectively.

         Year Ended  February  29, 2004 as Compared to Year Ended  February  28,
2003

         During fiscal year 2004, our revenues increased to $2,864,000 as compared to $2,861,000 in the year ended February 28, 2003, referred to as fiscal year 2003. This increase of $3,000 in fiscal year 2004 primarily reflects higher exhibition income to the extent not offset by a sale of coal revenue decrease in fiscal year 2003.

         Exhibition revenue and related sales were $2,677,000 in fiscal year 2004 as compared to $2,646,000 in fiscal year 2003 for an increase of $31,000, or 1%. This increase in these revenues was principally attributable to higher catalog sales during fiscal year 2004.

         Our merchandise and other revenues, that included the sale of merchandise, books and royalty payments, decreased slightly to $119,000 from $121,000 in the prior fiscal year. This decrease of $2,000, or about 2%, is primarily attributed to the lower contribution of poster income at each exhibition venue during fiscal year 2004. The sale of coal recovered from the Titanic was $68,000 in fiscal year 2004 compared to $94,000 in fiscal year 2003 and this decrease is attributed to lower demand at our Titanic exhibitions.

         Cost of goods sold were $131,000 for fiscal year 2004 as compared to $175,000 in fiscal year 2003. This decrease of $44,000 is primarily attributed to lower total cost of goods on the lower merchandise revenues experienced for these products sold during fiscal year 2004.

         General and administrative expenses were $3,402,000 for fiscal year 2004 as compared to $2,809,000 in fiscal year 2003. This increase of $593,000, or 21%, is primarily attributed to charges of $434,000 incurred in expensing of options and warrants granted to employees, directors and consultants during fiscal year 2004. We have elected to fully charge our operations for employee stock options issued in the year such options are granted.

         Depreciation and amortization expense for fiscal year 2004 was $253,000 as compared to $293,000 in fiscal year 2003. This decrease of $40,000, or 14%, is primarily lower charges for depreciation as the fixed asset lives of depreciable assets are realized.

         In fiscal year 2003, we incurred a write-down of a note receivable in the amount of $296,000. There was not a comparable charge for fiscal year 2004. During fiscal year 2004, we incurred a charge of $175,000 for the settlement of litigation that compared to a charge in the prior fiscal year of $413,000 for litigation settlement. These litigation settlements were unrelated.

         We experienced a loss from continuing operations of $1,097,000 for fiscal year 2004 as compared to a loss from operations of $1,125,000 in fiscal year 2003. This decrease in income from operations is primarily attributed to higher general and administrative expense in fiscal year 2004 that was not offset by the slightly higher revenues.

         During fiscal year 2004, we earned interest income of $9,000 as compared to $298,000 in the prior year. We maintained higher cash balances during fiscal year 2003 and also benefited from interest earned on tax refunds received during that fiscal year.

         Income (loss) after provision for income taxes was ($1,088,000) for fiscal year 2004 as compared to ($827,000) in fiscal year 2003. Basic and diluted earnings per common share were $(0.06) and $(0.04) for fiscal years 2004 and 2003, respectively. The weighted average common shares outstanding were 18,960,047 and 18,615,294 for the 2004 and 2003 fiscal years, respectively.

Off-Balance Sheet Arrangements

         We have no off-balance sheet financial arrangements.

Liquidity and Capital Resources

         Net cash provided by operating activities was $1,353,000 for the nine months ended November 30, 2005 as compared to $246,000 in the nine months ended November 30, 2004. This increase primarily reflects our change in operations to directly conducting our Titanic exhibitions with museums and other parties and the increase in the number of venue locations. Also, our newest exhibitions, "Bodies...The Exhibition" and "Bodies...Revealed" have contributed to our cash provided by operating activities as we negotiate advance payments against anticipated exhibition revenues to book these exhibitions.

           For the nine months ended November 30, 2005, the total cash used in investing activities was $3,258,000, which included acquisition of property and equipment of $1,216,000 and the acquisition of exhibition licenses of $2,082,000. The increase in acquisition of property and equipment primarily consists of the purchase of additional exhibitry used in our Titanic, "Bodies...Revealed" and "Bodies...The Exhibition" exhibits. The increase in acquisition of exhibition licenses includes licenses acquired from Exhibitions International, Inc. for exclusive licensing rights to certain anatomical specimens. In addition, we have purchased multi-year license and exhibition rights for several additional separate human anatomy exhibitions.

         For the nine months ended November 30, 2005, cash provided by financing activities was $6,114,000 and included advanced exhibit funding of $1,425,000 and a $1,000,000 credit facility made by our joint venture partner, pursuant to a joint venture we entered into in April 2005. This credit facility was repayable quarterly on account in the amount of $100,000 per quarter beginning September 30, 2005 and $150,000 per quarter in 2006, and accrued interest at the rate of ten percent per annum. This credit facility was repayable in full on September 30, 2006. We provided a general security interest over our assets as part of this facility. In December 2005, our joint venture partner exercised its option to extend for two additional exhibitions, which caused the exhibition guarantee amounts to be set off against principal and interest payment obligations on this $1,000,000 credit facility. As of the option exercise date, there were no principal and interest payments remitted to the joint venture partner. In addition, our joint venture partner purchased 300,000 shares of our common stock for $500,000.

         We also received approximately $69,000 in cash from the exercise of warrants during the nine months ended November 30, 2005.

         Our working capital and shareholders' equity was $6,185,000 and $17,117,000, respectively, at November 30, 2005, as compared with working capital of $857,000 and shareholders' equity of $7,679,000 at February 28, 2005. Our current ratio was 2.19 and 1.28 at November 30, 2005 and February 28, 2005, respectively.

         In the prior year period, we received a shareholder loan of $500,000 that provided funding to assist us in our transition to directly managing our own exhibitions. This shareholder loan is unsecured and is for a five-year term with interest at six percent over the prime rate and requires quarterly payments of interest and principal.

         In October 2005, we completed a private placement of our securities, in which we raised $4,968,477 by selling units consisting of shares of common stock and warrants to purchase shares of common stock. Each unit consisted of 20,000 shares of common stock at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The units sold in the October 2005 private placement represented a total of 4,956,577 shares of our common stock. This total consists of 2,975,136 shares of common stock and warrants to purchase up to 1,981,441 shares of common stock. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends, and recapitalizations. The warrants do not confer any voting rights or any other shareholder rights. The proceeds of this private placement are being used for general working capital purposes.

         The lease for our principal executive offices was amended a second time on November 8, 2005 when the leased space was increased to approximately 6,000 square feet. The amended lease provides for base annual lease payments of $110,591 with a 2.5% annual adjustment. The second amended lease, which increased our office space by over 1,800 square feet, requires us to pay an additional total of $71,242 over the duration of the lease.

         During the nine months ended November 30, 2005, we received $68,850 for the exercise of 81,000 warrants at an exercise price of $.85 per share.

         On October 1, 2005, we entered into two three-year consulting agreements for investor relations services with a firm and an individual that require aggregate monthly cash consulting fees of $52,250 in October 2005, November 2005 and December 2005. Thereafter, consulting fees are $22,550 per month during the first year and reduce to $13,300 for the remaining term. These agreements require us to issue 350,000 shares of common stock and 225,000 five-year warrants to purchase our common stock at an exercise price of $2.00 per share. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model and is being amortized over the three-year agreement term. We recorded $173,273 in consulting expense related to these two agreements during the nine months ended November 30, 2005. The common stock has not been issued at November 30, 2005, and is recorded as a common stock payable in our financial statements. The common stock and the common stock underlying the warrants has piggyback registration rights.

         On November 30, 2005, we sold a 3% ownership interest in the RMS Carpathia to Legal Access Technologies, Inc. for $500,000. In addition, we sold it a twenty-five year license to conduct joint expeditions with us to the RMS Carpathia for the purpose of exploring and salvaging the RMS Carpathia for $200,000. Under the terms of this agreement, Legal Access Technologies, Inc. is obligated to make payments under a payment schedule. In the event of default, the Company has the sole and exclusive option to terminate this agreement. The gain on the 3% ownership interest in the RMS Carpathia is recorded as a gain on the sale of fixed assets in our financial statements.

         For the nine months ended November 30, 2004, cash provided by financing activities was $1,728,000, which included a private placement of securities in August 2004 and a loan provided by two shareholders. In August 2004, we closed a private placement in which we sold 1,469,927 shares of common stock and warrants to purchase 441,003 shares of common stock for aggregate consideration of $1,514,000. The net proceeds of this private placement were $1,278,000 after fees, expenses and other costs. In connection with this private placement, we also issued warrants to purchase 293,985 shares of common stock to our placement agent. All of the warrants issued in the private placement are exercisable over a five-year term at an exercise price of $1.50 per share. This private placement was used to supplement our working capital needs.

         On January 9, 2006, we finalized a $750,000 revolving line of credit with Bank of America, N.A. This credit facility, which is evidenced by a promissory note made by us in favor of Bank of America, allows us to make revolving borrowings of up to $750,000. Interest under this credit facility is calculated from the date of each advance by Bank of America to us and is determined based upon changes in an index that is the rate of interest publicly announced from time to time by Bank of America as its prime rate. Under the credit facility, we must make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the credit facility on June 30, 2006. The credit facility contains customary representations, warranties and covenants. We entered into the credit facility to help finance the expansion of our exhibition business. As of January 14, 2006, no amounts have been advanced to us pursuant to the credit facility.

         In connection with the credit facility, we also granted Bank of America a security interest in all of our property, pursuant to a commercial security agreement, up to the amount advanced under the credit facility. In addition, in order to facilitate the establishment of the credit facility, Sam Tour (USA), Inc., our secured lender, has agreed pursuant to a UCC lien subordination agreement that any security interest, lien or right it has or may have with respect to our property is subordinate to the security interest we granted in favor of Bank of America.

         We conducted our seventh research and recovery expedition to the Titanic wreck site in fiscal year 2005. During the second and third quarters of fiscal year 2005, we spent $747,000 on this expedition and accounted for it as a cost of our salvor-in-possession right.

         We expect that we will require additional outside funding to further implement our plans to conduct future exhibitions of the Titanic and medical-anatomical exhibitions as well as other exhibitions we may develop. Previously, we relied upon third parties to conduct our exhibitions under a licensing arrangement. There can be no assurances that further outside financing will be available when needed upon reasonable terms and as timely as we may require for the proper conduct of these and other future endeavors. If such further financing is not available, it could have a detrimental impact on our business.

         In order to protect our salvor-in-possession status and to prevent third parties from salvaging the Titanic wreck and wreck site, or interfering with our rights and ability to salvage the wreck and wreck site, we may have to commence judicial proceedings against third parties. Such proceedings could be expensive and time-consuming. Additionally, in order to maintain our salvor-in-possession status we are required to maintain a reasonable presence over the wreck. We may be required to incur the costs for future expeditions so as to maintain our salvor-in-possession status. Our ability to undertake future expeditions may be dependent upon the availability of financing. No assurances can be given that any financing will be available on satisfactory terms, if at all, as further discussed in this prospectus under "Risk Factors."

Critical Accounting Policies

         We have identified the policies below as critical to our business operations and the understanding of our results of operations. In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective, and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

         Our critical accounting policies are as follows:

         o        Revenue recognition;

         o        Accounts receivables;

         o        Accounting for income taxes;

         o        Legal contingencies;

         o        Property and Equipment; and

         o        Impairment of long-lived and intangible assets.

         Revenue Recognition

         Exhibition Revenue. We recognize exhibition revenue for our Titanic and anatomical specimen exhibits when earned and reasonably estimable. Our exhibition agreements may have a fixed fee, may be based on a percentage of revenue, or a combination of the two. A variable fee arrangement may include a nonrefundable or recoupable guarantee paid in advance or over the exhibition period. The following are the conditions that must be met in order to recognize revenue:

         o persuasive evidence of an exhibition arrangement with a customer exists;

         o the exhibit is complete and, in accordance with the terms of the arrangement, has been delivered;

         o the exhibition period of the arrangement has begun and/or the customer can begin its exploitation, exhibition or sale;

         o        the arrangement fee is fixed or determinable; and

         o        collection of the arrangement fee is reasonably assured.

         Our revenue may be predicated on a percentage or share of our customers' revenue from the exhibition. Our percentage of the ticket sales for these exhibits, as well as merchandise sales are recognized at point of sale. Advance ticket sales are recorded as deferred revenue pending the "event date" on the ticket.

         In exhibition arrangements that have a variable fee structure, a customer or joint venture partner may guarantee to pay us a nonrefundable minimum amount that is to be applied against variable fees. We record this non-refundable guarantee as deferred revenue until all the conditions of revenue recognition have been met.

         Our customers and joint venture partners provide us with gross receipt information, marketing costs, promotional costs, and any other fees and expenses. We utilize this information to determine our portion of the revenue by applying the contractual provisions included in our arrangements with our customers and joint venture partners. The amount of revenue recognized in any given quarter or quarters from all of our exhibitions depends on the timing, accuracy, and sufficiency of information we receive from our customers and joint venture partners to determine revenues and associated gross profits.

         Audio Tour Revenue. Revenue derived from equipping and operating an audio tour is recognized upon customer purchase of the audio tour.

         Merchandise Revenue. Revenues collected by third-party vendors with respect to the sale of exhibit-related merchandise is recorded when the merchandise is shipped to the third-party vendor. Revenue from sales of coal recovered from the TITANIC wreck site is recognized at the date of shipment to customers. Recovery costs attributable to the coal are charged to operations as revenue from coal sales are recognized.

         Sponsorship Revenue. Revenues from corporate sponsors of an exhibition are generally recognized over the period of the applicable agreements commencing with the opening of the related attraction. Revenue from the granting of sponsorship rights related to the Company's expeditions and dives is recognized at the completion of the expedition.

         Licensing Revenue. Revenue from the licensing of the production and exploitation of audio and visual recordings by third parties, related to the Company's expeditions, is recognized at the time that the expedition and dive takes place. Revenue from the licensing of still photographs and video is recognized at the time the rights are granted to the licensee.

         Accounts Receivable

         Accounts receivable are customer obligations due under normal trade terms. We regularly evaluate the need for an allowance for uncollectible accounts by taking into consideration factors such as the type of client; governmental agencies or private sector; trends in actual and forecasted credit quality of the client, including delinquency and late payment history; and current economic conditions that may affect a client's ability to pay. In certain circumstances and depending on customer creditworthiness we may require a bank letter of credit to guarantee the collection of our receivables. Our allowance for bad debt is determined based on a percentage of aged receivables.

         Accounting for Income Taxes

         As part of the process of preparing our consolidated financial statements we are required to estimate our Federal income taxes as well as income taxes in each of the states in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences could result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not probable, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense in the tax provision in the statement of operations.

         Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

         Legal Contingencies

         We are currently involved in certain legal proceedings, as discussed in "Legal Proceedings." To the extent that a loss related to a contingency is reasonably estimable and probable, we accrue an estimate of that loss. Because of the uncertainties related to both the amount and range of loss on certain pending litigation, we may be unable to make a reasonable estimate of the liability that could result from an unfavorable outcome of such litigation. As additional information becomes available, we will assess the potential liability related to our pending litigation and make or, if necessary, revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

         Property and Equipment

         Property and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized while expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred. Equipment is depreciated over the estimated useful lives of the assets under the straight-line method of depreciation for financial reporting purposes and both straight-line and other methods for tax purposes.

         Impairment of Long-Lived Assets and Other Intangibles

         In the event that facts and circumstances indicate that the carrying value of long lived assets, including associated intangibles may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the assets carrying amount to determine if a write down to market value or discounted cash flows is required.

         Artifacts recovered in the 1987 Titanic expedition are carried at the lower of cost of recovery or NRV. The Government of France granted us ownership of these Artifacts. The costs of recovery are the direct costs of chartering of vessels and related crews and equipment required to complete the dive operations for that expedition.

         To ascertain that the aggregate net realizable value ("NRV") of the Artifacts exceeds the direct costs of recovery of such Artifacts, we evaluate various evidential matters. Such evidential matters include documented sales and offerings of Titanic-related memorabilia, insurance coverage obtained in connection with the potential theft, damage or destruction of all or part of the Artifacts and other evidential matter regarding the public interest in the Titanic.

         At each balance sheet date, we evaluate the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (ii) other material factors that affect the continuity of the business.

         We amortize our exhibition licenses on a straight line basis over a five year term commencing on the effective date of the exhibition license or right.

         SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. We have elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Procedures Bulletin, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and to present pro forma earnings (loss) and per share information as though it had adopted SFAS No. 123. Under the provisions of APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock.

Recent Accounting Pronouncements

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" that amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS 153 amends APB 29 to eliminate the fair-value exception for nonmonetary exchanges of similar productive assets and replace it with a general exception for nonmonetary exchanges that do not have commercial substance. It is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement is not anticipated to have a material impact on our financial position or results of operations.

         In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS 123(R) revises SFAS No. 123, "Accounting for Stock-Based Compensation," supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and amends Financial Accounting Standard No. 95, "Statement of Cash Flows," SFAS No. 123(R) generally requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires the fair value on the grant date to be estimated using either an option-pricing model that is consistent with the terms of the award or a market observed price, if such a price exists. The resulting cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123(R) must be adopted no later than periods beginning after June 15, 2005. We have adopted SFAS 123(R) and expect the adoption of SFAS 123(R) will not have a material impact on its net income and earnings per share.


                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURES ABOUT MARKET RISK

         Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

         We have exposure to market rate risk for changes in interest rates related to the $500,000 variable interest shareholder loan discussed in this prospectus under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Certain Relationships and Related Transactions." Interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, but we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of any such investments. We do not have significant long-term debt. Our interest income and interest expense are most sensitive to the general level of interest rates in the United States. Sensitivity analysis is used to measure our interest rate risk. For the nine months ended November 30, 2005, a 100 basis-point adverse change in interest rates would not have had a material effect on our consolidated financial position, earnings, or cash flows, as the only interest expense affected by changes in interest rates is the expense related to the $500,000 variable interest shareholder loan.

Foreign Currency Risk

         We conduct a portion of our business activities outside of the United States, and are thereby exposed to the risk of currency fluctuations between the United States dollar and foreign currencies of the countries in which we are conducting business. If the value of the United States dollar decreases in relation to such foreign currencies, our potential revenue from exhibition and merchandising activities outside of the United States will be adversely affected. During the nine months ended November 30, 2005, we did not incur any material losses because of changes in the exchange rates with respect to foreign currencies. Although our financial arrangements with foreign parties may be based upon foreign currencies, we have sought, and will continue to seek where practicable, to make our financial commitments and understandings based upon the United States dollar in order to minimize the adverse potential effect of currency fluctuations.

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                                    BUSINESS

Overview of Our Business

         We are in the business of developing and touring museum quality exhibitions. We are known best for our Titanic exhibitions, which we conduct through our wholly-owned subsidiary RMS Titanic, Inc. and which honor the ill-fated cruise liner RMS Titanic. The Titanic has continued to captivate the thoughts and imagination of millions of people throughout the world since 1912, when it struck an iceberg and sank in the North Atlantic Ocean, causing the loss of more than 1,500 of the 2,228 lives on board.

         At the present time, we are recognized as the salvor-in-possession of the Titanic wreck. As such, we have the exclusive right to recover items from the Titanic. Through our explorations, we have obtained oceanic material and scientific data, including still photography and videotape, as well as artifacts from the Titanic wreck site, which lies more than 12,500 feet below the surface of the Atlantic Ocean, approximately 400 miles off the southern coast of Newfoundland. We utilize this data and the artifacts for historical verification, scientific education and public awareness. These activities generate income for us through touring exhibitions, television programs and the sale of merchandise. We believe that we are in a unique position to present exhibitions of Titanic artifacts because of our exclusive recovery rights. We intend to continue to present exhibitions throughout the world, as demand warrants, in an enlightening and dignified manner that embodies respect for those who lost their lives in the disaster.

         We believe that we are in the best position to provide for the archaeological survey, scientific interpretation, public awareness, historical conservation, and stewardship of the Titanic shipwreck. We possess (but do not own) the largest collection of data, information, images, and cultural materials associated with the shipwreck. Our Titanic exhibitions have toured throughout the world and have been viewed by more than 15 million people.

         We intend to operate our exhibitions through wholly-owned subsidiaries. At this time, our wholly-owned subsidiary RMS Titanic, Inc. is operating our Titanic exhibitions. We began to adopt this holding company structure in October 2004. Prior to that, we conducted all of our business activities, including our exhibitions, exclusively through RMS Titanic, Inc.

         We have expanded our exhibitions beyond Titanic-related displays into human anatomy exhibitions that explore the marvels of the human anatomy. We currently operate a "Bodies Revealed" exhibition and three "Bodies...The Exhibition" exhibitions and plan to present at least two additional anatomy-based human anatomy exhibitions in the future. We also plan to conduct additional exhibitions in the future, not related to Titanic or human anatomy, and we expect that those exhibitions will be conducted through additional subsidiaries that we will organize in the future as needed.

         To date, we have generated most of our revenue from activities related to our Titanic exhibitions. Our principal sources of revenue are exhibition tickets sales, merchandise sales, licensing activities and sponsorship agreements. Prior to April 2004, we relied on the services of Clear Channel Communications, Inc. to present our Titanic exhibitions. However, we are now solely responsible for our own Titanic exhibitions.

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Origins and History of the Company

         Titanic Ventures Limited Partnership, or TVLP, a Connecticut limited partnership, was formed in 1987 for the purposes of exploring the wreck and surrounding oceanic areas of the Titanic. In August 1987, TVLP contracted with the Institute of France for the Research and Exploration of the Sea, or IFREMER, which is among the world's largest oceanographic institutes and is owned by the French government, to conduct an expedition and dive to the wreck of the Titanic. Using state-of-the-art technology provided by IFREMER, approximately 60 days of research and recovery operations were performed by TVLP at the Titanic wreck site through the use of a manned submersible named Nautile. Approximately 1,800 objects were recovered during the course of the 32 dives in that expedition. The recovered objects were conserved and preserved by Electricite de France, or EDF, a French government-owned utility. In addition to the recovery of historic objects, the 1987 expedition also produced approximately 140 hours of videotape footage and an estimated 7,000 still photographs of the wreck site. The French government subsequently conveyed to us title to these artifacts. In July 2004 the U.S. District Court for the Eastern District of Virginia concluded that such conveyance was not valid and sought to deprive us of title to these artifacts. We appealed that decision to U.S. Court of Appeals for the Fourth Circuit. On January 31, 2006, the Court of Appeals reversed and vacated the ruling of the lower court. This decision reconfirmed the validity of our title to the 1,800 artifacts recovered during the 1987 expedition.

         On May 4, 1993, we acquired all the assets and assumed all the liabilities of TVLP. In June 1993, we successfully completed our second expedition to the Titanic wreck site, during which we recovered approximately 800 artifacts and produced approximately 105 hours of videotape footage during the course of fifteen dives. In July 1994, we recovered more than 1,000 objects and produced approximately 125 hours of videotape footage during our third expedition to the Titanic wreck site. In August 1996, we again recovered numerous objects and produced approximately 125 hours of videotape footage during our fourth expedition to the Titanic wreck site. In August 1998, we recovered numerous objects and produced approximately 350 hours of videotape footage during our fifth expedition to the Titanic wreck site. Among the highlights of our 1998 expedition were the successful recovery of the "Big Piece," a section of the Titanic's hull measuring approximately 26 feet by 20 feet and weighing approximately 20 tons, and extensive mapping of the Titanic and portions of the wreck site through the capture of thousands of high-resolution color digital photographs.

         Our 1987, 1993, 1994, 1996, and 1998 Titanic expeditions were completed by charter agreements with IFREMER. Most of the objects recovered during those expeditions were ultimately transported to a privately-owned conservation laboratory in France for restoration and preservation in preparation for exhibition. Certain of the objects that were recovered in 1987 as well as the "Big Piece," recovered in 1998 went through their conservation processes in the United States. All of the artifacts not on exhibition are either in conservation or housed in our storage facility in Atlanta, Georgia.

         In March 1999, we entered into an agreement with Magicworks Entertainment, Inc., a direct subsidiary of PACE Entertainment, Inc. and an indirect subsidiary of SFX Entertainment, Inc., pursuant to which SFX was granted an exclusive worldwide license to exhibit Titanic artifacts. This license agreement later transferred to Clear Channel Communications, Inc., the successor to SFX. In April 2004, we elected not to renew this agreement so that we could begin to develop and market Titanic exhibitions on our own. In addition, we acquired all of the display equipment necessary for our Titanic exhibitions from Clear Channel Communications for an aggregate cost of $600,000.

         During July and August of 2000, we conducted another expedition to the Titanic wreck site. During this expedition, we utilized the services of the P.P. Shirshov Institute of Oceanology of Moscow, which provided us with the research vessel Akademik Mstislav Keldysh and two manned submersibles, the MIR-1 and the MIR-2. This expedition consisted of a total of twenty-eight dives over a


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

four-week period and resulted in the recovery of more than 900 objects from the wreck site, as well as the discovery of a new debris field. Among the artifacts recovered during this expedition were the ship's wheel and stand, nine leather bags containing more than 100 objects, the whistle control timer from the navigation bridge, the main telegraph base and the docking bridge telephone. Also recovered were binoculars, a pair of opera glasses, sixty-five intact perfume ampoules, a camera, a bowler hat, a first class demitasse and dinner plate, a base for a cherub (likely from the ship's grand staircase), as well as gilded wood from a balustrade.

         In May 2001, we acquired ownership of the wreck of the RMS Carpathia, which was sunk during World War I off the coast of Ireland. This ship rescued more than 700 of the Titanic's survivors. In November 2005, we sold a 3% ownership interest in the RMS Carpathia to a third party. As part of this transaction, we also sold such third party a twenty-five year license to conduct joint expeditions with us to the RMS Carpathia for exploration and salvage purposes. At present we have no definitive plans to conduct an expedition to the RMS Carpathia.

         In August and September 2004, we conducted our seventh expedition to the Titanic wreck site. Expedition 2004 departed from Halifax, Nova Scotia, Canada on August 25, 2004 and for the first time allowed us to rely exclusively on a deep ocean remotely operated vehicle, or ROV, that permitted the expedition to utilize round-the-clock underwater operations. In addition to the recovery of 75 historic artifacts from the Titanic wreck site, we discovered a new debris field that includes remnants from the first class a la carte restaurant. We plan to continue recovery work in the future by planning additional expeditions to the Titanic wreck-site.

         During 2005, we expanded our exhibitions beyond Titanic-related displays into human anatomy exhibitions, which explore the marvels of the human body. We currently operate a "Bodies Revealed" exhibition and three "Bodies...The Exhibition" exhibitions and plan to present at least two additional anatomy-based exhibitions in the future. "Bodies Revealed" debuted in August 2004 in Blackpool, England, and was the first non-Titanic related exhibition that we have produced. Our "Bodies Revealed" exhibition opened in Mexico City, Mexico in March 2006. The first "Bodies...The Exhibition" opened in Tampa, Florida in August 2005 and the second exhibition opened in New York City in November 2005. The third "Bodies . . . the Exhibition" opened in Atlanta, Georgia in March 2006.

         Our executive offices are located at 3340 Peachtree Road, NE, Suite 2250, Atlanta, Georgia 30326 and our telephone number is (404) 842-2600. We are a Florida corporation and maintain web sites located at www.prxi.com, www.rmstitanic.net, www.titanicscience.com, www.bodiesrevealed.com, and www.bodiestheexhibition.com. Information contained on our web sites is not part of this prospectus.

Exhibitions Operated by the Company

         RMS Titanic Exhibitions

         Our Titanic exhibitions have been exhibited in more than forty venues throughout the world, including the United States, France, Greece, Japan, Switzerland, Chile, Argentina, China and England. The table below lists our Titanic exhibition locations and dates during our current fiscal year:

         o Whitaker Center, Harrisburg, Pennsylvania (June 4 to September 18, 2005);

         o Maryland Science Center, Baltimore, Maryland (February 12 to September 11, 2005);

         o        COSI Columbus, Columbus, Ohio (March 12 to September 5, 2005);

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

         o Tropicana Resort & Casino, Las Vegas, Nevada (March 25, 2005 to January 31, 2006);

         o        The  Zappion,  Athens,  Greece  (October  8,  2005 to March 1,
                  2006);

         o St. Louis Science Center, St. Louis, Missouri (November 11, 2005 to April 15, 2006);

         o        The AT Center,  Seoul,  South Korea (December 3, 2005 to March
                  1, 2006);

         o Queen Mary, Long Beach, California (December 17, 2005 to September 4, 2006);

         o OshKosh Public Museum, OshKosh, Wisconsin (February 4, 2006 to April 30, 2006);

         o Miami Museum of Science and Planetarium, Miami, Florida (March 25, 2006 to October 15, 2006).

         We currently anticipate opening an additional Titanic exhibition at the Science Center of Iowa in Des Moines, which is expected to run from May 20, 2006 to August 20, 2006. The opening date is tentative, however. Due to the uncertainties involved in the development and setup of exhibitions, the opening date may be delayed and the exhibit location may be changed.

         "Bodies...The Exhibition" and "Bodies Revealed" Exhibitions

         We are using our experience in the exhibition business to conduct exhibitions not related to the Titanic. In March 2005, we acquired the membership interests in Exhibitions International, LLC, which enabled us to gain multi-year license and exhibition rights to five separate human anatomy exhibitions, each of which contains a collection of at least twenty whole human body specimens plus at least one hundred and fifty single human organs. We are already in possession of five of these sets of medical specimens, one of which we call the "Bodies Revealed" exhibition, and four of which we call "Bodies...The Exhibition." We acquired the rights to display these exhibitions through two separate exhibition agreements, each of which is for a five-year term, with the right to extend these agreements for up to five additional years at our election. We expect to acquire an additional collection of human anatomy specimens in our fiscal year 2007.

         These specimens are assembled into anatomy-based exhibitions featuring preserved human bodies, and offer the public an opportunity to explore the human body. The exhibitions include displays of dissected human bodies kept from decaying through a process called polymer preservation, also known as plastination. In essence, the bodies are drained of all fat and fluids, which are replaced with polymers such as silicone rubber, epoxy and polyester. This keeps the flesh from decaying and maintains its natural look. Skin from the bodies is removed, or partially removed, to reveal muscular, nervous, circulatory or digestive systems. The full body specimens are complimented by presentation cases of related individual organs, both healthy and diseased, that provide a detailed look into the elements that comprise each system.

         "Bodies Revealed" debuted in August 2004 in Blackpool, England and was the first non-Titanic exhibition that we produced. We expanded our human anatomy exhibition business by creating two additional exhibitions known as "Bodies...The Exhibition." The first opened in Tampa, Florida in August 2005 and the second in New York City in November 2005. The table below lists our "Bodies...The Exhibition" and "Bodies Revealed" exhibition locations during our current fiscal year:

         o "Bodies Revealed," Samsung's Everland Theme Park, Seoul, South Korea (March 2005 to November 2005);

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

         o "Bodies...The Exhibition," Museum of Science and Industry, Tampa, Florida (August 18, 2005 to February 26, 2006, extended to September 4, 2006);

         o "Bodies...The Exhibition," South Street Seaport, New York, New York (November 19, 2005 to an as yet undetermined date);

         o "Bodies...The Exhibition," Atlanta Civic Center, Atlanta, Georgia (March 4, 2006 to September 4, 2006);

         o "Bodies Revealed," Ocesa, Mexico City, Mexico (March 11, 2006 to September 11, 2006).

         We currently anticipate opening an additional "Bodies . . . the Exhibition " exhibition at Earls Court Exhibition Centre, London, England, which is expected to run from April 12, 2006 to July 30, 2006.

         Additional Exhibitions

         We expect to expand our exhibition business by presenting additional human anatomy based exhibitions in 2006. We also intend to present different exhibitions in the future, not related to the Titanic or to human anatomy.

Titanic Donation Initiative

         In keeping with our desire to conserve Titanic artifacts for history and keep the collection of artifacts together, we are exploring the possibility of donating our Titanic artifacts to a charitable institution. Doing so might also be in our best financial interests, as it could clarify and finalize the ownership of certain of the artifacts. In the event we donate the artifacts that we have recovered from the Titanic, we will seek a long-term lease back arrangement from the recipient of the artifacts pursuant to which we would continue to exhibit the artifacts and could continue to salvage the Titanic wreck and wreck site. At this time, however, we have not undertaken any affirmative action with respect to donating our Titanic artifacts.

Merchandising

         We earn revenue from the sale of merchandise, such as catalogs, posters and Titanic-related jewelry. We have a contractual relationship with Events Management, Inc., which is an unaffiliated company that operates gift shops at exhibitions and other locations. Events Management sells our Titanic merchandise at exhibitions, as well as through its web site and its other distribution channels. In connection with these sales, we receive 10% of the gross sale proceeds. We also receive license fees from Events Management for the use of our names and logos. We also sell merchandise directly to the public, and we plan to begin distributing a catalog of our merchandise in the near future, with the hope that we can develop new revenues from the sales of merchandise through catalogs. Finally, we have produced high quality, high content exhibition catalogs, which we sell at our exhibitions through Events Management.

Marketing

         We have developed several retail products utilizing coal recovered from the Titanic, which has been incorporated into jewelry. We intend to continue developing such products to increase our merchandising revenues. We also intend


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

to pursue the direct marketing of merchandise and our video archives through our web site and through third parties.

Titanic Expeditions

         With the depth of the Titanic wreck approximately two and one-half miles below the surface of the ocean in the North Atlantic, we are dependent upon chartering vessels outfitted with highly advanced deep sea technology in order to conduct expeditions to the wreck site. In our 1987, 1993, 1994, 1996, and 1998 expeditions, we entered into charter agreements with IFREMER, pursuant to which IFREMER supplied the crew and equipment necessary to conduct research and recovery efforts. In addition to utilization of the research vessel Nadir, recovery efforts were undertaken through the manned submersible Nautile. Small, hard-to-reach areas necessary for visual reconnaissance efforts were accessed by a small robot, known as Robin, controlled by crewmen on board the Nautile. The dive team had the capability of retrieving both heavy objects, such as a lifeboat davit weighing approximately 4,000 pounds, and fragile objects weighing only a few ounces. Because of the immense pressure of approximately 6,000 pounds per square inch at the depth of the wreck site, it is impossible for a dive team to reach such depths and explore the wreck site through any means other than a submersible. The Nautile and Robin were each equipped with video and still cameras that recorded all recovery and exploration efforts. In connection with our 1987, 1993, 1994, 1996, 1998, 2000, and 2004 expeditions to the wreck site, we engaged maritime scientists and other professional experts to assist in the exploration and recovery efforts.

         Our ability to conduct expeditions to the Titanic has been subject to the availability of necessary research and recovery vessels and equipment for chartering by us from June to September, which is the "open weather window" for such activities. Research and recovery efforts with a manned submersible are presently limited to the availability and the co-operation with the Nautile through charter arrangements with IFREMER and MIR I and MIR II using charter arrangements with P.P. Shirshov Institute of Oceanology. To our knowledge, no other manned submersible with the capability of reaching the depth of the Titanic is presently commercially available, however there are a number of remote operated vehicles available for hire. Based upon our experience with the 2004 expedition, remote operated vehicles are a viable and more efficient alternative to manned submersibles. The availability of remote operated vehicles has substantially increased our flexibility in chartering for future expeditions.

Restoration and Conservation of Titanic Artifacts

         Upon recovery from the Titanic wreck site, artifacts are in varying states of deterioration and fragility. Having been submerged in the depths of the ocean for more than 90 years, objects have been subjected to the corrosive effects of chlorides present in seawater. The restoration of many of the metal, leather, and paper artifacts requires the application of sophisticated electrolysis and other electrochemical techniques. Some of the artifacts recovered from the 1987 expedition were restored and conserved by the laboratories of Electricite de France, a French government-owned utility. Except for un-restored artifacts that are currently being exhibited, many of the artifacts recovered from the 1987, 1993, 1994, 1996 and 1998 expeditions have undergone conservation processes at LP3, a privately-owned conservation laboratory in Semur-en-Auxois, France. When not being exhibited or not being conserved at other conservation facilities, almost all of our Titanic artifacts are housed in our conservation and warehouse facility located in Atlanta, Georgia.

Science and Archaeology Related to the Titanic

         The Titanic was a great luxury cruise liner, which bequeathed to the world a classic story of tragedy at sea. Today, this shipwreck is treated as an archaeological site, historic structure, attraction for adventure tourism, ecological phenomenon, international memorial, and as valuable property to be recovered and shared with humanity. With the exception of adventure tourism, we believe that all of these purposes are legitimate and beneficial to society. We also believe that the multiple values of the Titanic and its status as a social and cultural icon demand the perspectives of many experts in scientific interpretation and stewardship of the site.

         We believe we are in the best position to provide for archaeological survey, scientific interpretation, and stewardship of the Titanic shipwreck. We possess the largest collection of data, information, images, and cultural materials associated with the shipwreck. We have developed a partnership with the Center for Maritime & Underwater Resource Management, a nonprofit corporation, for services in archaeology, scientific research, and resource management to aid in stewardship of the Titanic wreck site.

         We intend to work with the U.S. government to present our collection of knowledge and cultural materials to researchers, educators, and other audiences in the form of scientific reports, associated interactive web site, and other intellectual products that advance our purposes. Revenues from the sale of these intellectual products are expected to at least meet the total production costs. The scientific reports will integrate the results of all expeditions to the Titanic wreck site since its discovery. In addition, the publication will include the first comprehensive site plan of the Titanic, which will assist in determining future products in research, materials conservation and education. The interactive web site will present this scientific knowledge as well as its entire collection of cultural materials.

RMS Carpathia

         In May 2001, we acquired ownership of the wreck of the RMS Carpathia, which was sunk during World War I off the coast of Ireland. This ship rescued more than 700 of the Titanic's survivors. In November 2005, we sold a 3% ownership interest in the RMS Carpathia to a third party. As part of this transaction, we also sold such third party a twenty-five year license to conduct joint expeditions with us to the RMS Carpathia for exploration and salvage purposes. At present we have no definitive plans to conduct an expedition to the RMS Carpathia.

Competition

         The entertainment and exhibition industries are intensely competitive. Given our limited capital resources, there can be no assurances that we will be able to compete effectively. Many enterprises with which we will be competing have substantially greater resources than we do. Additionally, following the success of the motion picture "Titanic" in 1997, a number of entities have undertaken, or announced an intention, to offer exhibitions or events with the Titanic theme or involving memorabilia related to its sinking. Although we are the only entity that exhibits artifacts recovered from the wreck site of the Titanic, competition may be encountered from these exhibitions or events. We intend to compete with other entities based upon the mass appeal of our planned exhibitions to consumers of entertainment, museum, scientific and educational offerings, and the quality and value of the entertainment experience. We intend to emphasize the unique and distinctive perspective of the Titanic in our exhibitions.

         Likewise, the recent popularity of human anatomical exhibitions has spawned additional exhibitions similar to ours. We intend to compete with other entities based upon our unique educational approach to these exhibitions and based upon the mass appeal of our exhibitions to consumers of entertainment, museum, scientific and educational offerings, and the quality and value of the educational experience of our exhibitions.

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

         The success of our merchandising efforts will depend largely upon the consumer appeal of our merchandise and the success of our exhibitions. We believe that our merchandise will compete primarily because of both its unique character and quality.

Employees

         As of February 28, 2006, we had twenty-nine full-time employees. We are not a party to any collective bargaining agreement and we believe that our relations with our employees are good.

Environmental Matters

         We are subject to environmental laws and regulation by federal, state and local authorities in connection with our planned exhibition activities. We do not anticipate that the costs to comply with such laws and regulations will have any material effect on our capital expenditures, earnings, or competitive position.

                            DESCRIPTION OF PROPERTIES

         We have our principal executive offices located at Tower Place, 3340 Peachtree Road N.E., Suite 2250, Atlanta, Georgia. This space originally consisted of approximately 4,706 square feet and is used for management, administration, and marketing for our operations. The lease for our principal executive offices commenced in April 2000 and was amended on August 8, 2003, when the term was extended until February 29, 2008. The lease was amended a second time on November 8, 2005 when the leased space was increased to approximately 6,000 square feet. The amended lease provides for base annual lease payments of $110,591 with a 2.5% annual adjustment. The second amended lease, which increased our office space by over 1,800 square feet, requires us to pay an additional total of $71,242 over the duration of the lease.

         We also have a lease obligation that commenced November 1, 2001 for approximately 10,080 square feet of space at an undisclosed location (for security purposes) in Atlanta, Georgia. This facility is used for conservation, restoration, and storage of Titanic artifacts. On October 6, 2004 we extended this lease for an additional three years with monthly payments of $6,855 for the first year beginning January 1, 2005, with 2% increases for each of the second and third years.


                                LEGAL PROCEEDINGS

Status of International Treaty Concerning the Titanic Wreck

         The U.S. Department of State and the National Oceanic and Atmospheric Administration of the U.S. Department of Commerce are working together to implement an international treaty with the governments of the United Kingdom, France and Canada concerning the Titanic wreck site. If implemented in this country, this treaty could affect the way the U.S. District Court for the Eastern District of Virginia monitors our salvor-in-possession rights to the Titanic. These rights include the exclusive right to explore the wreck site, claim possession of and title to artifacts recovered from the site, restore and display recovered artifacts, and make other use of the wreck. We have raised numerous objections to the U.S. Department of State regarding the participation of the U.S. in efforts to reach an agreement governing salvage activities with respect to the Titanic. The treaty, as drafted, does not recognize our existing salvor-in-possession rights in the Titanic. The United Kingdom signed the treaty in November 2003, and the U.S. signed the treaty in June 2004. For the treaty to take effect, the U.S. must enact implementing legislation. As no implementing legislation has been proposed, the treaty currently has no binding legal effect. If this treaty goes into effect, we could lose our salvor-in-possession rights.

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

         We have initiated legal action to protect our rights to the Titanic wreck site from this treaty, but there can be no assurances that these actions will be effective. On April 3, 2000, we filed a motion for declaratory judgment in federal district court asking that the court declare unconstitutional the efforts of the U.S. to implement the treaty. On September 15, 2000, the court ruled that our motion was not ripe for consideration and that we may renew our motion when and if the treaty is agreed to and signed by the parties, final guidelines are drafted, and Congress passes implementing legislation. As discussed above, the treaty has been finalized and is not yet in effect because Congress has not adopted implementing legislation, thus it is not time yet for the court to consider our motion. However, we expect that whatever the outcome of this matter, there should be no impact as to title to the artifacts that we have already recovered. Following the January 31, 2006 decision by the U.S. Court of Appeals for the Fourth Circuit, title to the 1800 artifacts recovered during the 1987 expedition now rests firmly with the company. Title to the remaining artifacts will be resolved by the salvor-in-possession legal proceedings pending in U.S. District Court for the Eastern District of Virginia as discussed below. We do not know what effect, if any, this treaty will have on our future operations with respect to the Titanic.

Status of Salvor-in-Possession and Interim Salvage Award Proceedings

         On April 12, 2002, the U.S. Court of Appeals for the Fourth Circuit affirmed two orders of the U.S. District Court in our ongoing salvor-in-possession case. These orders, dated September 26, 2001 and October 19, 2001, respectively, restricted the sale of artifacts recovered by us from the Titanic wreck site. In its opinion, the U.S. Court of Appeals for the Fourth Circuit reviewed and declared ambiguous the June 1994 order of the district court that had awarded ownership to us of all items then salvaged from the wreck of the Titanic as well as all items to be salvaged in the future so long as we remained salvor-in-possession of the Titanic. Having found the June 1994 order ambiguous, the court of appeals reinterpreted the order to convey only possession, not title, pending determination of a salvage award. We petitioned the U.S. Supreme Court to hear our appeal of the April 12, 2002 decision of the court of appeals, however, our petition was denied on October 7, 2002.

         On May 17, 2004, we appeared before the United States District Court for the Eastern District of Virginia for a pre-trial hearing to address issues in preparation for an interim salvage award trial. At that hearing, we confirmed our intent to retain our salvor-in-possession rights in order to exclusively recover and preserve artifacts from the wreck site of the Titanic. In addition, we stated our intent to conduct another expedition to the wreck site. As a result of that hearing, on July 2, 2004, the court rendered an opinion and order in which it held that it would not recognize the 1993 Proces-Verbal, pursuant to which the government of France granted us all artifacts recovered from the wreck site during the 1987 expedition. The court also held that we will not be permitted to present evidence at the interim salvage award trial for the purpose of arguing that we should be awarded title to the Titanic artifacts through the law of finds.

         We appealed the July 2, 2004 Court Order to the U.S. Court of Appeals for the Fourth Circuit. On January 31, 2006, the Court of Appeals reversed the lower court's decision to invalidate the 1993 Proces-Verbal, pursuant to which the government of France granted to us all artifacts recovered from the wreck site during the 1987 expedition. As a result, the court reconfirmed that we own the 1800 artifacts recovered during the 1987 expedition. The appellate court also held that we will not be permitted to present evidence at the interim salvage award trial for the purpose of arguing that we should be awarded title to the remainder of the Titanic artifacts through the law of finds.

Settled Litigation and Other Concluded Matters

         On March 24, 2006, we entered into a settlement agreement with Plastination Company Inc. whereby we amicably settled the litigation Plastination Company v. Premier Exhibitions, Inc., which was pending in the United States District Court for the Northern District of Ohio. The terms of the settlement agreement are confidential, and we do not believe that they are material to our business.

         On February 2, 2006, the United States District Court for the Middle District of Florida approved a settlement agreement between the parties to Dave Shuttle and Barbara Shuttle v. Arnie Geller, G. Michael Harris, Gerald Couture, and R.M.S. Titanic, Inc. This lawsuit, which was commenced on March 22, 2004 and had alleged breaches of fiduciary duty by management, was directly related to the D'Addario case, which is discussed below.

         On January 30, 2006, the United States District Court for the Eastern District of Virginia approved a settlement agreement between the parties to Lawrence D'Addario v. Arnie Geller, Gerald Couture, Joe Marsh and R.M.S. Titanic, Inc. This lawsuit was commenced on April 25, 2002 and had alleged fraud, self-dealing, mismanagement, diversion and waste of corporate assets by our company and some of our officers, directors and shareholders.

         The D'Addario settlement and the Shuttle settlement utilize the same form of settlement agreement. The primary component of such settlement agreement is our adoption of a five-year corporate governance plan. The material terms of the corporate governance plan are set forth below.

         o Our board of directors must be comprised of a majority of independent directors.

         o We must have an audit committee of the board of directors, comprised exclusively of independent directors, which, among other things, has oversight responsibility for our internal control and corporate compliance.

         o We must have a corporate governance committee of the board of directors, comprised of a majority of independent directors, which, among other things, oversees our implementation of the corporate governance plan, reviews all contracts between us and our officers, pre-screens director nominees, and reviews the compensation of our five most highly paid officers.

         o Our independent directors must meet at least twice each calendar year and have the authority to retain counsel, accountants, or other experts.

         o Our directors must review the compensation paid to them by us and make any appropriate changes.

         o All persons nominated to become a director must satisfy certain requirements and possess core competencies.

         o Once a year over the five-year period for which the corporate governance plan is applicable, our board of directors must submit a written report to counsel representing the former plaintiff confirming our compliance with the corporate governance plan.

         If we do not comply with the corporate governance plan, such non-compliance will be remedied by injunctive relief pursuant to Florida corporate law.

         In addition to the corporate governance plan, the terms of each of the D'Addario settlement and Shuttle settlement, respectively, provide that the parties will execute mutual releases, thereby waiving any claims that were raised or could have been raised in each such litigation. Finally, in connection with the D'Addario settlement and Shuttle settlement, we have agreed to pay an aggregate of $300,000 of the plaintiffs' attorneys' fees and costs, which includes plaintiffs' attorneys' out-of-pocket expenses of approximately $150,000. Such amounts represent the entire cash settlement for both actions and were paid by our insurance carrier.

         On May 10, 2001, we received a subpoena from the Securities and Exchange Commission requesting various documents relating to, among other things, the change in control that occurred during November 1999; any solicitations that may have been made without filing a written proxy statement; the purchase of our common stock by certain shareholders; the accuracy of our financial statements; information about our accounting procedures and controls; documents about our subsidiaries; and other information about consulting agreements, communications with certain individuals, employment of officers, and other company matters. We complied with the subpoena. On November 22, 2004, the staff of the Securities and Exchange Commission informed us that the investigation was terminated and that no action was recommended against our company to the Securities and Exchange Commission.

                          DIRECTORS, EXECUTIVE OFFICERS
                            AND SIGNIFICANT EMPLOYEES

         The following table sets forth information about our directors, executive officers and significant employees as of the date of this prospectus.


               Name                       Age                                  Position(s)
------------------------------------    ---------    -------------------------------------------------------------------------
Arnie Geller                               64        President, Chief Executive Officer and Chairman of the Board of Directors
Stephen Couture                            36        Vice President, Chief Financial Officer and Director
N. Nick Cretan                             70        Director
Douglas Banker                             53        Director
Alan Reed                                  48        Director
Tom Zaller                                 34        Vice President - Exhibitions
Brian Wainger                              36        Vice President and Chief Legal Counsel

Members of the Board of Directors

         There are five members of our board of directors, three of whom are considered to be "independent" under applicable legal standards. Biographical information about each of our directors is set forth below.

         Arnie Geller

         Arnie Geller is the chairman of the board of directors, and he also serves as our president and chief executive officer. Mr. Geller has served as a director since May 1999, and he was appointed chairman of the board of directors in October 2005. Mr. Geller served as our president from May 1993 to May 1995, and he was reappointed as our president in November 1999 and has continued to serve us in that capacity ever since. Prior to 1993, for approximately 27 years Mr. Geller had principally been engaged in various executive capacities in the record industry. Mr. Geller was a self-employed corporate consultant prior to his reappointment as our president in 1999.

         Stephen Couture

         Stephen Couture joined the board of directors in February 2006, and he also serves as our vice president, chief financial officer. Mr. Couture, age 36, has been a partner and principal in Couture & Company, Inc., a private corporate financial consulting firm formed in 1973 by his late father, since 1996. As a partner and principal of Couture & Company, Inc., Mr. Couture has been involved in public offerings, mergers and acquisitions, venture capital transactions, crisis management, reorganizations and the financial management of a number of growth enterprises. In such capacity, Mr. Couture has also provided financial management services to a diversified group of clients in the manufacturing, logistics, distribution, exhibition, entertainment, retail, service, product development and high technology sectors. Mr. Couture holds a B.S degree in Management Systems from Rensselaer Polytechnic Institute and M.B.A. degrees from The University of Tampa in both Finance and Accounting.

         N. Nick Cretan

         N. Nick Cretan has served as a director since April 2000. Mr. Cretan has more than 30 years of management experience, including his experience as chief operating officer of the non-profit Maritime Association of the Port of New York and New Jersey, which is a trade association to develop and promote the Port of New York and New Jersey. Mr. Cretan retired from such position in 2004. He also serves as president of Friends of the Statue of Liberty, Ellis Island Foundation, president of Friends of Gateway National Parks Foundation and as executive director of the American Merchant Marine Memorial Foundation. Previously, he served as deputy director of the San Francisco Marine Exchange and as staff assistant at the National Federation of Independent Business.

         Douglas Banker

         Douglas Banker has served as a director since August 2000. Mr. Banker has more than 25 years of experience in the entertainment industry that includes providing management services to musicians and recording artists; marketing, merchandising, licensing, and sales of music media products; and the development and management of concerts and similar events. Mr. Banker also has authored several significant software programs that have achieved commercial success and has been involved with the management of the enterprises created for their commercialization. Mr. Banker was president of the Board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000.

         Alan Reed

         Alan Reed was appointed to the Board of Directors in February 2006 to fill an existing vacancy. Mr. Reed, who will serve as a director until he is up for re-election at our next annual meeting, joined the board as an independent director. Mr. Reed is the founder of Reed Financial Corporation, a firm that has provided accounting and business advisory services since 2002. From 1983 to 2002, Mr. Reed was president of Alan B. Reed, CPA, P.C., an accounting firm specializing in the entertainment industry. From 1983 to1993, Mr. Reed was president of Personal Business Management Services, Inc., a company that managed federally insured credit unions. Mr. Reed worked as a senior accountant with the firm of Zeiderman & Edelstein, P.C. in New York City from 1980 to 1982. From 1979 to 1980, Mr. Reed was a junior accountant with the entertainment accounting firm of Gelfand Bresslauer Rennert & Feldman in New York City. Mr. Reed graduated from Boston University, Major in Accounting with a B.S. degree in 1979.

Board Structure and Composition; Implementation of Corporate Governance Plan

         Our directors are elected to one-year terms. The board of directors held three meetings during fiscal year 2005. At the present time, we have no nominating or executive committees. On February 23, 2006 we formed our compensation and audit committees. It has been difficult to attract additional board members because of our litigation history and the limited director and officer insurance coverage that we can afford. If and when a candidate for potential consideration as a director is identified, the full board will review the candidate's credentials to determine his or her qualifications, which will include evaluation of the following: background, experience, financial expertise, public company experience, high ethical standards, professionalism, integrity, avoidance of potential conflicts and other factors that would enhance the effectiveness of the board.

         In connection with our settlement of the D'Addario and Shuttle litigation, as discussed under "Legal Proceedings - Settled Litigation and Other Concluded Matters" in this prospectus, we have agreed to adopt a five-year corporate governance plan. Pursuant to the corporate governance plan, we will be required to implement the following changes to our corporate governance structure:

         o Our board of directors must be comprised of a majority of independent directors.

         o We must have an audit committee of the board of directors, comprised exclusively of independent directors, which has, among other things, oversight responsibility for our internal control and corporate compliance.

         o We must have a corporate governance committee of the board of directors, comprised of a majority of independent directors, which, among other things, oversees our implementation of the corporate governance plan, reviews all contracts between us and our officers, pre-screens director nominees, and reviews the compensation of our five most highly paid officers.

         o Our independent directors must meet at least twice each calendar year and have the authority to retain counsel, accountants, or other experts.

         o Our directors must review the compensation paid to them by us and make any appropriate changes.

         o All persons nominated to become a director must satisfy certain requirements and possess core competencies.

         Once a year over the five-year period for which the corporate governance plan is applicable, our board of directors will submit a written report to counsel representing the former plaintiff confirming our compliance with the corporate governance plan.

Executive Officers and Significant Employees

         No family relationship exists between or among any of the members of our board of directors or executive officers. None our directors are directors of any other company having a class of equity securities registered under or required to file periodic reports pursuant to the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

         Arnie Geller, President and Chief Executive Officer

         Arnie Geller serves as our president and chief executive officer. Further information about Mr. Geller is set forth above under "Members of the Board of Directors."

         Stephen Couture, Vice President and Chief Financial Officer

         Stephen Couture serves as our vice president and chief financial officer. Further information about Mr. Couture is set forth above under "Members of the Board of Directors."

         Tom Zaller, Vice President - Exhibitions

         Tom Zaller has served as our vice president - exhibitions since August 2003. Mr. Zaller has more than 10 years experience in the production of exhibitions both internationally and domestically. Prior to his joining us, Mr. Zaller was vice president for production at Clear Channel International Exhibitions for two years, where he collaborated on the development, design and production of numerous Clear Channel exhibitions that were shown internationally. While he was with Clear Channel, Mr. Zaller was production manager for "Titanic: The Artifact Exhibition," which included twenty domestic and nine foreign exhibitions. More than 13 million visitors viewed these exhibitions worldwide. Prior to holding such position with Clear Channel, Mr. Zaller served in similar capacities with predecessor companies of Clear Channel.

         Brian  Wainger,  Chief  Legal  Counsel  and Vice  President  - Business
Affairs

         Brian Wainger has served as our chief legal counsel and vice president
- business affairs since June 2004. He became our acting secretary in July 2005. Before joining our company, Mr. Wainger worked as an attorney at the law firm of McGuireWoods, LLP, where he specialized in complex commercial litigation and represented us in the D'Addario case. Before his employment at McGuireWoods, Mr. Wainger served as an assistant attorney general for the Commonwealth of Virginia.

Director Compensation

         We presently compensate all directors by issuing 25,000 shares of common stock upon appointment as a director and, subsequently, issuing 25,000 options to purchase our common stock for each year of service as a director. The purpose of the grant of options and shares of common stock is to align the interests of the directors with those of our shareholders. During fiscal year 2003, our two independent directors, Messrs. Cretan and Banker, were each granted 100,000 shares of common stock, having a fair market value of $24,000 on the date of grant, for their continued services on our behalf. On December 12, 2003, each director was issued an option to acquire 75,000 shares of common stock at the then market price of $0.32 per share. These options expire ten years from the date of grant. No options were issued to our directors during fiscal year 2005. In addition, our directors are entitled to receive $300 per telephonic meeting and $1,000 per meeting attended in person. During fiscal year 2005, Messrs. Cretan and Banker each received cash compensation for board meeting attendance of $700.

Executive Compensation

         The following table sets forth a summary of compensation paid to our executive officers for the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005.


--------------------------------- ---------------------- ---------------------- ----------------------- -------------------
                                                                                                            Long-Term
                                                                                                           Compensation
                                                                                                        ------------------
                                                                Annual               Compensation
                                                                ------               ------------         Common Shares
                                                                                     Other Annual           Underlying
                                   Year Ended February          Salary               Compensation        Options Granted
  Name and Principal Position           28 (29)th                 ($)                    ($)                   (#)
--------------------------------- ---------------------- ---------------------- ----------------------- -------------------
Arnie Geller (1) (2)                      2005                         382,876                  34,732             400,000
                                          2004                         370,997                  91,813             475,000
President and Chief Executive             2003                         331,659                  37,961                 -0-
Officer, Chairman
--------------------------------- ---------------------- ---------------------- ----------------------- -------------------
Gerald Couture (3)(4)                     2005                         312,560                  42,040             300,000
Former Vice President - Finance           2004                         298,373                  68,661             375,000
and Chief Financial Officer               2003                         272,467                  51,849                 -0-
--------------------------------- ---------------------- ---------------------- ----------------------- -------------------
Thomas Zaller (5)                         2005                         158,942                  15,780                 -0-
Vice President - Exhibitions              2004                          86,537                   6,296             250,000
                                           --                               --                      --                  --
--------------------------------- ---------------------- ---------------------- ----------------------- -------------------
Brian Wainger                             2005                         157,500                   1,500                 -0-
Vice President and Chief Legal             --                               --                      --                  --
Counsel (6)                                --                               --                      --                  --
--------------------------------- ---------------------- ---------------------- ----------------------- -------------------

         (1)......Mr.  Geller  was  re-appointed  as  our  president  and  chief executive officer on November 26, 1999. Mr. Geller was elected a director on August 9, 1999. An employment agreement between Mr. Geller and us was executed on February 2, 2002 that provided for an annual base salary of $330,750 with 5% per year increases. At Mr. Geller's option, he may elect to receive his compensation in shares of our common stock. For this purpose, our common stock will be valued at 50% of its closing bid price as of the date of Mr. Geller's election. Mr. Geller has not elected to receive common stock as compensation in lieu of salary during the last three completed fiscal years. Mr. Geller has also been granted stock options as an officer and director to purchase up to 1.375 million shares of our common stock at prices ranging from $0.40 to $1.75 per share. All of these options expire ten years from the date of their grant. In addition, on February 2, 2002, Mr. Geller's option to acquire 75,000 shares of common stock was reset to an exercise price of $0.40, which was the closing price of the common stock on February 1, 2002. On December 12, 2003, Mr. Geller received, as a director, options to acquire 75,000 shares of common stock at an exercise price of $0.32 per share. On April 10, 2004, Mr. Geller's employment agreement was extended for two additional years until February 2, 2009 and he was granted options to acquire 400,000 shares of common stock at an exercise price of $1.64. On July 30, 2004, Mr. Geller exchanged 1.2 million options he held for the issuance of 600,000 shares of our common stock in order to accommodate a private placement of our securities. The options that were exchanged by Mr. Geller had exercise prices of $1.15, $1.64, and $1.75 per share, respectively. All Mr. Geller's options were granted under our 2000 Stock Option Plan or 2004 Stock Option Plan. The exercise price for each option granted to Mr. Geller was the closing price of our common stock on the option grant date.

         (2)......Included in other compensation for the fiscal year ended
February 28, 2005 were medical payments and medical insurance of $22,732 and a car allowance of $12,000.

         (3)......On April 25, 2000, we hired Mr. Couture as our vice president and chief financial officer, pursuant to a one-year employment agreement. After that employment agreement expired, Mr. Couture continued to serve as an officer of ours with his compensation dependent upon the services he performed. On February 2, 2002, Mr. Couture executed a new employment agreement with us for a term of four years at an annual base salary of $270,000 with 5% per year increases. Mr. Couture had previously been granted a stock option to purchase 300,000 shares of our common stock at an exercise price of $1.625 per share (the closing price of our common stock on April 24, 2000). Mr. Couture received an option to purchase 600,000 shares at an exercise price of $0.40 per share (the closing price of our common stock on February 1, 2002) as part of his employment agreement. In addition, on February 2, 2002, Mr. Couture's option to acquire 75,000 shares of common stock was reset to an exercise price of $0.40 that was the closing price of the common stock on February 1, 2002 (the date of the grant). Mr. Couture received, as a director, options to acquire 75,000 shares of common Stock at an exercise price of $0.32 per share. On April 10, 2004, Mr. Couture's employment agreement was extended two years until February 2, 2008 and options to acquire 300,000 shares of common stock at an exercise price of $1.64 were granted. On July 30, 2004, Mr. Couture exchanged 600,000 options he held for the issuance of 300,000 shares of our common stock in order to accommodate a private placement of our securities. The options that were exchanged had exercise prices of $1.625 and $1.64 per share. All options were granted under our 2000 Stock Option Plan or 2004 Stock Option Plan. The exercise price for each option granted to Mr. Couture was the closing price of our common stock on the option grant date. Mr. Couture passed away on July 9, 2005. The options remain exercisable by The Estate of Gerald Couture until July 9, 2006.

         (4)......Included in other compensation for the fiscal year ended
February 28, 2005 were medical payments and medical insurance of $21,040, a car allowance of $9,000 and an office allowance of $12,000.

         (5)......On August 4, 2003, we hired Mr. Zaller as our vice president -
exhibitions for a term of three years at an annual base salary of $150,000. Mr. Zaller was also granted a stock option to purchase 250,000 shares of our common stock at an exercise price of $0.28 per share. Such options were granted under our 2004 Stock Option Plan. The exercise price for the option granted is the closing price of our common stock on the option grant date. Included in other compensation for the fiscal year ended February 28, 2005 were medical payments and medical insurance of $15,780.

         (6)......In June 2004, we hired Mr. Wainger as our vice president and chief legal counsel at an annual base salary of $157,500.

Option Grants in Fiscal Year 2005

         The following table summarizes the stock options granted to management or the board of directors in fiscal year 2005.


                                                                                                 Potential Realizable Value
                         Number of           Percent of Total                                      at Assumed Annual Rates
                        Securities        Options/SARs Granted to     Exercise                         of Stock Price
                        Underlying         Executive Employees/        Price       Expiration     Appreciation for Option
      Name           Options Granted     Directors in Fiscal Year    ($/Share)        Date                  Term
                                                                                                     5% ($)        10% ($)
------------------ --------------------- -------------------------- ------------- -------------- ------------- --------------
Arnie Geller             400,000                    57%                $1.64          2014
                                                                                                   $412,555     $1,045,495

Gerald Couture           300,000                    43%                 1.64          2014         $309,416       $784,121

Tom Zaller                 -0-                      -0-                  --            --             --            --

Brian Wainger              -0-                      -0-                  --            --             --            --

Total                    700,000                   100%                  --            --             --            --


Exercise of Stock Options

     None of our executive officers exercised options to purchase common stock in fiscal year 2005. The following table shows aggregate amounts of outstanding options held by the executive officers named in the Summary Compensation Table as of February 28, 2005.

                 Aggregated Option Exercises in Fiscal Year 2005
                        and Fiscal Year-end Option Values


                                                               Number of Securities         Value of Unexercised
                                                              Underlying Unexercised       In-the-money Options at
                                                            Options at Fiscal Year-End             Fiscal
                                                                                                 Year-End (1)
                                                          ------------------------------- --------------------------
                    Shares Acquired on        Value
                        Exercise            Realized
      Name                 (#)                ($)           Exercisable     Unexercisable Exercisable Unexercisable
------------------ -------------------- ----------------- ----------------- ------------- ----------- --------------
Arnie Geller               --                  --            650,000            --         $493,500        --
Gerald Couture             N/A                N/A            750,000            --         $568,500        --
Tom Zaller                 N/A                N/A            250,000            --         $217,500        --
Brian Wainger              N/A                N/A              --               --            --           --
----------------

(1) Amounts in this column reflect the difference between the fair market value of the underlying securities at fiscal year-end 2005 (the closing price for our common stock on February 28, 2005) and the exercise price of the option.

         We issued an aggregate of 900,000 shares of our common stock to our president and chief executive officer, Arnie Geller, and our former chief financial officer, Gerald Couture, during the second quarter of fiscal year 2005 in exchange for such officers tendering to us options they held to acquire up to 1,800,000 shares of our common stock. The exchange was necessary in order to ensure that we had an adequate number of shares of common stock available to complete our August 2004 private placement. The value of the exchange was $1,179,000, based on a price of $1.31 per share, which was the market price of a share of our common stock on the date of the exchange.

Employment Agreements

         Arnie Geller

         Mr. Geller, our chief executive officer, has an employment agreement with us that became effective on February 4, 2002. The employment agreement provides for an annual base salary of $330,740 with minimum 5% annual increases, and it expires on February 2, 2009. The agreement provides that Mr. Geller's base salary shall increase automatically by five percent each year for the term of the agreement and that any bonuses to him are paid at the discretion of the board of directors. The agreement further provides that Mr. Geller can elect to receive a portion of his base salary in shares of our common stock. For purposes of this election, the shares of our common stock to be issued to Mr. Geller are to be valued at 50% of their market value on the date of the election. Under his employment agreement, if Mr. Geller were terminated without cause, he would become entitled to an immediate lump sum payment equal to the remaining base salary payments due under the remaining term of the employment agreement. Such payment could be in cash or in shares of our common stock valued at 50% of its closing bid price as of the date of Mr. Geller's election (and in no event less than 299% of his base salary). Mr. Geller's employment agreement also contains provisions that furnish him with a number of rights in the event that we experience a change in control. These provisions provide that upon a change of control, Mr. Geller shall continue to be employed by us on the same terms that he was employed immediately prior to its change in control. If the terms of Mr. Geller's employment change following a change in control, we must pay him a lump sum payment equal to 299% of his base salary.

         On March 14, 2006, we amended Mr. Geller's employment agreement to provide him with the ability to earn a quarterly cash bonus equal to 10% of the Company's quarterly net income, provided certain revenue and profitability targets are met. The amendment became effective as of July 30, 2004, and we subsequently paid a cash bonus of $233,200 to Mr. Geller on February 9, 2006 in satisfaction of our obligations to him through the quarter ended August 31, 2005. On March 21, 2006, we entered into a Third Amendment to Mr. Geller's employment agreement which terminates Section 1 of the Second Amendment to Mr. Geller's Employment Agreement in its entirety.

         Tom Zaller

         We entered into an employment agreement with Mr. Zaller, our vice president - exhibitions, on August 4, 2003. The agreement is for a term of three years at an annual base salary of $150,000. The agreement provides that Mr. Zaller's base salary shall increase automatically by five percent each year for the term of the agreement and that any bonuses to him are paid at the discretion of the board of directors. Mr. Zaller received an option to purchase 250,000 shares of our common stock at an exercise price of $0.28 per share, exercisable for ten years, as part consideration for the execution of his employment agreement.

         On March 14, 2006, we amended Mr. Zaller's employment agreement to extend the agreement until January 27, 2009. The effective date of the amendment was deemed to be January 27, 2006. Under the amended agreement, Mr. Zaller received an option up to 100,000 shares of our common stock at an exercise price of $3.65 per share, the closing bid price of our common stock on the effective date of the amendment. The option vests in 24 equal monthly installments and it is exercisable for 10 years. The amended agreement also provides that, upon a change of control, Mr. Zaller would continue to be employed by us on the same terms as he was previously employed. If, following a change of control, there is a material change in Mr. Zaller's compensation, benefits, status, working conditions or management responsibilities or a material change in our business objectives or policies occurs, Mr. Zaller may voluntarily terminate his employment and we will become obligated to pay him a lump sum payment equal to 299% of his base salary. The amended agreement also provides that if we terminate Mr. Zaller's employment for any reason other than cause, Mr. Zaller shall be entitled to be paid a lump sum equal to 100% of his annual base salary until one year from the effective date of the amendment, 200% of his annual base salary until two years from the effective date of the amendment and 299% of his annual base salary until three years from the effective date of the amendment.

         Stephen Couture

         We entered into a three-year employment agreement with Mr. Couture, our chief financial officer, effective as of February 1, 2006. Under the employment agreement, Mr. Couture receives an annual base salary of $210,000, which increases automatically by seven percent each year for the term of the agreement and contains provisions whereby Mr. Couture is entitled to a monthly office allowance, automobile allowance, apartment allowance and travel expense reimbursement. Mr. Couture's employment agreement also contains provisions that furnish him with certain rights in the event we experience a change in control. These provisions provide that, upon a change of control, Mr. Couture will continue to be employed by us on the same terms that he was employed immediately prior to such change in control. If the terms of Mr. Couture's employment change following a change in control, we must pay him a lump sum payment equal to 299% of his base salary. Mr. Couture's employment agreement also contains provisions that permit us to terminate his employment for cause, as well as for specified events of disability. His employment agreement also contains standard non-competition and confidentiality provisions. If we terminate Mr. Couture's employment for any reason other than cause, Mr. Couture shall be entitled to a lump sum payment equal to 100% of his annual base salary until one year from the effective date of his employment agreement, 200% of his annual base salary until two years from the effective date of his employment agreement and 299% of his annual base salary until three years from the effective date of his employment agreement.

         Brian Wainger

         We entered into a three-year employment agreement with Brian Wainger, our vice president and chief legal counsel, effective as of January 27, 2006. Under the employment agreement, Mr. Wainger receives an annual base salary of $173,250, which may be increased annually at the discretion of the board of directors, and he is eligible to receive bonuses and equity compensation awards determined by the board of directors. Under the amended agreement, Mr. Wainger received an option up to 100,000 shares of our common stock at an exercise price of $3.65 per share, the closing bid price of our common stock on the effective date of the amendment. The option vests in 24 equal monthly installments and it is exercisable for 10 years. Mr. Wainger's employment agreement also contains provisions that furnish him with certain rights in the event we experience a change in control. These provisions provide that, upon a change of control, Mr. Wainger will continue to be employed by us on the same terms that he was employed immediately prior to such change in control. If the terms of Mr. Wainger's employment change following a change in control, we must pay him a lump sum payment equal to 299% of his base salary. Mr. Wainger's employment agreement also contains provisions that permit us to terminate his employment for cause, as well as for specified events of disability. If we terminate Mr. Wainger's employment for any reason other than cause, Mr. Wainger shall be entitled to a lump sum payment equal to 100% of his annual base salary until one year from the effective date of his employment agreement, 200% of his annual base salary until two years from the effective date of his employment agreement and 299% of his annual base salary until three years from the effective date of his employment agreement. His employment agreement also contains standard non-competition, confidentiality and similar restrictive covenants and as well as provisions that require us to indemnify and hold him harmless from certain costs, expenses and liabilities incurred by him as a result of his service to us.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Two of our shareholders, Joseph Marsh and William Marino, lent us an aggregate of $500,000 on May 5, 2004. The loan is unsecured, and it is for a term of five years. The interest rate for the loan is the prime rate plus six percent. The loan requires quarterly payments by us of principal in the amount of $25,000 and accrued interest. In consideration of the loan, we also issued an aggregate of 30,000 shares of our common stock to these shareholders, which we recorded as deferred interest.

         We issued an aggregate of 900,000 shares of our common stock to our president and chief executive officer, Arnie Geller, and our former chief financial officer, Gerald Couture, during the second quarter of fiscal year 2004. Mr. Couture passed away after a brief battle with cancer on July 9, 2005. We issued these shares to these officers in exchange for such officers tendering to us options they held to acquire up to 1,800,000 shares of our common stock. The exchange was necessary in order to ensure that we had an adequate number of shares of common stock available to complete our August 2004 private placement. The value of the exchange was $1,179,000, based on a price of $1.31 per share, which was the market price of a share of our common stock on the date of the exchange.

         A consulting firm, Couture and Company, in which our former chief financial officer, Gerald Couture, was a principal has rendered services to us for the time of other professionals. Payment for these services amounted to $3,165, $8,922, and $10,750 for fiscal years 2005, 2004 and 2003, respectively.


                                PERFORMANCE GRAPH

         The following graph is a comparison of the cumulative total returns for our common stock as compared with the cumulative total return for the Standard & Poor's 600 Small Cap Stock Index and the average performance of four corporations within a peer group we have identified. The companies included in the peer group have similar market capitalization to us; two of which engage in marine salvage (Odyssey Marine and Ruby Mining), and two of which (Marlton Technology and Virtra Systems) are entertainment and amusement companies. We do not believe that there is another publicly traded company that has a business substantially similar to ours. The cumulative returns of our common stock and the common stock of our peer group were computed by dividing the difference between the price of our common stock and the common stock of our peer group at the end and the beginning of the measurement period (February 29, 2000 to February 28, 2005) by the price of our common stock and our peer group's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on February 29, 2000.

             $250                                         c
             $200
             $150                                         o     c,o
             $100       x,o,c     o      o        o
              $50                c,x     c        c       x      x
               $0                        x        x

                        2000    2001    2002    2003    2004    2005

x Premier Exhibitions
o Standard & Poors 600 Small Cap Index
c Peer Group

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         We formed a compensation committee on March 21, 2006. We have also agreed to form a corporate governance committee in connection with our agreement to settle previously outstanding litigation, as discussed in greater detail under "Legal Proceedings - Settled Litigation and Other Concluded Matters" of this prospectus. Our compensation committee which, among other things, will review all contracts between us and our officers and will review the compensation of our five most highly paid officers. During fiscal year 2005, Arnie Geller, our chief executive officer, and Gerald Couture, our former chief financial officer, both served on our board of directors and participated in deliberations of the board of directors concerning executive officer compensation. No interlocking relationships exist between our board of directors or any of our executive officers and the board of directors or compensation committee of any other company.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on February 28, 2006, there were 26,062,089 shares of our common stock issued and outstanding. The following table provides information regarding the beneficial ownership of our common stock as of February 28, 2006 by:

         o each person known by us to be the beneficial owner of more than five percent of our common stock;

         o        each of our directors;

         o each executive officer named in the summary compensation table; and

         o all of our current directors and executive officers as a group.

         The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but these rules do not deem the stock to be outstanding for purposes of computing the percentage ownership of any other person or group.



      -------------------------------------------- ----------------------------- ---------------------------

                                                            Number of                  Percentage of
                                                              Shares                    Outstanding
                                                           Beneficially                    Shares
      Name and Address                                        Owned                        owned
      -------------------------------------------- ----------------------------- ---------------------------
      More Than 5% Holders:
      -------------------------------------------- ----------------------------- ---------------------------
      Joseph B. Marsh (1)                                             3,326,068                       12.8%
      11006 Bridge House Road
      Windermere, Florida 34786


                                       53

      -------------------------------------------- ----------------------------- ---------------------------
      William and Janice Gasparrini (2)                               2,288,937                        8.8%
      23 Oak Street
      Greenwich, Connecticut 06830
      -------------------------------------------- ----------------------------- ---------------------------
      Judith Geller (3)                                               1,475,000                        5.0%
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      The Estate of Gerald Couture (4)                                1,720,874                        6.4%
      901 Chestnut Street, Suite A
      Clearwater, Florida 33756
      -------------------------------------------- ----------------------------- ---------------------------
      Directors and Executive Officers:
      -------------------------------------------- ----------------------------- ---------------------------
      Arnie Geller (3)                                                3,037,500                       11.4%
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Nick Cretan (5)                                                   275,000                        1.0%
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Doug Banker (6)                                                   297,000                        1.1%
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Tom Zaller (7)                                                    250,000                           *
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Stephen Couture                                                       -0-                           *
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Alan Reed                                                           7,300                           *
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Brian Wainger                                                         -0-                           *
      3340 Peachtree Road, N.E, Ste. 2250
      Atlanta, GA 30326
      -------------------------------------------- ----------------------------- ---------------------------
      Directors and executive officers as a                           3,866,800                       14.2%
      group (7 persons)
      (3)(4)(6)(7)
      -------------------------------------------- ----------------------------- ---------------------------

         * Less than 1 percent

         (1) Taken from Mr. Marsh's Form 4 filed with the Securities and Exchange Commission on December 29, 2005.

         (2) Taken from Mr. and Mrs. William S. and Janice S. Gasparrini's
Schedule 13D filing, filed with the Securities and Exchange Commission on July 7, 2005. According to such Schedule 13D filing, Mr. Gasparrini has sole voting and dispositive power with respect to 544,994 of such shares and Mr. and Mrs. Gasparrini have shared voting and dispositive power with respect to 1,743,943 of such shares.

         (3) Includes 1,475,000 shares of common stock held as tenancy by the entireties by Mr. Geller and his wife, Judith Geller. Mr. Geller's beneficial ownership includes options to purchase 650,000 shares of common stock, all of which are presently exercisable.

         (4) Includes options to purchase 750,000 shares of common stock, all of which are presently exercisable. Mr. Couture passed away on July 9, 2005. The options are exercisable by The Estate of Gerald Couture until July 9, 2006.

         (5) Includes options to purchase 150,000 shares of common stock, all of which are presently exercisable.

         (6) Includes options to purchase 150,000 shares of common stock, all of which are presently exercisable.

         (7) Includes options to purchase 250,000 shares of common stock, all of which are presently exercisable.


                           DESCRIPTION OF COMMON STOCK

         The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement.

         Our authorized capital stock consists of 40,000,000 shares of common stock with a par value of $.0001 per share. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by our Board of Directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to a pro rata share of all assets remaining after payment in full of all liabilities.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our charter provides that we will indemnify our current and former directors, officers and employees against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of their services as directors, officers or employees of the company. Section 607.0850 of the Florida Business Corporation Act states that we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Our employment agreements with our officers contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              SELLING SHAREHOLDERS

The October 2005 Private Placement

         In October 2005, we completed a private placement of our securities, in which we sold units consisting of shares of our common stock and warrants to purchase shares of our common stock. Each unit consisted of 20,000 shares of common stock, par value $.0001 per share, at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The units sold in the October 2005 private placement represented a total of 4,956,577 shares of our common stock. This total consists of 2,975,136 shares of our common stock and warrants to purchase up to 1,981,441 shares of our common stock. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends, and recapitalizations. The warrants do not confer any voting rights or any other shareholder rights.

Registration Rights

         In connection with the October 2005 private placement, we entered into registration rights agreements with the selling shareholders who participated in the October 2005 private placement. Pursuant to those agreements, we are obligated to file a registration statement under the Securities Act to register the resale by the selling shareholders of all of the shares they received, or have the right to receive pursuant to the exercise of warrants, in the October 2005 private placement.

         The registration rights agreement contains deadlines by which we must use our commercially reasonable efforts to:

         o file the registration statement with the Securities and Exchange Commission;

         o        respond  to  comments   from  the   Securities   and  Exchange
                  Commission   concerning  the  contents  of  the   registration
                  statement;

         o        have the registration statement declared effective; and

         o        take certain other actions.

         We have filed a registration statement under the Securities Act to fulfill our obligations under the registration rights agreement, and this prospectus is part of that registration statement.

Selling Shareholder Information

         The following table presents information regarding the selling shareholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information that has been supplied to us by the selling shareholders. The term "selling shareholders" includes the shareholders listed below as well as their transferees, pledgees, donees and other successors. The table assumes that the selling shareholders will sell all of the shares offered under this prospectus, including shares issuable upon the exercise of warrants. However, because the selling shareholders may offer all or some of their shares under this prospectus or in any other manner permitted by law, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after their sales. Information concerning the selling shareholders may change from time to time. Changed information will be presented in a supplement to this prospectus as necessary and required by the rules of the Securities and Exchange Commission. Except for William Marino, each selling shareholder has advised us that he, she or it has had no material relationship with us or any of our predecessors or affiliates during the past three years. For additional information regarding Mr. Marino's relationship with us, please see the section of this prospectus entitled "Certain Relationships and Related Transactions."

         The ownership percentages shown in the table below are based on an aggregate of 26,062,089 shares of our common stock issued and outstanding as of February 28, 2006. We believe the information below under the column "Shares Owned Before the Offering" reflects all shares of our common stock owned by each selling shareholder shown.



                                                                  Shares Owned                         Shares Owned
                                                                   Before the           Number of   After the Offering
      Name                                                         Offering         Shares Offered Number     Percent
----------------------------------------------------------------------------------------------------------------------------
Forrest John Bahl                                                   333,200              333,200      0          *
Philip M. Barone                                                    183,260              183,260      0          *
Tisha Z.Chen                                                         41,650               41,650      0          *
Marc A. Cohen                                                        33,320               33,320      0          *
Icon Capital Partners, LP                                            99,960               99,960      0          *
Alan Davidson                                                       249,900              249,900      0          *
Margaret Davidson                                                    66,640               66,640      0          *
Marshall T. Davidson                                                 33,320               33,320      0          *
M. St.-John Dinsmore                                                 83,300               83,300      0          *
Jeanie Y. Eastman                                                    33,320               33,320      0          *
Donald H. Gage                                                       33,320               33,320      0          *
Stuart G. Gauld                                                      74,970               74,970      0          *
Stuart G. Gauld IRA Rollover, Bear Stearns Securities Corp, Cust.    41,650               41,650      0          *
Douglas W. Gills                                                     83,300               83,300      0          *
Jeffrey Glassman                                                     24,940               24,940      0          *
Erik S. Goldring                                                    249,900              249,900      0          *
Herbert A. Hardt                                                    233,240              233,240      0          *
George Hart                                                          83,300               83,300      0          *
John Harte MPP                                                       33,320               33,320      0          *
Robert Kantor                                                        99,960               99,960      0          *
Becker & Becker                                                      99,960               99,960      0          *
William B. Kaplan                                                    33,320               33,320      0          *
Harvey Kohn SEP IRA, Sterne Agee & Leech Cust FBO                    33,320               33,320      0          *
Kohn Family LTD Partnership                                          49,880               49,880      0          *
Helen Kohn                                                           49,880               49,880      0          *
William P. Marino, Jr.                                              246,408              246,408      0          *
Robert S. McLain                                                     54,978               54,978      0          *
Anne McMillen                                                        33,320               33,320      0          *


                                                                  Shares Owned                         Shares Owned
                                                                   Before the           Number of   After the Offering
      Name                                                         Offering         Shares Offered Number     Percent
----------------------------------------------------------------------------------------------------------------------------
Kishor Mehta                                                         33,320               33,320      0          *
Nancy Fisher O'Toole                                                 66,640               66,640      0          *
Sarah W. Palmer                                                     116,620              116,620      0          *
CrossCap Partners Enhanced, L.P.                                    435,952              435,952      0          *
CrossCap Partners, L.P.                                             162,613              162,613      0          *
John Reynolds                                                       166,600              166,600      0          *
William J. Rogers, II                                               166,600              166,600      0          *
David Alan Scher                                                    166,600              166,600      0          *
Howard Shapiro Meyer Masters Lutl Pension Plan FBO                   83,300               83,300      0          *
Howard Shapiro                                                      166,600              166,600      0          *
Howard & Pam Shapiro Joint Tenants                                   27,822               27,822      0          *
Howard & Dina Shapiro                                                27,822               27,822      0          *
Howard Shapiro As Custodian For David Shapiro                        27,822               27,822      0          *
Financial Trading Consultants Pension Plan                          166,600              166,600      0          *
Michael Silverstein                                                  33,320               33,320      0          *
Suzanne Veilleux IRA, Charles Schwab & Co., Inc Custodian            33,320               33,320      0          *
Michael Vitas                                                        33,320               33,320      0          *
Kenneth D. Wasserman                                                 41,650               41,650      0          *
Barry L. Weinstein                                                   33,320               33,320      0          *
Jeffrey Zimmerman                                                   249,900              249,900      0          *

                                 Total:                           4,956,577            4,956,577
                                                                  =========            =========
*        Less than one percent

                              PLAN OF DISTRIBUTION

         The selling shareholders, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the OTC Bulletin Board. They may also sell the shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o        privately negotiated transactions;

         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; or

         o        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.


                                  LEGAL OPINION

         Harter, Secrest & Emery LLP, of Rochester, New York, will pass upon the validity of the shares of common stock being offered pursuant to this prospectus.


                                     EXPERTS

         Our consolidated financial statements as of February 28, 2005, February 29, 2004, and February 28, 2003 included in this prospectus have been audited by Kempisty and Company, Certified Public Accountants, P. C., independent registered accountants, as stated in their report included in this prospectus, and have been so included in reliance upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We are a public company, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public from the Security and Exchange Commission's web site at www.sec.gov, under our company name or our CIK number: 0000796764.

         We make available through our web sites our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file material with, or furnish it to, the Securities and Exchange Commission.

         This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.

                       [Outside Back Cover of Prospectus]

                      Dealer Prospectus Delivery Obligation

         Until __________, 2006 (25 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The following table provides information regarding the various anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

                  Nature of Expense                               Amount
                  -----------------                               ------
Registration fee                                          $        2,190.36
Accounting fees and expenses                              $        5,000.00
Legal fees and expenses                                   $       50,000.00
Transfer agent fees                                       $       12,500.00
Printing and related fees                                 $       50,000.00
Miscellaneous                                             $       20,000.00
                                                                 ----------
Total                                                     $      139,690.36
                                                                 ==========

Item 14. Indemnification of Directors and Officers.

         Section 607.0850 the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

         Under Florida law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when an director's or officer's conduct involves: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; or (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder.

         In addition, we have entered into employment agreements with certain of our directors and officers that contain provisions requiring us to indemnify them to the fullest extent permitted by Florida law. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our charter and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Our charter limits the liability of current and former directors for monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, and notwithstanding anything to the contrary in our charter or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to management or policy of the corporation unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes: (a) a violation of criminal law, unless the director had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) an unlawful distribution; (d) in a proceeding by or in the right of the corporation or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or (e) in a proceeding brought by someone other than the corporation or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

         We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 15. Recent Sales of Unregistered Securities.

         We have issued the following unregistered securities within the last three years:

         At various times during our 2003, 2004 and 2005 fiscal years, we issued an aggregate of 1,725,000 shares of our common stock and an aggregate of 2,750,000 options and 500,000 warrants to purchase shares of our common stock to our directors, employees and consultants, in each case as compensation for their services to us. The issuances of these shares and warrants were exempt under
Section 4(2) of the Securities Act of 1933, as amended, as sales not involving a public offering.

         During May 2004, we issued 30,000 shares of our common stock to two of our existing shareholders in partial consideration for a $500,000 loan made by them to us. The issuance of these shares was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         During May 2004, we issued warrants to purchase 500,000 shares of our common stock to a consultant in consideration of services rendered to us by the consultant. The issuance of these warrants was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         All unregistered securities offered as consideration for services rendered were valued at their fair market value at the date of issuance.

         During August 2004 we issued 900,000 shares of our common stock to two of our executive officers. These shares were issued in exchange for the redemption of options held by those officers to acquire 1,800,000 shares of our common stock. The value of this exchange was $1,179,000, or $1.31 per share, the market price of the common stock at the time of this transaction. The issuance of these shares was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         In August 2004, we issued 1,469,927 shares of our common stock and warrants to purchase 441,003 shares of our common stock to accredited investors in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended. The gross proceeds of this issuance were $1,514,000, and the net proceeds to us were $1,278,000 after fees, expenses and other costs. The issuance of these shares and the warrants was exempt under Regulation D and under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         In connection with the August 2004 private placement, we issued warrants to purchase 293,985 shares of our common stock, at an exercise price of $1.50 per share, to the selected dealer that assisted us with the private placement as partial consideration for the services rendered to us by that selected dealer. The issuance of these warrants was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         In March 2005, through a newly formed wholly owned subsidiary, Premier Acquisitions, Inc. (PAI), a Nevada corporation, we entered into a letter agreement to acquire all the membership interests in Exhibitions International, LLC ("EI"), a Nevada LLC. EI held certain exclusive licensing rights to certain anatomical specimens and exhibitry. The acquisition of EI was principally funded in two tranches, first on April 25 and then on May 2, 2005 and was completed as follows: (1) a cash payment by PAI for 100% of the membership interests of EI in the amount of $2,082,000; (2) The assumption of $750,000 of debt; (3) the issuance of 200,000 shares of our common stock valued at $1.54 per share on the date of grant; and (4) the issuance of 300,000 warrants to acquire our common stock. The warrants are exercisable for three years and have the following exercise prices: 100,000 warrants are exercisable at $1.25 per share; 100,000 warrants are exercisable at $1.50 per share; and 100,000 warrants are exercisable at $1.75 per share. The issuance of these shares and the warrants was exempt under Regulation D and under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         In April 2005, we received $500,000 for the purchase of 300,000 shares of our common stock from a joint venture party as consideration for a co-production undertaking. The issuance of these shares was exempt under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         In October 2005, we completed a private placement of our securities, in which we sold units consisting of shares of our common stock and warrants to purchase shares of our common stock. Each unit consisted of 20,000 shares of common stock, par value $.0001 per share, at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The units sold in the October 2005 private placement represented a total of 4,956,577 shares of our common stock. This total consists of 2,975,136 shares of our common stock and warrants to purchase up to 1,981,441 shares of our common stock. The aggregate offering price for the private placement was $4,968,478. The issuance of these shares and warrants was exempt under Regulation D and under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

Item 16. Exhibits.


                                                                                   Incorporated by Reference
                                                                            ----------------------------------------
Exhibit                  Exhibit                   Filed         Filed
  No.                  Description              Previously      Herewith      Form   Exhibit       Filing Date
--------- --------------------------------------------------- ------------- ------------------ ---------------------

  2.1     Agreement and Plan of Merger, dated                                 8-K      2.3           10-20-04
          October 13, 2004, among the
          Registrant, RMS Titanic, Inc. and
          RMST Mergersub, Inc.

  3.1     Articles of Incorporation of the                                    8-K      3.1           10-20-04
          Registrant

  3.2     Amendment to Articles of                   X
          Incorporation

                                                                                   Incorporated by Reference
                                                                            ----------------------------------------
Exhibit                  Exhibit                   Filed         Filed
  No.                  Description              Previously      Herewith      Form   Exhibit       Filing Date
--------- --------------------------------------------------- ------------- ------------------ ---------------------


  3.3     Bylaws of the Registrant                                            8-K      3.2           10-20-04

  4.1     Form of the Registrant's Common                                    8-K/A     4.1           11-01-04
          Stock Certificate

  4.2     Registrant's 2004 Stock Option Plan                                 8-K      10.2          10-20-04
          and Form of Stock Option

  4.3     Registrant's 2000 Stock Option Plan                                 8-K      10.1          10-20-04
          and Form of Stock Option

  5.1     Form of Legal Opinion of Harter,           X
          Secrest & Emery LLP

  10.1    Lease dated March 27, 2000 for                                      10-K    10.25          06-13-00
          offices in Atlanta, Georgia

  10.2    Employment Agreement dated February                                 10-K   10.23.8         06-18-02
          4, 2002 between the Registrant and
          Arnie Geller

  10.3    Form of Lease dated October 16, 2001                                10-K    10.34          06-18-02
          for the Registrant's offices and
          warehouse in Atlanta, Georgia

  10.4    United States Court of Appeals                                      8-K      10.1          04-30-02
          R.M.S. Titanic, Inc. v. The Wrecked
          and Abandoned Vessel. Opinion No.
          01-2227

  10.5    Lease Amendment dated August 8, 2003                                10-K    10.49          06-15-04
          for the Registrant's offices in
          Atlanta, Georgia

  10.6    First Amendment, dated April 10,                                    10-K    10.50          06-15-04
          2004, to Employment Agreement
          between the Registrant and Arnie
          Geller

  10.7    Employment Agreement dated August 4,                                10-K    10.54          06-15-04
          2003 between the Registrant and Tom
          Zaller

  10.8    Registration Rights Agreement, dated                                10-Q    10.57          10-13-04
          August 18, 2004, among the
          Registrant, Laidlaw & Company (UK)
          Ltd. (f/k/a Sands Brothers
          International Limited) and certain
          purchasers identified therein

                                                                                   Incorporated by Reference
                                                                            ----------------------------------------
Exhibit                  Exhibit                   Filed         Filed
  No.                  Description              Previously      Herewith      Form   Exhibit       Filing Date
--------- --------------------------------------------------- ------------- ------------------ ---------------------


  10.9    Assumption Agreement, dated October                               8-K      99.1      10-20-04
          13, 2004, between the Registrant and
          RMS Titanic, Inc.

 10.10    Form of Registration Rights                X
          Agreement from October 2005 private
          placement

 10.11    October 2004 Lease Amendment re
          warehouse space                                       X

10.12     November 2005 Lease Amendment to                                  10-Q     10.2      01-17-06
          lease for offices in Atlanta, Georgia

10.13     Acquisition Letter Agreement among                                10-Q     10.1      7-14-05
          Premier Acquisitions, Inc. and
          Exhibitions International, LLC, et
          al. dated March 7, 2005

10.14     Form of $500,000 Promissory Note           X
          dated June 2004 from RMS Titanic,
          Inc. payable to Joseph Marsh and
          William Marino

10.15     Joint Venture Agreement between the        X
          Registrant and SAM Tour (USA), Inc.
          dated April 13, 2005, and as amended
          August 19, 2005

10.16     $2,425,000 Promissory Note dated           X
          April 13, 2005 between Registrant as
          Maker and SAM Tour (USA), Inc. as
          Payee

10.17     Form of Security Agreement between         X
          Registrant as debtor and SAM Tour
          (USA), Inc. as secured party, dated
          as of May 11, 2005

10.18     Form of Security Agreement between         X
          RMS Titanic, Inc. as debtor and SAM
          Tour (USA), Inc. as secured party,
          dated as of May 11, 2005



                                                                                   Incorporated by Reference
                                                                            ----------------------------------------
Exhibit                  Exhibit                   Filed         Filed
  No.                  Description              Previously      Herewith      Form   Exhibit       Filing Date
--------- --------------------------------------------------- ------------- ------------------ ---------------------



10.21     Revised Term Sheet between RMS                                    10-Q     10.3      1-17-06
          Titanic, Inc and Legal Access
          Technologies, Inc. dated
          November 30, 2005

10.22     Promissory Note dated December 14,                                8-K      99.1      1-13-06
          2005 executed by the Company in
          favor of Bank of America, N.A.

10.23     Commercial Security Agreement dated                               8-K      99.2      1-13-06
          December 14, 2005 between the
          Company and Bank of America, N.A.

10.24     UCC Lien Subordination Agreement                                  8-K      99.3      1-13-06
          dated January 9, 2006 between Bank
          of America, Inc. and Sam Tour (USA),
          Inc.

10.25     Settlement Agreement dated January                       X
          30, 2006 and approved by the United
          States District Court for the
          Eastern District of Virginia in
          connection with the settlement of
          Lawrence D'Addario v. Arnie Geller,
          Gerald Couture, Joe Marsh and  R.M.S.
          Titanic, Inc.

10.27     Employment Agreement dated March 14,                                8-K      99.1          03-20-06
          2006 between the Registrant and
          Brian Wainger

                                                                                   Incorporated by Reference
                                                                            ----------------------------------------
Exhibit                  Exhibit                   Filed         Filed
  No.                  Description              Previously      Herewith      Form   Exhibit       Filing Date
--------- --------------------------------------------------- ------------- ------------------ ---------------------


 10.28    First Amendment, dated March 14,                                    8-K      99.2          03-20-06
          2006, to Employment Agreement
          between the Registrant and Tom Zaller

 10.29    Second Amendment, dated March 14,                                   8-K      99.3          03-20-06
          2006, to Employment Agreement
          between the Registrant and Arnie
          Geller

 10.30    Third Amendment, dated March 21,                                    8-K      99.1          03-21-06
          2006, to Employment Agreement
          between the Registrant and Arnie
          Geller

 11.1     Computation of Earnings Per Share          X
          (included in the Notes to Financial
          Statements included with the
          Prospectus)

 21.1     Subsidiaries of the Registrant             X

 23.1     Form of Consent of Harter, Secrest &       X
          Emery LLP (Included in Exhibit 5.1)

 23.2     Consent of Kempisty & Company,                           X
          Certified Public Accountants, P.C.


24.1      Power of Attorney                          X


Item 28. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on April 7, 2006.

                                Premier Exhibitions, Inc.

                                /s/ Arnie Geller
                                -----------------------------------
                                Arnie Geller
                                President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date                   Signature                         Title
----                   ---------                         -----
April 7, 2006          /s/ Arnie Geller       Chairman of the Board, President
                       ------------------     and Chief Executive Officer
                       Arnie Geller          (Principal Executive Officer)


April 7, 2006          /s/ Stephen Couture    Chief Financial Officer (Principal
                       --------------------   Financial Officer and Accounting
                       Stephen Couture        Officer)


April 7, 2006          /s/ Alan Reed          Director
                       -----------------
                       Alan Reed


April 7, 2006          /s/ N. Nick Cretan     Director
                       -------------------
                       N. Nick Cretan

                   PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Annual Financial Statements (Audited)
-------------------------------------

Report of  Independent Registered Public Accounting Firm                     F-1


Consolidated Financial Statements:

   Consolidated Balance Sheets at February 29, 2004 and February 28, 2005    F-2

   Consolidated Statements of Operations for the
    Years Ended February 28, 2003, February 29, 2004 and February 28, 2005   F-3

   Consolidated Statements of Stockholders' Equity for the Years Ended
    February 28, 2003, February 29, 2004 and February 28, 2005               F-4

   Consolidated Statements of Cash Flows for the Years Ended
    February 28, 2003, February 29, 2004 and February 28, 2005         F-5 - F-6

   Notes to Consolidated Financial Statements                         F-7 - F-21


Interim Financial Statements (Unaudited)


Consolidated Financial Statements:

   Consolidated Balance Sheets at February 28, 2005 and November 30, 2005   F-22

   Consolidated Statements of Operations for the
     Three-Month and Nine-Month Periods Ended November 30, 2004 and 2005    F-23

   Consolidated Statements of Cash Flows for the
     Nine Month Periods Ended November 30, 2004 and 2005                    F-24

   Notes to Consolidated Financial Statements                        F-25 - F-27

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Premier Exhibitions, Inc.


We have audited the accompanying consolidated balance sheets of Premier Exhibitions, Inc. and Subsidiaries as of February 28, 2005 and February 29, 2004, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Exhibitions, Inc. and Subsidiaries as of February 28, 2005 and February 29, 2004 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2005, in conformity with U.S. generally accepted accounting principles.



Kempisty & Company
Certified Public Accountants, P. C.
New York, New York

June 14, 2005


PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                      February 29,    February 28,
                                                                                         2004            2005
------------------------------------------------------------------------------------------------------------------------------------

ASSETS

Current Assets:
  Cash and cash equivalents                                                           $   547,000    $  1,258,000
  Accounts receivable                                                                     353,000       1,057,000
  Prepaid and refundable taxes                                                            221,000         222,000
  Prepaid expenses and other current assets                                               141,000       1,405,000
------------------------------------------------------------------------------------------------------------------------------------

      Total current assets                                                              1,262,000       3,942,000

Artifacts owned, at cost (Note 2)                                                       4,479,000       4,476,000
Salvor's lien                                                                               1,000           1,000
Salvor-in-Possession Rights                                                                     -         879,000
Property and Equipment, net of accumulated depreciation
 of $1,754,000 and $1,976,000, respectively (Note 3)                                      747,000         738,000
Other Assets                                                                              764,000         728,000
------------------------------------------------------------------------------------------------------------------------------------
      Total Assets                                                                    $ 7,253,000    $ 10,764,000
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities (Note 4)                                   $ 1,249,000    $  1,660,000
  Deferred revenue                                                                             --       1,000,000
  Note Payable - stockholder                                                                   --         425,000
------------------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                         1,249,000       3,085,000
------------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Notes 8 &9)

Stockholders' Equity: (Note 6)
  Common stock - $.0001 par value; authorized 30,000,000 shares,
   issued and outstanding 19,125,047 and 22,299,937 shares, respectively                    2,000          2,000
  Additional paid-in capital                                                           17,192,000     20,316,000
  Accumulated deficit                                                                 (11,190,000)   (12,665,000)
  Accumulated other comprehensive income                                                        -         26,000
      Stockholders' equity                                                              6,004,000      7,679,000

------------------------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                                     $  7,253,000   $ 10,764,000
====================================================================================================================================

                        See Notes to Financial Statements



PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  February 28,      February 29,       February 28,
Year ended                                                                             2003            2004                2005
------------------------------------------------------------------------------------------------------------------------------------
Revenue:

  Exhibitions and related merchandise sales                                       $ 2,646,000      $2,677,000       $  6,320,000
  Merchandise and other                                                               121,000         119,000            507,000
  Sale of coal                                                                         94,000          68,000             30,000

------------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                                       2,861,000       2,864,000          6,857,000
------------------------------------------------------------------------------------------------------------------------------------
Expenses:
 General and administrative                                                         2,809,000       3,402,000          4,397,000
  Depreciation and amortization                                                       293,000         253,000            378,000
  Exhibition costs                                                                          -               -          2,891,000
  Cost of merchandise sold                                                            140,000         110,000            257,000
  Cost of coal sold                                                                    35,000          21,000              9,000
  Write down of note receivable                                                       296,000               -                  -
  Expenses for settlement of litigation                                               413,000         175,000                  -
------------------------------------------------------------------------------------------------------------------------------------
Total expenses                                                                      3,986,000       3,961,000          7,932,000
------------------------------------------------------------------------------------------------------------------------------------

Profit (Loss) from operations                                                      (1,125,000)     (1,097,000)        (1,075,000)

Other income and expenses:
  Interest Income                                                                     298,000           9,000              2,000
  Interest Expense                                                                          -               -            (46,000)
  Loss on Sale of Fixed Assets                                                              -               -           (356,000)
------------------------------------------------------------------------------------------------------------------------------------
Profit (Loss) before provision for income taxes                                    (7,260,000)     (1,088,000)        (1,475,000)

Provision for income taxes                                                                  -               -                  -

------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                               $    (827,000)    $(1,088,000)     $  (1,475,000)
====================================================================================================================================

Other comprehensive operations:

       Foreign currency translation                                                         -               -             26,000

------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) from comprehensive operations                                 $    (827,000)    $(1,088,000)     $  (1,449,000)
====================================================================================================================================
Basic and diluted Loss
Per common share                                                                $       (0.04)    $     (0.06)     $       (0.07)
====================================================================================================================================

Weighted-average number of common shares outstanding                               18,615,294      18,960,047         20,818,898
====================================================================================================================================

                        See Notes to Financial Statements



PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED FEBRUARY 28, 2003, FEBRUARY 29, 2004, AND FEBRUARY 28, 2005
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated
                                               Common Stock         Additional          Other
                                          Number         Amount     Paid-in          Comprehensive    Accumulated      Stockholders'
                                         of Shares                  Capital           Income(Loss)      Deficit           Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance as of February 28, 2002         18,550,047       $2,000     $16,615,000        $(31,000)     $(9,244,000)        $7,342,000

Reclass of foreign currency translation                                                  31,000          (31,000)                 -
Issuance of common stock for services      125,000            -          35,000               -                -             35,000
Net loss                                                      -               -               -         (827,000)          (827,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance as of February 28, 2003         18,675,047       $2,000     $16,650,000               -     $(10,102,000)        $6,550,000
------------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock for services    450,000            -         108,000                 -                -            108,000
Issuance of compensatory stock options                                434,000                                               434,000

Net loss                                                    -               -                 -      (1,088,000)         (1,088,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance as of February 29, 2004       19,125,047       $2,000     $17,192,000                 -    $(11,190,000)         $6,004,000
------------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock for services    150,000            -          77,000                                                77,000
Issuance of common stock in exchange
 for options                             900,000                    1,569,000                 -               -           1,569,000
Issuance of common stock for services    655,000            -         200,000                 -               -             200,000
Issuance of common stock
 in equity raise                       1,469,892                    1,278,000                                             1,278,000
Net loss                                                                                             (1,475,000)         (1,475,000)
Foreign currency translation gain                                                        26,000                              26,000
------------------------------------------------------------------------------------------------------------------------------------
Balance as of February 28, 2005       22,299,939       $2,000     $20,316,000            26,000    $(12,665,000)         $7,679,000
------------------------------------------------------------------------------------------------------------------------------------

                        See Notes to Financial Statements


PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
====================================================================================================================================

                                                                                  February 28,       February 29,       February 28,
Year ended                                                                            2003               2004              2005
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income (loss)                                                             $    (827,000)    $   (1,088,000)   $    (1,475,000)
------------------------------------------------------------------------------------------------------------------------------------

 Adjustments to reconcile net income (loss) to net
  cash provided (used) by operating activities:
------------------------------------------------------------------------------------------------------------------------------------
    Depreciation and amortization                                                     293,000            253,000            378,000
    Issuance of common stock for services                                              35,000            108,000            277,000
    Reduction in cost of artifacts                                                          -                  -              3,000
    Loss on disposal of fixed assets                                                        -                  -            356,000
    Issuance of stock for interest expense                                                  -                  -              6,000
    Issuance of stock in exchange of option                                                 -                  -          1,569,000
    Issuance of compensatory stock options                                                  -            434,000                  -
      Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                                      (88,000)          (225,000)          (704,000)
      (Increase) decrease in prepaid and refundable taxes                           1,750,000            290,000             (1,000)
      Decrease (increase) in prepaid expenses and other current assets                983,000            166,000         (1,264,000)
      Decrease (increase) in other assets                                              28,000           (715,000)            39,000
      Increase (decrease) in deferred revenue                                         (53,000)          (735,000)         1,000,000
      Increase (decrease) in accounts payable and accrued liabilities                 405,000            135,000            411,000
------------------------------------------------------------------------------------------------------------------------------------
        Total adjustments                                                           3,353,000           (289,000)         2,070,000
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                            2,526,000         (1,377,000)           595,000
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:

    Proceeds from sale of fixed assets                                                      -                  -            230,000
    Purchases of property and equipment                                              (727,000)           (21,000)          (964,000)
    Investment in salvor-in-possession rights                                               -                  -           (879,000)
------------------------------------------------------------------------------------------------------------------------------------
        Cash used in investing activities                                            (727,000)           (21,000)        (1,613,000)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows provided from financing activities:

    Proceeds from note payable                                                                                              500,000
    Payment on note payable                                                                                                 (75,000)
    Proceeds from the sale of common stock                                                                                1,278,000
------------------------------------------------------------------------------------------------------------------------------------
        Cash provided by financing activities                                        (727,000)           (21,000)         1,703,000
------------------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash                                                     -                 -              26,000

Net increase (decrease) in cash and cash equivalents                                1,799,000        (1,398,000)            711,000

Cash and cash equivalents at beginning of year                                        146,000         1,945,000             547,000
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $ 1,945,000        $  547,000        $  1,258,000
====================================================================================================================================

Supplemental disclosure of cash flow information:
  Cash paid during the year for income taxes                                      $     - 0 -        $     - 0 -       $      - 0 -
  Cash paid during the year for interest                                          $     - 0 -        $     - 0 -       $     40,000
====================================================================================================================================

                        See Notes to Financial Statements


PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                       February 28,       February 29,      February 28,
Year ended                                                                 2003               2004              2005
------------------------------------------------------------------------------------------------------------------------------------

Supplemental schedule of non-cash financing and
 investing activities:
  Issuance of compensatory stock options                                $     -0-       $      434,000       $      -0-
  Issuance of common stock in exchange for options                      $     -0-       $          -0-       $1,569,000

==============================================================================================================================
   Common stock issued for assets                                       $     -0-       $          -0-       $      -0-
==============================================================================================================================

                        See Notes to Financial Statements

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Premier Exhibitions, Inc. initially conducted business as Titanic Ventures Limited Partnership ("TVLP"). In 1993, the Company acquired all of TVLP's assets and assumed all of TVLP's liabilities. The transaction was accounted for as a "reverse acquisition" with TVLP deemed to be the acquiring entity. Premier Exhibitions, Inc. and TVLP are referred to as the "Company" as the context dictates.

         In June 2000, the Company established a wholly owned United Kingdom subsidiary, Danepath Ltd., for the purpose of purchasing the research vessel, RRS Challenger, a 178 foot- 1050 ton ship that was to be utilized in the expedition to the RMS TITANIC (the "TITANIC") wreck site during that summer. This vessel was acquired on June 30, 2000 from the Natural Environment Research Council, a British governmental agency. The name of the vessel was changed to the SV EXPLORER. On April 2, 2002, the Company sold its Danepath subsidiary to Argosy International Ltd., an affiliated party. In January 2003, in settlement of an outstanding obligation from Argosy, the Company acquired the vessel, the SV EXPLORER, and related marine equipment in a wholly owned United Kingdom subsidiary of the Company, Seatron Limited.

         In May 2001, the Company acquired the ownership rights to the shipwreck the RMS CARPATHIA (the "CARPATHIA"). The CARPATHIA was the vessel that rescued the survivors from the TITANIC. The asset is valued at a cost of ($1,374,000) which is the un-amortized value of other intangible assets purchased by the Company in April 2000 from this same entity ($555,000), plus the fair market value of 1,104,545 newly issued shares of common stock ($819,000).

         On March 6, 2002, in a separate agreement, the Company sold to Argosy International, for minimal consideration, its 100% ownership interest in White Star Marine Recovery, Ltd. That sale terminated its obligation under an agreement with Argosy International for the consulting services of Graham Jessop. At the time of this sale, White Star Marine Recovery had no assets other than this consulting contract.

         The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated.

         The Company was formed in 1987 for the purposes of exploring the wreck and surrounding oceanic area of the vessel the TITANIC; obtaining oceanic material and scientific data available there-from in various forms, including still and moving photography and artifacts
         ("Artifacts") from the wreck site; and utilizing such data and Artifacts in revenue-producing activities such as touring exhibitions, television programs and the sale of still photography. The Company also earns revenue from the sale of coal and TITANIC -related products.

         The Company was declared salvor-in-possession of the TITANIC pursuant to a judgment entered in the Federal District Court for the Eastern District of Virginia. On April 12, 2002, the United States Court of Appeals for the Fourth Circuit (the "Fourth Circuit") affirmed two orders of the United States District Court for the Eastern District of Virginia, Norfolk Division. R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel ..., 2002 U.S. App. LEXIS 6799 (4th Cir. 2002). Dated September 26, 2001 and October 19, 2001, these orders restricted the sale of Artifacts recovered by the Company from the RMS TITANIC wreck

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         site. In rendering its opinion, the Fourth Circuit reviewed and declared ambiguous the June 7, 1994 order of the District Court that had awarded ownership to the Company of all items then salvaged from the wreck of the TITANIC as well as all items to be salvaged in the future by the Company so long as the Company remained salvor-in-possession of the TITANIC. Having found the June 7, 1994 order ambiguous, the Fourth Circuit reinterpreted the order to convey only possession, not title, pending determination of a salvage award.

         As a consequence of the Fourth Circuit's decision, the Company reviewed the carrying cost of Artifacts recovered from TITANIC expeditions to determine impairment of values. Up until the ruling by the Fourth Circuit, the Company was carrying the value of the artifacts that it recovered from the TITANIC wreck site at the respective costs of the expeditions as the Company believed it was the owner of all Artifacts recovered. The Company had relied on ownership being granted by the United States District Court in the June 7, 1994 Order. As a consequence of this review and in compliance with the requirements of Statement of Financial Accounting Standards ("SFAS") 142- Impairment of Long-Lived Assets and SFAS 121- The Valuation of Non-Goodwill Intangibles, it was determined that an impairment of realizable values had occurred because of the Fourth Circuit's ruling that removed ownership of certain artifacts from the Company that were under the jurisdiction of the United States District Court. The District Court has jurisdiction of all Artifacts that have been recovered from the TITANIC wreck site except for those 1800 Artifacts recovered in the 1987 expedition. These 1987 Artifacts were previously granted to the Company by the government of France in 1993. Furthermore, the salvor's lien that the Fourth Circuit Court acknowledged the Company was entitled to under its salvor-in-possession status could not be quantified other than for a de minimus amount because of the uncertainty of the wide latitude given a United States Federal Maritime Court to apply the Blackwall factors for a salvor's award and the adjustment to such an award, if any, for revenues the Company may have derived from the Artifacts . Therefore an impairment charge of an amount equal to the costs of recovery for all expeditions after 1987, net of tax benefit, was established less a re-classification of $1,000, a de minimus amount, for the value of a salvor's lien.

         Since August 1987, the Company has completed seven expeditions to the wreck site of the TITANIC and has recovered approximately 5,500 Artifacts including a large section of the TITANIC's hull along with coal from the wreck site.

         Costs  associated  with  the  care,   management  and  preservation  of
         recovered Artifacts are expensed as incurred. A majority of the Artifacts not in exhibition are located within the United States.

         To ascertain that the aggregate net realizable value ("NRV") of the Artifacts exceeds the direct costs of recovery of such Artifacts, the Company evaluates various evidential matters. Such evidential matters includes documented sales and offerings of TITANIC-related memorabilia, insurance coverage obtained in connection with the potential theft, damage or destruction of all or part of the Artifacts and other evidential matter regarding the public interest in the TITANIC.

         At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (ii) other material factors that affect the continuity of the business.

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Management believes that the carrying values of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value as a result of the short-term maturities of these instruments.

         For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         The Company maintains cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

         Accounts receivable are customer obligations due under normal trade terms. The Company regularly evaluates the need for an allowance for uncollectible accounts by taking into consideration factors such as the type of client; governmental agencies or private sector; trends in actual and forecasted credit quality of the client, including delinquency and late payment history; and current economic conditions that may affect a client's ability to pay. In certain circumstances and depending on customer creditworthiness the Company may require a bank letter of credit to guarantee the collection of its receivables. The Company's allowance for bad debts is determined based on a percentage of aged receivables.

         Prepaid expenses consist of prepaid consulting and services that are amortized over the term of the agreements, prepaid lease payments that are expensed when earned, and reimbursable expenses that are capitalized and recovered from each venue and our joint venture partner.

         Revenue from the licensing of the production and exploitation of audio and visual recordings by third parties, related to the Company's expeditions, is recognized at the time that the expedition and dive takes place.

         Revenue from the licensing of still photographs and video is recognized at the time the rights are granted to the licensee.

         Revenue from the granting of sponsorship rights related to the Company's expeditions and dives is recognized at the completion of the expedition.

         Revenue sharing from the sale of TITANIC-related products by third parties is recognized when the item is sold.

         Revenue from license agreements is recognized pro-rata over the life of the agreements. Amounts received in excess of amounts earned are shown as deferred revenue.

         Revenue from exhibitions is recognized when earned and reasonably estimable. The Company's exhibition agreements may have a fixed fee, may be based on a percentage of revenue, or a combination of the two. A variable fee arrangement may include a nonrefundable or recoupable guarantee paid in advance or over the exhibition period. The following are the conditions that must be met in order to recognize revenue:

         o persuasive evidence of an exhibition arrangement with a customer exists;
         o the exhibit is complete and, in accordance with the terms of the arrangement, has been delivered;
         o the exhibition period of the arrangement has begun and/or the customer can begin its exploitation, exhibition or sale;
         o        the arrangement fee is fixed or determinable; and
         o        collection of the arrangement fee is reasonably assured.

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The Company sells coal recovered from the TITANIC wreck site. Revenue from sales of such coal is recognized at the date of shipment to customers. Recovery costs attributable to the coal are charged to operations as revenue from coal sales are recognized.

         Income tax expense includes income taxes currently payable and deferred taxes arising from temporary differences between financial reporting and income tax bases of assets and liabilities. They are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         Depreciation   of  property  and  equipment  is  provided  for  by  the
         straight-line method over the estimated lives of the related assets.

         SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Procedures Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and to present pro forma earnings (loss) and per share information as though it had adopted SFAS No. 123. Under the provisions of APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

         Basic earnings per common share ("EPS") is computed as net earnings divided by the weighted-average number of common shares outstanding for the period. Diluted EPS, representing the potential dilution that would occur from common shares issuable through stock-based compensation, including stock options, restricted stock awards, warrants and other, is not presented for the years ended February 28, 2003, February 29, 2004 and February 29, 2005 since there was no dilutive effect of potential common shares or the dilutive effect is not material.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts in the financial statements. Actual results could differ from those estimates.

         Impairment of Long-Lived Assets. In the event that facts and circumstances indicate that the carrying value of long lived assets, including associated intangibles may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the assets carrying amount to determine if a write down to market value or discounted cash flows is required.

         Recent Accounting Pronouncements
         --------------------------------

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153) which amends Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions (APB 29). SFAS 153 amends APB 29 to eliminate the fair-value exception for nonmonetary exchanges of similar productive assets and replace it with a general exception for nonmonetary exchanges that do not have commercial substance. It is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement is not anticipated to have a material impact on the Company's financial position or results of operations.

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment" (SFAS 123(R), which establishes accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS 123(R) revises SFAS No. 123, "Accounting for Stock-Based Compensation", supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and amends Financial Accounting Standard No. 95, "Statement of Cash Flows", SFAS No. 123(R) generally requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires the fair value on the grant date to be estimated using either an option-pricing model which is consistent with the terms of the award or a market observed price, if such a price exists. The resulting cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123(R) must be adopted no later than periods beginning after June 15, 2005 and the Company adopted SFAS 123(R) in its fiscal year ended February 28, 2005. The Company expects the adoption of SFAS 123(R) will not have a material impact on its net income and earnings per share.

2.       ARTIFACTS:

         Artifacts recovered in the 1987 TITANIC expedition are carried at the lower of cost of recovery or NRV. The ownership of these Artifacts was granted to the Company by the Government of France. The costs of recovery are the direct costs of chartering of vessels and related crews and equipment required to complete the dive operations for that expedition. Coal recovered in two expeditions is the only item available for sale. Periodically, as sales of coal occur, ten percent of the sale value is deducted from the carrying costs of Artifacts recovered. During 2005, 2004 and 2003, $6,000, $6,000, and $11,000,
         respectively, were deducted from the Artifacts cost.

         Artifacts, at cost, consists of the following:

                                          February 29,           February 28,
                                             2004                    2005
     ---------------------------------------------------------------------------
      Artifacts recovered, TITANIC       $ 3,105,000            $  3,102,000
      Artifacts, CARPATHIA                 1,374,000               1,374,000
     ---------------------------------------------------------------------------
                                         $ 4,479,000            $  4,476,000

         On April 12, 2002, the United States Court of Appeals for the Fourth Circuit reinterpreted the June 7, 1994 order that had awarded ownership of the artifacts to the Company to convey only possession, not title, pending determination of a salvage award.

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         As a consequence of the Fourth Circuit's decision, the Company reviewed the carrying cost of Artifacts recovered from TITANIC expeditions to determine impairment of values. Up until the ruling by the Fourth Circuit, the Company was carrying the value of the artifacts that it recovered from the TITANIC wreck site at the respective costs of the expeditions as the Company believed it was the owner of all Artifacts recovered. The Company had relied on ownership being granted by the United States District Court in the June 7, 1994 Order. As a consequence of this review and in compliance with the requirements of Statement of Financial Accounting Standards ("SFAS") 142- Impairment of Long-Lived Assets and SFAS 121- The Valuation of Non-Goodwill Intangibles, it was determined that an impairment of realizable values had occurred because of the Fourth Circuit's ruling that removed ownership of certain artifacts from the Company that were under the jurisdiction of the United States District Court. The District Court has jurisdiction of all Artifacts that have been recovered from the TITANIC wreck site except for those 1800 Artifacts recovered in the 1987 expedition. These 1987 Artifacts were previously granted to the Company by the government of France in 1993. Furthermore, the salvor's lien that the Fourth Circuit Court acknowledged the Company was entitled to under its salvor-in-possession status could not be quantified other than for a de minimus amount because of the uncertainty of the wide latitude given a United States Federal Maritime Court to apply the Blackwall factors for a salvor's award and the adjustment to such an award, if any, for revenues the Company may have derived from the Artifacts. Therefore an impairment charge of an amount equal to the costs of recovery for all expeditions after 1987, net of tax benefit, or $879,000 was established less a re-classification of $1,000, a de minimus amount, for the value of a salvor's lien.

         In May 2001, the Company acquired ownership of the wreck of the RMS Carpathia. To-date the Company has not undertaken any expeditions to the RMS Carpathia and it has not recovered artifacts from the wreck of the Carpathia. The Company evaluates and reviews the wreck's impairment in compliance with the requirements of Statement of Financial Accounting Standards ("SFAS") 142- Impairment of Long-Lived Assets and SFAS 121- The Valuation of Non-Goodwill Intangibles. The Company evaluates and records impairment losses, as circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by the asset is less than the carrying amount of the asset. No such events have occurred with regard to the RMS Carpathia. The Company is planning an expedition to the wreck in the near future to recover its artifacts.

3.       PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, consists of the following:


--------------------------------------------------------------------------------
                       February 29,    February 28,           Estimated
                           2004            2005               Useful
                                                              Life
--------------------------------------------------------------------------------


  Exhibitry equipment   $1,378,000      $2,323,000           5 years
  Marine equipment         750,000               -          10 years
  Office equipment         208,000         227,000           5 years
  Furniture and fixtures   164,000         164,000           5 years
--------------------------------------------------------------------------------
                         2,501,000       2,714,000
  Less accumulated
   depreciation          1,754,000       1,976,000
--------------------------------------------------------------------------------
                       $   747,000       $ 738,000
================================================================================


         On January 21, 2005, the Company sold the S.V. EXPORER, a 178 foot-1050 ton ship that was to be utilized in the expedition to the RMS TITANIC for $167,000 to Formaes ApS. Skelgaardsvej 10, DK-9340 Asss, a Denmark company which resulted in a loss of $356,000 during the year ended February 28, 2005.

                                      PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The Company reported the disposal of the S.V EXPLORER as a discontinued operation in accordance with paragraph 43 of SFAS 144 as the operations and cash flows of the asset have been eliminated from ongoing operations and the Company will not have any continuing involvement in the operations of the asset. The Company recognized the disposal on the face of the income statement in accordance with paragraph 43 of SFAS 144.

4.       EXHIBITION LICENSES:

         As of February 28, 2005 and February 29, 2004 our exhibition licenses and related accumulated amortization consisted of the following:


                                Balance as of February 29, 2005
             -------------------------------------------------------------------
                                               Accumulated
                                Gross         Amortization           Net
             -------------------------------------------------------------------
             Licenses         685,000               -              685,000

                                Balance as of February 29, 2004

                                               Accumulated
                                Gross         Amortization           Net
             -------------------------------------------------------------------
             Licenses         452,500               -              452,500


         We did not record amortization expense during 2004 and 2005 as the term of the licenses commenced after the opening of our first anatomical exhibition of this tour or the quarter ended August 31, 2005. Based on the current amounts of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding 5 years is as follows: 2006 - $653,000; 2007, 2008, 2009 - $825,000; 2010 - $688,000.


5.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

Accounts payable and accrued liabilities consist of the following:

                                                February 29,  February 28,
                                                   2004          2005
--------------------------------------------------------------------------------
 Amounts payable for professional
 and consulting fees                            $ 419,000      $1,231,000
 Settlement accrual                               248,000         107,000
 Other miscellaneous liabilities                  582,000         322,000
--------------------------------------------------------------------------------
                                               $1,249,000      $1,660,000
================================================================================

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.       INCOME TAXES

     The provision for income taxes consists of the following components:



                   February 28,            February 29,         February 28,
Year ended             2003                   2004                 2005
--------------------------------------------------------------------------------

Current:
 Federal            $(264,000)             $(300,000)           $(450,000)
 State and local      (50,000)               (90,000)            (120,000)
--------------------------------------------------------------------------------
                     (314,000)              (390,000)            (670,000)
--------------------------------------------------------------------------------

 Federal              264,000                300,000              450,000
 State and local       50,000                 90,000              120,000
--------------------------------------------------------------------------------
                      314,000                390,000              670,000
--------------------------------------------------------------------------------
 Provision for
  income taxes         $- 0 -               $  - 0 -              $ - 0 -
--------------------------------------------------------------------------------

The total provision for income taxes differs from that amount which would be computed by applying the U.S. federal income tax rate to income before provision for income taxes. The reasons for these differences are as follows:



                                          February 28, February 29, February 28,
Year ended                                    2003        2004         2005
--------------------------------------------------------------------------------

Statutory federal income tax rate           (34.0)%      (34.0)%      (34.0)%
Effect of federal graduated tax
 rates benefit                               (4.0)          --           --
Net Operating Loss Carry-forward             38.0         34.0         34.0
Other, net                                      -            -            -
--------------------------------------------------------------------------------
  Effective income tax rate                 - 0 -  %      - 0 -  %     -0-  %
================================================================================


     The net deferred income tax asset consists of the following:



                                        February 29,            February 28,
                                            2004                    2005
--------------------------------------------------------------------------------

Net Operating loss carry-forward         $2,180,000             $2,800,000
Deferred tax asset - expenses
 not currently deductible                $       --                     --
Valuation allowance for
 doubtful tax assets                     (2,180,000)            (2,800,000)
--------------------------------------------------------------------------------
  Net deferred tax                             $-0-                   $-0-


         For 2005, the valuation allowance increased by $620,000. The net operating loss carry-forwards of approximately $7,000,000 expire in varying amounts from 2019 to 2025. A valuation allowance of 100% of the deferred income tax asset has been provided at February 28, 2005 because of the uncertainties as to the amount of taxable income that will be generated in the future years as a result of the determination by the Federal Court of Appeals that the Company does not own the Titanic artifacts.

7.       STOCKHOLDERS' EQUITY:

         Prior to the acquisition of TVLP's assets, the Company initiated an exchange agreement with the holders of certain Class B warrants in which the holders would receive shares of the Company's common stock in exchange for certain Class B warrants. Through February 28, 2003, the Company had received 20,700 Class B warrants to be exchanged for 20,700 shares of common stock of the Company, of which 16,500 shares still remain to be issued. There were 5,556 warrants outstanding as of February 28, 2005.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         During the year ended February 28, 2003, the Company issued 125,000 shares of common stock as payment for conservation services having a value of $35,000.

         During the year ended February 29, 2004, the Company issued 450,000 shares of common stock as payment for services and compensation having a value of $108,000.

         During the year ended February 28, 2005, the Company issued 150,000 shares of common stock as payment for services and 625,000 shares as payment for compensation.

         During the year ended February 28, 2005, the Company sold 1,469,927 shares of common stock and warrants to purchase 441,003 shares of common stock for aggregate consideration of $1,514,000. The net proceeds of the private placement were $1,278,000 after fees, expenses and other costs. In connection with the private placement, the Company issued warrants to purchase 293,985 shares of common stock to its placement agent. All of the warrants issued in the private placement are exercisable over a five-year term at an exercise price of $1.50 per share.

8.       STOCK OPTIONS:

      Transactions relating to stock options are as follows:




                                                                      Weighted-
                                                       Number of      Average
                                                       Shares and     Exercise
                                                        Options         Price
                                                       Exercisable    per Share
--------------------------------------------------------------------------------
Balance at February 28, 2002                              4,000,000       $1.22
Canceled                                                    250,000       $0.88
Granted                                                         -0-         -0-
--------------------------------------------------------------------------------
Balance at February 28, 2003                              3,750,000       $1.24
Canceled                                                    250,000        4.00
Granted                                                     950,000        0.31
--------------------------------------------------------------------------------
Balance at February 29, 2004                              4,450,000       $0.89
Canceled and expired                                      2,800,000        1.90
Granted                                                     700,000       $1.64
--------------------------------------------------------------------------------
Balance at February 28, 2005                              2,350,000       $0.36
================================================================================



         In April 2000, the Company adopted an incentive stock option plan (the "2000 Plan") under which options to purchase 3,000,000 shares of common stock may be granted to certain key employees, directors or consultants. The exercise price was based on the fair market value of such shares as determined by the board of directors at the date of the grant of such options. In December 2003, the Company adopted a second incentive stock option plan (the "2004 Plan") under which options to purchase 3,000,000 shares of common stock may be granted to certain key employees, directors or consultants. The exercise price is be based on the fair market value of such shares as determined by the board of directors at the date of the grant of such options.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         In May 2001, the Company granted an option to purchase 250,000 shares of the Company's common stock at $0.88 per share to its Vice President and Director of Operations. This option has a 5-year maturity from the date of grant. This option was canceled by its term ninety days after the employee's resignation during the fiscal year ended February 28, 2003.

         In February 2002, the Company granted an option to purchase 600,000 shares of the Company's common stock at $0.40 per share to its Vice President and Chief Financial Officer. This option has a 10-year maturity from the date of grant.

         In February 2002, the Company granted an option to purchase 500,000 shares of the Company's common stock at $0.40 per share to its President and Chief Executive Officer. This option has a 10-year maturity from the date of grant.

         In February 2002, the Company reset the option strike price for 300,000 outstanding options owned by its directors to $0.40. A charge to compensation was not necessary.

         In December 2003, the Company established a 2004 Stock Incentive Plan that included 3,000,000 shares of common stock. In addition, the Company granted options to employees and directors on 940,000 shares of the Company's common stock at $0.32 per share. These options have a 10-year maturity from the date of grant.

         During August 2004, two officers of the Company, its President and Vice President of Finance as requested by the Company's investment banker, exchanged options that they held for common stock at a ratio of two options for the issuance of one share of common stock. The purpose of this transaction was to make available more common shares to be sold in the SB-2 Registration. The Company's President exchanged 1.2 million options for 600,000 shares of common stock to vest over a two year period.  The  Company's  Vice  President of Finance  exchanged  600,000 options for 300,000 shares of common stock to be vested over at two year period.

         As of February 28, 2005, options to purchase 1,660,000 shares of common stock have been granted under the 2000 Plan and 690,000 shares of common stock under the 2004 Plan. The following table summarizes the information about all stock options outstanding at February 28, 2005:


                           Options Outstanding and Exercisable
                           -----------------------------------
                                      Weighted-
                                       Average                Weighted-
                                      Remaining                Average
  Range of          Number           Contractual              Exercise
Exercise Price   Outstanding         Life (Years)               Price
--------------------------------------------------------------------------------


$0.28               250,000               8.5                   $0.28
$0.32               690,000               8.75                  $0.32
$0.40             1,410,000               6.72                  $0.40
--------------------------------------------------------------------------------
$0.40 - $5.00     2,350,000                                     $0.36
================================================================================


         The Company elected , in accordance with the provisions of SFAS No. 123, to apply the current accounting rules under APB Opinion No. 25 and related interpretations in accounting for stock options and,

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         accordingly, has presented the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net income and income per common share for the years ended February 28, 2003, February 29, 2004, and February 28, 2005 would approximate the pro forma amounts shown in the table below:



                            February 28,        February 29,        February 28,
Year ended                      2003               2004                 2005
--------------------------------------------------------------------------------
Reported net income (loss) $     (827,000)   $     (1,088,000)   $   (1,475,000)
================================================================================
Pro forma net income (loss)$     (827,000)   $     (1,088,000)   $   (1,475,000)
================================================================================
Reported net income (loss)
 per common share          $        (0.04)   $          (0.06)   $        (0.07)

Pro forma net income (loss)
 per common share          $        (0.04)   $          (0.06)   $        (0.07)
================================================================================

     The fair value of options granted (which is amortized to expense over the option vesting period in determining the proforma impact) is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                        February 28,        February 29,         February 28,
Year ended                  2003                2004                 2005
--------------------------------------------------------------------------------
Expected life of options  8.07 years         7.07 years           6.07 years
================================================================================
Risk-free interest rate   4.75%              4.75%                   4.75%
================================================================================
Expected volatility
 of RMS Titanic, Inc.    100.0%             100.0%                  100.0%
================================================================================
Expected dividend yield on
 RMS Titanic, Inc.       $ - 0 -            $ - 0 -                $ - 0 -
================================================================================

     The weighted-average fair value of options granted during the years is as follows:

                         February 28,        February 29,        February 28,
Year ended                   2003                2004                2005
--------------------------------------------------------------------------------

Fair value of each
 option granted            $   --             $   --                $   --
Total number of
 options granted               --            940,000                    --
--------------------------------------------------------------------------------
Total fair value of all
 options granted           $   --             $   --                $   --
================================================================================

     In accordance with SFAS No. 123, the weighted-average fair value of stock options granted is based on a theoretical statistical model using the preceding Black-Scholes assumptions. In actuality, because the Company's stock options do not trade on a secondary exchange, employees can receive no value or derive any benefit from holding stock options under these arrangements without an increase in the market price of the Company. Such an increase in stock price would benefit all stockholders commensurately.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.       LITIGATION:

         The United States Department of State and the National Oceanic and Atmospheric Administration of the United States Department of Commerce ("NOAA") are working together to implement an International Treaty (the "Agreement") with entities in Britain France and Canada that could diminish or otherwise impact the Company's salvor-in-possession rights to the TITANIC which had been awarded by the District Court. The Company has raised numerous objections to the United States Department of State regarding the actions of the United States to participate in efforts to reach an agreement governing salvage activities of the TITANIC. The Agreement, as drafted, does not recognize the existing rights of the Company in the TITANIC, that have been re-affirmed in the District Court and affirmed by the Fourth Circuit, and provides that the Agreement becomes effective when any two of the party states sign it. During November 2003, the Britain signed the Treaty. United States Department of Justice has represented that the United States believed it had complied with the RMS TITANIC Memorial Act in the development of the international guidelines to implement the Agreement, but would solicit comments from the public at large regarding the draft international guidelines and the NOAA will consider the comments, and then publish the final international guidelines. On April 3, 2000 the Company filed a motion for declaratory judgment asking that the District Court declare unconstitutional and inappropriate the efforts of the United States to reach an international agreement with the other parties and that it be precluded from seeking to implement the Agreement. On September 15, 2000, the Court ruled that the Company's motion was not ripe for consideration at the present time, and that the Company may renew its motion when and if an Agreement is agreed to and signed by the parties, final guidelines are drafted, and Congress passes implementing legislation. The Company expects that whatever the outcome of this matter, there will be no impact on artifacts that have already been recovered, but the Company does not know what effect, if any, this Agreement will have on future Company operations.

         On January 16, 2001, the Securities and Exchange Commission (the "Commission") authorized its staff to conduct a formal order of investigation. The Commission has requested various documents relating to, among other things, the change in control of the Company that occurred during November 1999; any solicitations that may have been made without a written proxy statement or a filing; the purchase of the Company's common stock by certain shareholders; the accuracy of the
         Company's financial statements; information about the Company's accounting procedures and controls; documents about its subsidiaries; and other information about consulting agreements, communications with certain individuals, employment of its officers, and other Company matters. The Company is cooperating with the investigation and has produced documents requested by the Commission. The Company is unable to predict the eventual outcome of this matter.

         On May 3, 2001, the Company was served with a lawsuit in Superior Court in the State of California which later was removed to the United States District Court for the Central District of California by Westgate Entertainment Corporation, a California corporation, and its wholly owned subsidiary, Weyland & Chase Engineering, NV, a Netherlands Antilles corporation. The complaint claims that on January 18, 2000, the plaintiffs entered into oral five year, "pay or play" contracts of $200,000 per year for Westgate Entertainment and $100,000 per year for

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Weyland & Chase. Westgate Entertainment further claimed the Company agreed to pay or provide other additional considerations. The Central District Court entered an order denying the Company's motion for summary judgment. Thereafter, in March of 2002, the Central District Court denied the Company's right to appeal its interlocutory order denying the Company's motion for summary judgment. In July 2002, the matter was settled whereby the Company agreed to pay $388,000 over a thirty-month period and the parties further exchanged releases and agreed to certain restrictive covenants, among other considerations.

         On April 12, 2002, the United States Court of Appeals for the Fourth Circuit (the "Fourth Circuit") affirmed two orders of the United States District Court for the Eastern District of Virginia, Norfolk Division. R.M.S. Titanic, Inc. v. The Wrecked and Abandoned Vessel , 2002 U.S. App. LEXIS 6799 (4th Cir. 2002). Dated September 26, 2001 and October 19, 2001, these orders restricted the sale of artifacts recovered by the Company from the TITANIC wreck site. In rendering its opinion, the Fourth Circuit reviewed and declared ambiguous the June 7, 1994 Order of the District Court that had awarded ownership to the Company of all items then salvaged from the wreck of the Titanic as well as all items to be salvaged in the future by the Company so long as the Company remained salvor-in-possession of the TITANIC. Having found the June 7, 1994 Order ambiguous, the Fourth Circuit reinterpreted the order to convey only possession, not title, pending determination of a salvage award. This opinion conflicts with previous rulings that were rendered by both the Fourth Circuit, R.M.S. Titanic, Inc. v. Haver, et al, 171 F.3d 943 (4th Cir. 1999) and the District Court, all of which the Company had relied upon in the conduct of its business. Furthermore, based on a June 7, 1994 Order of the District Court, the Company believed it was the exclusive owner of the Artifacts. The Company petitioned the United States Supreme Court to hear its appeal of the April 12, 2002 decision of the Fourth Circuit. However, that petition was denied on October 7, 2002.

         On April 25, 2002, the Company was served with notice of litigation initiated by Lawrence D'Addario, et al v. Arnie Geller, G. Michael Harris, Joe Marsh, Gerald Couture, Nick Cretan, Doug Banker and the Company in the United States District Court for the Eastern District of Virginia, Norfolk Division. The suit alleges fraud, self-dealing, mismanagement, diversion and waste of corporate assets by the individuals in their capacity as directors and/or officers of the Company and for Joe Marsh, as a principal shareholder of the Company. On April 23, 2004, the United States District Judge for the Eastern District of Virginia Rebecca B. Smith dismissed the lawsuit filed by Lawrence D'Addario against the Company and Arnie Geller and Gerald Couture, two officers and directors of the company. Specifically, the Court approved and adopted in full the findings and recommendations set forth in the Magistrate Judge's reports and recommendations of March 5, 2004 whereby summary judgment as to Counts I, II and III of the D'Addario Complaint was granted in favor of Messrs. Geller and Couture. Summary judgment was also granted in favor of defendants Mr. Joseph Marsh, a principal shareholder and Mr. G. Michael Harris, a former officer and director. By Order, dated December 19, 2003, the Court had previously dismissed Count IV of the Complaint as moot. The Court's final order is subject to a possible appeal to the Fourth Circuit Court of Appeals.

         The Company is involved in various claims and other legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate outcome of these matters would not have a material adverse impact on the financial position of the Company or the results of its operations.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10.      COMMITMENTS AND CONTINGENCIES:


         During the year ended February 28, 2002, the Company entered into agreements for the services of two individuals for an annual aggregate amount of $600,750. Each individual, at his option, may elect to receive his compensation in shares of the Company's common stock. For this purpose, the common stock will be valued at 50% of its closing bid price as of the date of the election. However, for financial statement purposes the Company will charge the full value of the common stock issued to compensation expense.

         On February 2, 2002, the Company executed an employment agreement with its President and Chief Executive Officer. The employment agreement is for a five-year term and provides for annual base salaries of $330,750 per year, with annual 5% increases. On April 10, 2004, this employment agreement was extended on the same terms and conditions with a new termination date of February 2, 2009.

         On February 2, 2002, the Company executed an employment agreement with its Vice President and Chief Financial Officer. The employment agreement is for a four-year term and provides for annual base salaries of $270,000 per year, with annual 5% increases. On April 10, 2004, this employment agreement was extended on the same terms and conditions with a new termination date of February 2, 2008.

         The Company has non-cancelable operating leases for office space. The leases are subject to escalation for the Company's pro rata share of increases in real estate taxes and operating costs. During the fiscal year ended February 28, 2005, the Company entered into another non-cancelable operating lease for warehouse space through December 31, 2007.

         Future minimum lease payments for leases in effect as of February 28, 2005 and entered into subsequent to that date are as follows:

     Future minimum lease payments for leases in effect as of February 28, 2005 and entered into subsequent to that date are as follows:

          Year ending February 28(29),

                     2006                                  $197,000
                     2007                                   202,000
                     2008                                   192,000
                     2009                                   124,000

--------------------------------------------------------------------------------
                                                           $715,000
================================================================================

         Rent expense charged to operations amounted to $205,000, $132,000 and $207,000 for the years ended February 28, 2003, February 29, 2004, and February 28, 2005, respectively.

11.      OTHER RELATED PARTY TRANSACTIONS:

         Included in accounts payable and accrued liabilities at February 29, 2004 and February 28, 2005 is $25,000 due to certain partners of TVLP.

         Two of the Company's shareholders lent the Company an aggregate of $500,000 on May 5, 2004. The loan is unsecured, and it is for a term of five years. The interest rate for the loan is the prime rate plus six percent. The loan requires quarterly payments of principal in the amount of $25,000 and accrued interest. In consideration of the loan, the Company also issued an aggregate of 30,000 shares of our common stock to these shareholders. This stock was valued at $35,000 and was recorded as a deferred financing cost and is being amortized to interest expense over the term of the loan.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The Company issued an aggregate of 900,000 shares of common stock to its president and chief executive officer and its former chief financial officer during the second quarter of fiscal year 2004. The Company issued these shares to these officers in exchange for such officers tendering to the Company options they held to acquire up to 1,800,000 shares of the Company's common stock. The value of the exchange was $1,179,000, based on a price of $1.31 per share, which was the market price of a share of the Company's common stock on the date of the exchange.

         A consulting firm in which the Company's former chief financial officer was a principal has rendered services to us for the time of other professionals. Payment for these services amounted to $3,165, $8,922, and $10,750 for fiscal years 2005, 2004 and 2003, respectively.

12.      EXHIBITIONS:

         During the two-year  period ended  February 29, 2004 and thru April 25,
         2004,  the  Company  has  presented,   through  licensing  arrangements
         exhibitions of TITANIC's Artifacts and other TITANIC memorabilia.

         In March 1999, the Company entered into an agreement with Magicworks Entertainment, Inc., a direct subsidiary of PACE Entertainment, Inc. and an indirect subsidiary of SFX Entertainment, Inc. (collectively "SFX"), in which the Company granted SFX an exclusive worldwide license to exhibit the Company's TITANIC artifacts for a minimum payment of $8,500,000, annually. This license agreement had an initial term of one year, commencing September 15, 1999, with SFX having the option to extend the term for up to four additional one-year periods. All obligations of Magicworks Entertainment, Inc. under this license agreement were guaranteed by SFX Entertainment, Inc. The original agreement was amended on September 18, 2000 by the Company and SFX Family Entertainment, Inc., successor to Magicworks Entertainment, Inc. Another amendment extended the agreement to January 3, 2003. The first amendment required a minimum annual payment of $2,000,000 that was received during fiscal year ended February 28, 2002. Pursuant to the license agreement, as amended, the Company was to receive twenty percent of the ticket, merchandise, and sponsorship and ancillary revenues over $10,000,000. Each amendment required a guaranteed minimum annual payment of $2,000,000. For the amendment periods ended November 31, 2001 and January 3, 2003, the Company received payments of $616,000 and $683,242, respectively, over the guaranteed minimum annual payments pursuant to the revenue sharing provisions of the agreement. On August 15, 2003, a Fifth Amendment to the license agreement was executed whereby the term was extended to April 25, 2004. In this amendment, the exhibitry owned by Clear Channel Exhibitions, Inc. ("CCE") was sold to the Company for $600,000 with $300,000 forthcoming from overage payments during the final extended term and the balance to be paid by the Company in $150,000 installments due annually over the next two years. On May 26, 2004, a Sixth Amendment to this same license agreement was executed which provided that the two installment payments of $150,000 were changed whereby CCE was granted a security interest in the exhibitry being acquired by the Company and the necessity of a letter of credit was waived for a new payment schedule that included all overage payments due from CCE and payments of $50,000 every six months until the remaining obligation is paid in full. The last three amendments were executed with CCE, formerly known as SFX Family Entertainment, Inc.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


13.      401(k) PLAN:

         Effective March 2004, the Company adopted the RMS Titanic, Inc. 401(k) and Profit Sharing Plan under section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Plan, all employees eligible to participate may elect to contribute up to the lesser of 12% of their salary or the maximum allowed under the Code. All employees who are at least age 21 and have completed 1,000 hours of service are eligible. The Company may elect to make contributions to the Plan at the discretion of the Board of Directors. During 2004, the Company made no contributions to the plan. The Plan name has been changed to Premier Exhibitions 401(k) and Profit Sharing Plan.



14.      SUBSEQUENT EVENTS:

         On April 13, 2005, the Company entered into a term sheet for a joint venture to co-produce four exhibitions for four domestic markets with a major entertainment producer. This undertaking will be finalized in a definitive agreement. Funding of $2,425,000 has been made to the Company by the joint venturer. In addition, the joint venture partner provided a $1,000,000 credit facility to the Company. This credit facility is repayable quarterly on account of principal in the amount of $100,000 in 2005 commencing September 30th and $150,000 in 2006 and thereafter together with interest at the rate of ten percent per annum and repayable in full on September 30, 2006. These new exhibitions will provide the Company with minimum exhibition guarantees and revenue participation and include provisions for repayment of the advance funding. The Company provided a general security interest over its assets as part of this undertaking.

         In April 2005, the Company received $500,000 for the purchase of 300,000 shares of its common stock from a joint venture party as consideration in for a co-production undertaking.

         In March 2005, through a newly formed wholly owned subsidiary, Premier Acquisitions, Inc. (PAI), a Nevada corporation, the Company entered into a letter agreement to acquire all the membership interests in Exhibitions International, LLC ("EI"), a Nevada LLC. EI held certain exclusive licensing rights to certain anatomical specimens and exhibitry. The acquisition of EI was principally funded in two tranches, first on April 25 and then on May 2, 2005 and was completed as follows: (1) a cash payment by PAI for 100% of the membership interests of EI; (2) the payment of a certain debt obligation of EI paid by PAI in cash; (3) the issuance of 200,000 shares of our common stock; and (4) the issuance of 300,000 warrants to acquire our common stock. The warrants are exercisable for three years and have the following exercise prices: 100,000 warrants are exercisable at $1.25 per share; 100,000 warrants are exercisable at $1.50 per share; and 100,000 warrants are exercisable at $1.75 per share. The estimated value of the warrants is approximately $299,000, which is recorded in exhibition licenses in the Company's financial statements.

         On March 28, 2005, the holders of a majority of the outstanding shares of Common Stock of the Company approved an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The following subsequent events are unaudited:

         On July 9, 2005, Gerald Couture, the Chief Financial Officer of the Company passed away following a brief battle with cancer.

         On July 13, 2005, the Company's Board of Directors appointed Arnie Geller to serve as the Company's interim Chief Financial Officer.

         In October 2005, the Company completed a private placement of its securities, in which the Company sold units consisting of shares of common stock and warrants to purchase shares of common stock. Each unit consisted of 20,000 shares of common stock, par value $.0001 per share, at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The units sold in the October 2005 private placement represented a total of 4,956,577 shares of the Company's common stock. This total consists of 2,975,136 shares of common stock and warrants to purchase up to 1,981,441 shares of common stock. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends, and recapitalizations. The warrants do not confer any voting rights or any other shareholder rights.

         The lease for the Company's principal executive offices was amended a second time on November 8, 2005 when the leased space was increased to approximately 6,000 square feet. The amended lease provides for base annual lease payments of $110,591 with a 2.5% annual adjustment. The second amended lease, which increased the Company's office space by over 1,800 square feet, requires us to pay an additional total of $71,242 over the duration of the lease.

         During the nine months ended November 30, 2005, the Company issued 670,000 employee stock options under the 2004 Stock Option Plan. These options have exercise prices ranging from $1.70 to $2.15 per share, vest over a three year period, and have a term of ten years. The exercise prices of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant. Therefore, no deferred compensation was recognized during the period. The Company recorded compensation expense related to stock options granted to the Company's employees of $103,712 during the nine months ended November 30, 2005.

         During the nine months ended November 30, 2005, the Company received $68,850 for the exercise of 81,000 warrants to purchase shares of common stock at an exercise price of $.85 per share.

         On October 1, 2005, the company entered into two three-year consulting agreements for investor relations services with a firm and an individual which require monthly cash consulting fees of $52,250 in October 2005, November 2005 and December 2005. Thereafter, consulting fees are $22,550 per month during the first year and reduce to $13,300 for the remaining term. These agreements require the Company to issue 350,000 shares of common stock and 225,000 five-year warrants to purchase the Company's common stock at an exercise price of $2.00 per share. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model and is being amortized over the three-year agreement term. We recorded $173,273 in consulting expense related to these two agreements during the nine months ended November 30, 2005. The common stock has not been issued at November 30, 2005, and is recorded as a common stock payable in the Company's financial statements. The common stock and the common stock underlying the warrants has piggyback registration rights.

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         On November 30, 2005, the Company sold a 3% ownership interest in the RMS Carpathia to Legal Access Technologies, Inc. for $500,000. In addition, the Company sold it a twenty-five year license to conduct joint expeditions with the Company to the RMS Carpathia for the purpose of exploring and salvaging the RMS Carpathia for $200,000. Under the terms of this agreement, Legal Access Technologies, Inc. is obligated to make payments under a payment schedule of $100,000 on December 12, 2005 and the balance of $400,000 on February 15, 2006. In the event of default, the Company has the sole and exclusive option to terminate this agreement. The gain on the 3% ownership interest in the RMS Carpathia is recorded as a gain on the sale of fixed assets in the Company's financial statements.

         The Company appealed the July 2, 2004 Court Order to the U.S. Court of Appeals for the Fourth Circuit. On January 31, 2006, the Court of Appeals reversed the lower court's decision to invalidate the 1993 Proces-Verbal, pursuant to which the government of France granted to us all artifacts recovered from the wreck site during the 1987 expedition. As a result, the court reconfirmed that we own the 1800 artifacts recovered during the 1987 expedition. The appellate court also held that we will not be permitted to present evidence at the interim salvage award trial for the purpose of arguing that we should be awarded title to the remainder of the Titanic artifacts through the law of finds.

         On March 24, 2006, we entered into a settlement agreement with Plastination Company Inc. whereby we amicably settled the litigation Plastination Company v. Premier Exhibitions, Inc., which was pending in the United States District Court for the Northern District of Ohio. The terms of the settlement agreement are confidential, and we do not believe that they are material to our business.

         On February 2, 2006, the United States District Court for the Middle District of Florida approved a settlement agreement between the parties to Dave Shuttle and Barbara Shuttle v. Arnie Geller, G. Michael Harris, Gerald Couture, and R.M.S. Titanic, Inc. This lawsuit, which was commenced on March 22, 2004 and had alleged breaches of fiduciary duty by management, was directly related to the D'Addario case, which is discussed below.

         On January 30, 2006, the United States District Court for the Eastern District of Virginia approved a settlement agreement between the parties to Lawrence D'Addario v. Arnie Geller, Gerald Couture, Joe Marsh and R.M.S. Titanic, Inc. This lawsuit was commenced on April 25, 2002 and had alleged fraud, self-dealing, mismanagement, diversion and waste of corporate assets by our company and some of our officers, directors and shareholders.

         On January 9, 2006, the Company finalized a $750,000 revolving line of credit with Bank of America, N.A. This Credit Facility, which is evidenced by a Promissory Note made by the Company in favor of Bank of America, allows the Company to make revolving borrowings of up to $750,000. Interest under this Credit Facility is calculated from the date of each advance by Bank of America to the Company and is determined based upon changes in an index which is the rate of interest

                                     PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         publicly announced from time to time by Bank of America as its Prime Rate. Under this Credit Facility, the Company must make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the Credit Facility on June 30, 2006. This Credit Facility contains customary representations, warranties and covenants.

         In connection with the above described Credit Facility, the Company has also granted Bank of America a security interest in all of the Company's property pursuant to a Commercial Security Agreement up to the amount advanced on the Facility. In addition, in order to facilitate the Company's establishment of the Credit Facility, Sam Tour
         (USA), Inc., a secured lender of the Company, has agreed pursuant to a UCC Lien Subordination Agreement that any security interest, lien or right it has or may have with respect to the Company's property is subordinate to the security interest granted by the Company in favor of Bank of America.

         The Company entered into the above described Credit Facility in order to help finance the expansion of the Company's exhibition business. As of January 14, 2006, no amounts have been advanced to the Company pursuant to the Credit Facility.

                   PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES














                    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                                       Premier Exhibitions, Inc. and Subsidiaries
                                              Consolidated Balance Sheets

                                                                                February 28,            November 30,
                                                                                    2005                    2005
                                                                            ---------------------   ---------------------
Assets                                                                                                  (unaudited)
Current assets:
    Cash and cash equivalents                                               $          1,258,000    $          5,428,000
    Accounts receivable                                                                1,057,000               1,653,000
    Receivable - Carpathia                                                                     -                 500,000
    Prepaid and refundable taxes                                                         222,000                  41,000
    Prepaid expenses and other current assets                                          1,405,000               3,760,000
                                                                            ---------------------   ---------------------
Total current assets                                                                   3,942,000              11,382,000

    Artifacts owned, at cost                                                           4,476,000               4,435,000
    Salvor's lien                                                                          1,000                   1,000
    Salvor-in-possession rights                                                          879,000                 879,000
    Property and equipment, net of accumulated depreciation
    of $1,976,000 and $2,236,000, respectively                                           738,000               1,694,000
    Exhibition licenses, net of amortization of $-0- and $343,790, respectively                -               3,779,000
    Other assets                                                                         728,000                 144,000

                                                                            ---------------------   ---------------------
                                                                            $         10,764,000    $         22,314,000
                                                                            =====================   =====================

Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable and accrued liabilities                                $          1,660,000    $          2,465,000
    Deferred revenue                                                                   1,000,000                 300,000
    Notes payable                                                                        425,000               2,432,000
                                                                            ---------------------   ---------------------
Total current liabilities                                                              3,085,000               5,197,000

Commitments and contingencies                                                                  -                       -

Stockholders' equity:
    Common stock; $.0001 par value; authorized 40,000,000 shares; issued and outstanding 22,299,939 and 26,062,089 shares
       at February 28, 2005 and November 30, 2005, respectively                            2,000                   3,000
    Common stock payable                                                                       -                 823,000
    Additional paid-in capital                                                        20,316,000              26,588,000
    Accumulated deficit                                                              (12,665,000)            (10,284,000)
    Accumulated other comprehensive income (loss)                                         26,000                 (13,000)
                                                                            ---------------------   ---------------------
Total stockholders' equity                                                             7,679,000              17,117,000
                                                                            ---------------------   ---------------------

                                                                            $         10,764,000    $         22,314,000
                                                                            =====================   =====================

                The accompanying notes are an integral part of the consolidated financial statements.


                                         Premier Exhibitions, Inc. and Subsidiaries
                                           Consolidated Statements of Operations
                                                        (unaudited)

                                                     Three Months Ended November 30,           Nine Months Ended November 30,
                                                ----------------------------------------   ----------------------------------------
                                                       2004                 2005                  2004                 2005
                                                --------------------  ------------------   -------------------  -------------------

Revenue:
      Exhibition and related merchandise sales   $        2,346,000    $      2,650,000     $       5,045,000    $       8,539,000
      Merchandise and other                                  79,000             101,000               131,000              411,000
      Sale of coal                                            7,000              21,000                28,000               88,000
                                                --------------------  ------------------   -------------------  -------------------
Total revenue                                             2,432,000           2,772,000             5,204,000            9,038,000

Expenses:
      General and administrative                          1,243,000           1,677,000             3,294,000            4,077,000
      Depreciation and amortization                         132,000             275,000               308,000              604,000
      Exhibition costs                                      792,000             895,000             2,040,000            2,317,000
      Cost of merchandise sold                                9,000               4,000                24,000               21,000
      Cost of coal sold                                       2,000               1,000                 7,000                9,000
                                                --------------------  ------------------   -------------------  -------------------
Total expenses                                            2,178,000           2,852,000             5,673,000            7,028,000

                                                --------------------  ------------------   -------------------  -------------------
Income (loss) from operations                               254,000             (80,000)             (469,000)           2,010,000

Other income and expenses:
      Interest income                                             -              33,000                 1,000               36,000
      Interest expense                                      (14,000)            (14,000)              (33,000)             (65,000)
      Forgiveness of interest expense                             -              25,000                     -               25,000
      Gain on sale of fixed assets and
       Carpathia interest                                         -             459,000                     -              375,000
                                                --------------------  ------------------   -------------------  -------------------
Total other income and expenses                             (14,000)            503,000               (32,000)             371,000

Income (loss) before provision for income taxes             240,000             423,000              (501,000)           2,381,000

Provision for income taxes                                        -                   -                     -                    -

Net income (loss)                                $          240,000    $        423,000     $        (501,000)   $       2,381,000
                                                ====================  ==================   ===================  ===================

Other comprehensive operations:
      Foreign currency translation                           18,000              (9,000)               18,000              (39,000)

Net income (loss) after other
 comprehensive operations                        $          258,000    $        414,000     $        (483,000)   $       2,342,000
                                                ====================  ==================   ===================  ===================

Basic income (loss) per common share             $             0.01    $           0.02     $           (0.02)   $            0.10
                                                ====================  ==================   ===================  ===================

Basic weighted average number of
      common shares outstanding                          22,299,939          24,517,620            20,818,898           23,453,426
                                                ====================  ==================   ===================  ===================

Diluted income (loss) per common share           $             0.01    $           0.02     $           (0.02)   $            0.09
                                                ====================  ==================   ===================  ===================

Diluted weighted average number of
      common shares outstanding                          22,299,939         27,824,242             20,818,898           26,760,048
                                                ====================  ==================   ===================  ===================


                        The accompanying notes are an integral part of the consolidated financial statements.

                                                 Premier Exhibitions, Inc. and Subsidiaries
                                                   Consolidated Statements of Cash Flows
                                                               (unaudited)

                                                                                        Nine Months Ended November 30,
                                                                                   ------------------------------------------
                                                                                          2004                   2005
                                                                                   -------------------    -------------------

Cash flows from operating activities:
         Net income (loss)                                                         $         (501,000)    $        2,381,000
                                                                                   -------------------    -------------------

         Adjustments to reconcile net income (loss) to net cash provided (used)
           by operating activities:
               Depreciation and amortization                                                  308,000                604,000
               Issuance of common stock for interest expense                                    6,000                      -
               Issuance of common stock in exchange for options                               247,000                      -
               Issuance of common stock for services                                          277,000                823,000
               Issuance of compensatory stock options                                               -                127,000
               (Increase) decrease in cost of artifacts                                         3,000                 (1,000)
               Changes in operating assets and liabilities:
                  (Increase) decrease in accounts receivable                                 (724,000)              (596,000)
                  (Increase) decrease in other receivables                                          -               (500,000)
                  (Increase) decrease in prepaid and refundable taxes                               -                181,000
                  (Increase) decrease in prepaid expenses and other current assets             27,000             (2,355,000)
                  (Increase) decrease in other assets                                        (118,000)               584,000
                  Increase (decrease) in deferred revenue                                           -               (700,000)
                  Increase (decrease) in accounts payable and accrued liabilities             721,000                805,000
                                                                                   -------------------    -------------------
           Total adjustments                                                                  747,000             (1,028,000)
                                                                                   -------------------    -------------------

                                                                                   -------------------    -------------------
           Net cash provided by operating activities                                          246,000              1,353,000
                                                                                   -------------------    -------------------

Cash flows used by investing activities:
           Purchases of property and equipment                                               (955,000)            (1,216,000)
           Investment in salvor-in-possession rights                                         (747,000)                     -
           Purchase of exhibition license                                                           -             (2,082,000)
           Sale of Carpathia interest                                                               -                 40,000
                                                                                   -------------------    -------------------
           Net cash used by investing activities                                           (1,702,000)            (3,258,000)
                                                                                   -------------------    -------------------

Cash flows from financing activities:
           Proceeds from notes payable                                                        500,000              2,425,000
           Principal payments on notes payable                                                (50,000)            (1,848,000)
           Proceeds from warrant exercise                                                           -                 69,000
           Proceeds from sale of common stock                                               1,278,000              5,468,000
                                                                                   -------------------    -------------------
           Net cash provided by financing activities                                        1,728,000              6,114,000
                                                                                   -------------------    -------------------

Effect of exchange rate changes on cash                                                             -                      -

Net increase in cash and cash equivalents                                                     272,000              4,209,000

Cash and cash equivalents at beginning of period                                              547,000              1,258,000
                                                                                   -------------------    -------------------

Effect of exchange rate changes                                                                18,000                (39,000)
                                                                                   -------------------    -------------------

Cash and cash equivalents at end of period                                         $          837,000     $        5,428,000
                                                                                   ===================    ===================

Supplemental disclosure of cash flow information:
         Cash paid during the period for interest                                  $           30,000     $           30,000
                                                                                   ===================    ===================

Supplemental disclosure of non-cash investing and financing activities:

During the nine month period ended November 30, 2005, the Company issued 200,000 shares of its common stock and 300,000 warrants to acquire its common stock in conjunction with acquiring Exhibitions International, LLC. The value of the common stock was $308,000 and the estimated value of the warrants was approximately $299,000. The company also assumed approximately $750,000 of debt of Exhibitions International, LLC. These values are included in exhibition licenses in the Company's financial statements.

                The accompanying notes are an integral part of the consolidated financial statements.

                   PREMIER EXHIBITIONS, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1. Basis of Presentation

The accompanying unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring items, which in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full year or for any future period.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to uncollectible receivables, the useful lives of long-lived assets including property and equipment, goodwill, income taxes and contingencies. In addition, the Company uses assumptions when employing the Black-Scholes option valuation model to estimate the fair value of stock options granted. The Company bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended February 28, 2005.

Certain amounts in prior year's balance sheet and statement of cash flows have been reclassified to conform to the current year presentation.

2. Earnings Per Share Data

Basic per share amounts exclude dilution and are computed using the weighted average number of common shares outstanding for the period. Unless the effects are anti-dilutive, diluted per share amounts reflect the potential reduction in earnings per share that could occur if equity based awards were exercised or converted into common stock. For the three and nine months ended November 30, 2005 and 2004, basic per share amounts are calculated using the weighted average number of common shares outstanding during the period.

For the three and nine months ended November 30, 2005 and 2004, diluted per share amounts are calculated using the weighted average number of common shares outstanding during the period and, if dilutive, potential common shares outstanding during the period. Potential common shares include unvested restricted stock and common shares issuable upon exercise of stock options and warrants using the treasury stock method. The following table sets forth the computation of basic and diluted net income (loss) per share:


                   Premier Exhibitions, Inc. and Subsidiaries
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                                            Three months                            Nine months
                                                         ended November 30,                     ended November 30,
                                                 ------------------------------------   ------------------------------------
                                                       2004              2005                 2004              2005
                                                 ------------------------------------   ------------------------------------

                                                 ------------------------------------   ------------------------------------
Net income (loss)                                 $    240,000      $    423,000         $  (501,000)    $    2,381,000
                                                 ====================================   ====================================

Weighted average number of common                   22,299,939        24,517,620          20,818,898         23,453,426
  shares outstanding

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  warrants and options                                       -         3,306,622                   -          3,306,622
                                                 ------------------------------------   ------------------------------------
                                                    22,299,939        27,824,242          20,818,898         26,760,048
                                                 ====================================   ====================================

 Net income (loss) per share:
    Basic                                         $       0.01      $       0.02         $     (0.02)     $        0.10
                                                 ====================================   ====================================

    Diluted                                       $       0.01      $       0.02         $     (0.02)     $        0.09
                                                 ====================================   ====================================


3. Debt & Equity Transactions

In April 2005, the Company entered into a term sheet for a joint venture to co-produce four exhibitions for four domestic markets with a major entertainment producer. The joint venture partner provided the Company with $2,425,000 of funding. $1,000,000 of this funding was a credit facility provided to the Company. This joint venture arrangement provides the Company with minimum exhibition revenue guarantees and revenue participation and include provisions for repayment of the advance funding. The Company provided a general security interest over its assets as part of this transaction. The credit facility was repayable quarterly in the amount of $100,000 in 2005 commencing September 30th and $150,000 in 2006 and thereafter and accrued interest at the rate of ten percent per annum and was repayable in full on September 30, 2006. In December 2005, the Company's joint venture partner exercised its option to extend for two additional exhibitions which caused the exhibition guarantee amounts to be set off against principal and interest payment obligations on this $1,000,000 credit facility. As of the option exercise date, there were no principal and interest payments remitted to the joint venture partner.

In April 2005, the Company received $500,000 for the purchase of 300,000 shares of the Company's common stock from the above joint venturing party as consideration in the co-production transaction. The common shares issued in this transaction are unregistered securities under the Securities Act of 1933, as amended (the "Securities Act"), and were issued in reliance on Section 4(2) of the Securities Act, as the issuance did not involve a public offering.

In March 2005, the Company, through a newly formed wholly owned subsidiary, Premier Acquisitions, Inc. ("PAI"), a Nevada corporation, acquired all the membership interests in Exhibitions International, LLC ("EI"), a Nevada LLC. EI held certain exclusive licensing rights to certain anatomical specimens and exhibitry that would significantly broaden the Company's offerings in its human anatomy educational exhibition business. The acquisition of EI was completed as follows: (1) payment of $1,500,000 by PAI for 100% of the membership interests of EI; (2) payment by PAI of a debt of EI in the amount of $300,000; (3) the issuance of 200,000 shares of the Company's common stock, valued at $1.54 per share; and (4) the issuance to EI of two-year warrants to acquire 300,000 shares of the Company's common stock, which warrants have respective strike prices of $1.25 (with respect to 100,000 shares of common stock), $1.50 (with respect to 100,000 shares of common stock), and $1.75 (with respect to 100,000 shares of common stock). The common stock underlying the warrants has piggyback registration rights.

The fair value of the two-year warrants for EI to acquire 300,000 shares of the Company's common stock was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected life of options:  2 years
Risk-free interest rate:   4.75%
Expected volatility:       100.0%
Expected dividend yield:   $-0-

The estimated value of these warrants is approximately $299,000, which is recorded in exhibition licenses in the Company's financial statements.

In October 2005, the Company completed a private placement of its securities, in which the Company sold units consisting of shares of common stock and warrants to purchase shares of common stock. Each unit consisted of 20,000 shares of common stock at a price of $1.67 per share and a five-year warrant to purchase 13,320 shares of common stock at an exercise price of $2.50 per share. The units sold in the October 2005 private placement represented a total of 4,956,577 shares of the Company's common stock. This total consists of 2,975,136 shares of common stock and warrants to purchase up to 1,981,441 shares of common stock. The warrants provide for customary anti-dilution adjustments in the event of stock splits, stock dividends, and recapitalizations. The warrants do not confer any voting rights or any other shareholder rights.

The lease for the Company's principal executive offices was amended a second time on November 8, 2005 when the leased space was increased to approximately 6,000 square feet. The amended lease provides for base annual lease payments of $110,591 with a 2.5% annual adjustment. The second amended lease, which increased the Company's office space by over 1,800 square feet, requires us to pay an additional total of $71,242 over the duration of the lease.

During the nine months ended November 30, 2005, the Company issued 670,000 employee stock options under the 2004 Stock Option Plan. These options have exercise prices ranging from $1.70 to $2.15 per share, vest over a three year period, and have a term of ten years. The exercise prices of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant. Therefore, no deferred compensation was recognized during the period. The Company recorded compensation expense related to stock options granted to the Company's employees of $103,712 during the nine months ended November 30, 2005.

During the nine months ended November 30, 2005, the Company received $68,850 for the exercise of 81,000 warrants to purchase shares of common stock at an exercise price of $.85 per share.

On October 1, 2005, the company entered into two three-year consulting agreements for investor relations services with a firm and an individual which require monthly cash consulting fees of $52,250 in October 2005, November 2005 and December 2005. Thereafter, consulting fees are $22,550 per month during the first year and reduce to $13,300 for the remaining term. These agreements require the Company to issue 350,000 shares of common stock and 225,000 five-year warrants to purchase the Company's common stock at an exercise price of $2.00 per share. The fair value of the warrants is estimated on the date of grant using the Black-Scholes option-pricing model and is being amortized over the three-year agreement term. We recorded $173,273 in consulting expense related to these two agreements during the nine months ended November 30, 2005. The common stock has not been issued at November 30, 2005, and is recorded as a common stock payable in the Company's financial statements. The common stock and the common stock underlying the warrants has piggyback registration rights.

4. Sale of Carpathia Interest

On November 30, 2005, the Company sold a 3% ownership interest in the RMS Carpathia to Legal Access Technologies, Inc. for $500,000. In addition, the Company sold it a twenty-five year license to conduct joint expeditions with the Company to the RMS Carpathia for the purpose of exploring and salvaging the RMS Carpathia for $200,000. Under the terms of this agreement, Legal Access Technologies, Inc. is obligated to make payments under a payment schedule of $100,000 on December 12, 2005 and the balance of $400,000 on February 15, 2006. In the event of default, the Company has the sole and exclusive option to terminate this agreement. The gain on the 3% ownership interest in the RMS
Carpathia is recorded as a gain on the sale of Carpathia interest in the Company's financial statements.

5. Legal Proceedings

The Company recently reached a tentative settlement in the Lawrence D'Addario v. Arnie Geller, Gerald Couture, Joe Marsh and R.M.S. Titanic, Inc. case which is pending in the United States District Court for Eastern District of Virginia, Norfolk Division. The court granted preliminary approval of the settlement on November 10, 2005. This settlement is subject to final approval following a fairness hearing scheduled for January 20, 2006. If the proposed settlement becomes final, this action will be terminated. The Company can provide no assurances that the proposed settlement will become final.

The Company recently reached a tentative settlement in the Dave Shuttle and Barbara Shuttle v. Arnie Geller, G. Michael Harris, Gerald Couture, and R.M.S. Titanic, Inc. case which is pending in the United States District Court for the Middle District of Florida. The settlement is incorporated into and has the same terms as the settlement in the D'Addario case. On December 7, 2005, the Florida court granted preliminary approval of the settlement, subject to final approval following a fairness hearing in the Florida court on January 27, 2006. If the Florida court gives final approval to this settlement, this action will also be terminated. The Company can provide no assurances that the proposed settlement will become final.

The settlement agreement for each of the Shuttle and D'Addario cases is the same. The main component of the settlement agreement is the Company's adoption of a corporate governance plan. In addition to the corporate governance plan, the settlement agreement provides that the Company's directors and officers insurance carrier pay $300,000 of the plaintiffs' attorneys' fees and costs, which includes plaintiffs' attorneys' out-of-pocket expenses of approximately $24,000. These payments represent the entire cash settlement for both the Shuttle and D'Addario cases.

The Company is also presently a defendant and a counterclaim plaintiff in Plastination Company v. Premier Exhibitions, Inc. pending in the United States District Court for the Northern District of Ohio. In this case, filed on February 16, 2005, the plaintiff alleges that the Company's human anatomy exhibitions violate its intellectual property rights. This case was filed just after the Company filed a case in Ohio State court in which it alleged that Plastination Company, and its principal, Gunther Von Hagens, engaged in unfair business practices with the Company when it was seeking to debut its "BODIES . . .. THE EXHIBITION" exhibition in Cleveland, Ohio. When the plaintiff filed his case in the United States District Court for the Northern District of Ohio, the Company dismissed its lawsuit for unfair competition and refiled it as a counterclaim to the Plastination Company case pending in federal court. The plaintiff seeks to enjoin the Company from continuing its human anatomy exhibitions and to have the Company account for all profits it has derived from alleged unfair competition. The Company believes that the plaintiff's claims are entirely without merit and it intends to vigorously defend itself at trial and to just as vigorously prosecute its claims for unfair competition. Nevertheless, the outcome of this case is uncertain and the Company looses the trial, this outcome could have a material adverse impact on the Company's ability to produce its exhibitions.

6. Subsequent Events

On January 9, 2006, the Company finalized a $750,000 revolving line of credit with Bank of America, N.A. This Credit Facility, which is evidenced by a Promissory Note made by the Company in favor of Bank of America, allows the Company to make revolving borrowings of up to $750,000. Interest under this Credit Facility is calculated from the date of each advance by Bank of America to the Company and is determined based upon changes in an index which is the rate of interest publicly announced from time to time by Bank of America as its Prime Rate. Under this Credit Facility, the Company must make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the Credit Facility on June 30, 2006. This Credit Facility contains customary representations, warranties and covenants.

In connection with the above described Credit Facility, the Company has also granted Bank of America a security interest in all of the Company's property pursuant to a Commercial Security Agreement up to the amount advanced on the Facility. In addition, in order to facilitate the Company's establishment of the Credit Facility, Sam Tour (USA), Inc., a secured lender of the Company, has agreed pursuant to a UCC Lien Subordination Agreement that any security interest, lien or right it has or may have with respect to the Company's property is subordinate to the security interest granted by the Company in favor of Bank of America.

The Company entered into the above described Credit Facility in order to help finance the expansion of the Company's exhibition business. As of January 14, 2006, no amounts have been advanced to the Company pursuant to the Credit Facility.

The Company appealed the July 2, 2004 Court Order to the U.S. Court of Appeals for the Fourth Circuit. On January 31, 2006, the Court of Appeals reversed the lower court's decision to invalidate the 1993 Proces-Verbal, pursuant to which the government of France granted to us all artifacts recovered from the wreck site during the 1987 expedition. As a result, the court reconfirmed that we own the 1800 artifacts recovered during the 1987 expedition. The appellate court also held that we will not be permitted to present evidence at the interim salvage award trial for the purpose of arguing that we should be awarded title to the remainder of the Titanic artifacts through the law of finds.

On March 24, 2006, we entered into a settlement agreement with Plastination Company Inc. whereby we amicably settled the litigation Plastination Company v. Premier Exhibitions, Inc., which was pending in the United States District Court for the Northern District of Ohio. The terms of the settlement agreement are confidential, and we do not believe that they are material to our business.

On February 2, 2006, the United States District Court for the Middle District of Florida approved a settlement agreement between the parties to Dave Shuttle and Barbara Shuttle v. Arnie Geller, G. Michael Harris, Gerald Couture, and R.M.S. Titanic, Inc. This lawsuit, which was commenced on March 22, 2004 and had alleged breaches of fiduciary duty by management, was directly related to the D'Addario case, which is discussed below.

On January 30, 2006, the United States District Court for the Eastern District of Virginia approved a settlement agreement between the parties to Lawrence D'Addario v. Arnie Geller, Gerald Couture, Joe Marsh and R.M.S. Titanic, Inc. This lawsuit was commenced on April 25, 2002 and had alleged fraud, self-dealing, mismanagement, diversion and waste of corporate assets by our company and some of our officers, directors and shareholders.

The D'Addario settlement and the Shuttle settlement utilize the same form of settlement agreement. The primary component of such settlement agreement is our adoption of a five-year corporate governance plan. If we do not comply with the corporate governance plan, such non-compliance will be remedied by injunctive relief pursuant to Florida corporate law.

In addition to the corporate governance plan, the terms of each of the D'Addario settlement and Shuttle settlement, respectively, provide that the parties will execute mutual releases, thereby waiving any claims that were raised or could have been raised in each such litigation. Finally, in connection with the D'Addario settlement and Shuttle settlement, we have agreed to pay an aggregate of $300,000 of the plaintiffs' attorneys' fees and costs, which includes plaintiffs' attorneys' out-of-pocket expenses of approximately $150,000. Such amounts represent the entire cash settlement for both actions and were paid by our insurance carrier.